UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

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☐	Soliciting Material Pursuant to §240.14a-12

VECTREN CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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VECTREN CORPORATION One Vectren Square 211 N.W. Riverside Drive Evansville, Indiana 47708-1251

Notice of 2018 Annual Meeting of Shareholders

TO BE HELD MAY 16, 2018

To Shareholders of Vectren Corporation:

You are invited to attend our 2018 annual meeting of shareholders on Wednesday, May 16, 2018, at 10:00 a.m. (Central Daylight Time). The meeting will be held at our corporate offices located at One Vectren Square, 211 N.W. Riverside Drive, Evansville, Indiana. The items of business are:

1.	Election of all directors;

2.	Approve a non-binding advisory resolution approving the compensation of the Named Executive Officers (“NEOs”);

3.	Ratify the appointment of Deloitte & Touche LLP (“Deloitte”) as the independent registered public accounting firm for Vectren Corporation and its subsidiaries for 2018; and

4.	Consider any other business that is properly brought before the meeting or any adjournment of the meeting.

Shareholders of record at the close of business on March 9, 2018 are entitled to vote on the above items of business at the meeting and at any postponement or adjournment of the meeting. Pursuant to the rules of the Securities and Exchange Commission (“SEC”), proxy materials were delivered to many of our shareholders over the Internet. On March 22, 2018, these shareholders were mailed a Notice of Internet Availability of Proxy Materials containing instructions on how to access electronically this proxy statement and the 2017 annual report to shareholders. Shareholders who did not receive the Notice of Internet Availability will receive a copy of the proxy statement and annual report by mail. Whether or not you plan to attend the meeting, your vote is important and we urge you to vote promptly.

You may vote your shares by telephone at 1-866-883-3382, or	If you received a copy of the proxy by mail, you may vote by returning the enclosed proxy in the accompanying self-addressed envelope, or

You may vote your shares online via the Internet at www.proxypush.com/vvc, or	You may also vote in person at the annual meeting.

If your shares are held by a bank, broker or nominee, please review the voting options provided by them on your voter instruction form and act accordingly. As required by federal law, absent your vote, your broker, bank or nominee is not permitted to use its discretion to vote your shares on Items 1 and 2. For your vote to be counted, you will need to communicate your voting decisions on these matters to your bank, broker, or nominee. You can revoke your proxy at any time before it is exercised.

By order of the Board of Directors,
VECTREN CORPORATION

By: RONALD E. CHRISTIAN
Executive Vice President, Chief Legal and External Affairs Officer and Corporate Secretary

Evansville, Indiana

March 22, 2018

Location of May 16, 2018

Annual Shareholders’ Meeting

Vectren Corporation

One Vectren Square, 211 N.W. Riverside Drive

Evansville, IN 47708-1251

Shareholders will be provided parking in the lot at Vectren Corporation, One Vectren Square, 211 N.W. Riverside Drive, Evansville, Indiana. Vectren Corporation is located between Vine and Court Streets off Riverside Drive in Evansville.

Your Vote Is Important

Whether or not you plan to attend the meeting, your vote is important, and we  urge you to vote promptly. You may vote your shares via a toll-free number or over the Internet. If  you received a paper copy of the proxy card by mail, you may sign, date, and mail the proxy card in the envelope provided. You may revoke  your proxy prior to or at the meeting and vote in person if you wish. If your shares are held by a broker, bank, or nominee, it is important that they receive your voting instructions.

Important Notice Regarding the Availability of Proxy Materials for the 2018

Annual Meeting of Shareholders to be Held on

May 16, 2018

10:00 a.m. (Central Daylight Time)

Our proxy statement for the 2018 annual meeting of shareholders and our annual report on Form 10-K for the year ended

December 31, 2017 are available at www.vectren.com.

i

Introduction

Proxy Statement

The following information is furnished in connection with the solicitation of the enclosed proxy by and on behalf of the Board of Directors (“Board”) of Vectren Corporation (the “Company” or “Vectren”). The proxy will be used at the annual meeting of shareholders to be held at the Company’s corporate headquarters located at One Vectren Square, 211 N.W. Riverside Drive, Evansville, Indiana, on Wednesday, May 16, 2018, at 10:00 a.m. (Central Daylight Time), and at any adjournment of the meeting for the matters to be acted upon under its authority. Under the SEC rules that allow companies to provide proxy materials to shareholders over the Internet, proxy materials have been delivered to many of our shareholders in that manner. This delivery process provides these shareholders with the information they need, while at the same time conserving natural resources and lowering the cost of delivery. On March 22, 2018, these shareholders were mailed a Notice of Internet Availability of Proxy Materials (“Notice”) containing instructions on how to electronically access this proxy statement and the 2017 annual report to shareholders. The Notice also provides instructions on how to vote online or by telephone and on how to receive a paper copy of the proxy materials by mail. On March 22, 2018, we also first mailed this proxy statement and the enclosed proxy card to shareholders who will not receive the Notice.

Further, the SEC rules permit delivery of a single notice of annual meeting materials to one address shared by two or more shareholders. This delivery method, referred to as “householding,” conserves natural resources and avoids costs. Therefore, only a single notice or set of annual meeting materials was delivered to shareholders at a shared address. If you prefer to receive separate copies of the notice or annual meeting materials, contact Vectren Corporation’s Shareholder Services Department by telephone at (800) 227-8625 or by e-mail at investors@vectren.com, and this material will be promptly delivered to you. If you are currently a shareholder sharing an address with another shareholder and wish to receive only one copy of future notices or annual meeting materials, contact Vectren Corporation’s Shareholder Services Department at the above telephone number or email address.

Purposes of Meeting

As of this date, the only known business to be presented at the 2018 annual meeting of shareholders is 1) the election of directors of the Company to serve for a term of one year or until their successors are duly qualified and elected, 2) the approval of a non-binding advisory resolution approving the compensation of the Company’s NEOs, and 3) the ratification of the appointment of Deloitte as the independent registered public accounting firm for the Company and its subsidiaries for 2018. The enclosed proxy authorizes the proxy holders to vote on these matters and on all other matters that may properly come before the meeting, and it is the intention of the proxy holders to take any such action utilizing their best judgment. Only shares held by those present at the meeting, or for which proxies are returned, will be considered to be represented at the meeting. For the purpose of determining a quorum, shares represented at the meeting are counted without regard to whether they are abstentions or broker non-votes as to any particular item.

Voting Securities

As of March 9, 2018, the Company had one class of capital stock outstanding, consisting of 83,078,086 shares of common stock without par value. The holders of the outstanding shares of common stock are entitled to one vote for each share held of record on each matter presented to a vote at the meeting. However, unless the holder personally appears and votes at the meeting, shares for which no proxy is returned (whether registered in the name of the actual holder or in the name of a bank, broker or nominee) will not be voted. Only shareholders of record at the close of business on March 9, 2018 will be entitled to vote at the meeting or at any adjournment of the meeting.

Solicitations of Proxies

The Board solicits your proxy for use at the meeting. Shares held in your name and represented by your proxy will be voted as you instruct if your proxy is duly executed and returned prior to the annual meeting. Shares represented by proxies that are returned signed but without instructions for voting will be voted as recommended by the Board. Shares represented by proxies that are returned unsigned or improperly marked will be treated as abstentions for voting purposes. You may revoke your proxy at any time before it is exercised by written notice to the secretary of the Company received prior to the time of the meeting or in person at the meeting.

If you are a participant in the Company’s automatic dividend reinvestment and stock purchase plan, your proxy card will represent the number of shares registered in your name and the number of shares credited to your plan account. For those shares held in this plan, your proxy card will serve as direction to the plan administrator as to how your account is to be voted.

If your shares are held in a brokerage account, you may instruct your broker, bank, or other nominee to vote your shares by following instructions that the broker, bank, or nominee provides to you. Most brokers offer voting by mail, telephone, or via the Internet.

Cost and Method of Solicitation

The cost of preparing, assembling, printing, and mailing this proxy statement, the enclosed proxy and any other material which may be furnished to shareholders in connection with the solicitation of proxies for the meeting will be borne by the Company. The Company has retained D. F. King & Company to assist in soliciting proxies from shareholders, including brokers’ accounts, at an estimated fee of $10,000 plus reasonable out-of-pocket expenses. In addition, some of the officers and regular employees of the Company, who will receive no compensation in addition to their regular salaries for such solicitation, may solicit proxies by telephone, email, or personal visits. The cost of such additional solicitation, if any, is estimated to not exceed $5,000, and will be borne by the Company. The Company expects to reimburse banks, brokerages, and other custodians of the Company’s stock for their reasonable charges and expenses in forwarding proxy materials to beneficial owners.

Revocation Rights

A shareholder executing and delivering the enclosed proxy may revoke it by written notice delivered to the secretary of the Company, or in person at the annual meeting, at any time before the authority granted by it is exercised.

Communications to Directors

The Company’s Corporate Governance Guidelines provide that the independent members of the Board elect from the non-management directors a “Lead” Director whose primary responsibility is serving as chair of executive sessions of the non-employee and independent directors. A more in depth discussion of the responsibilities of the Lead Director is on page 14. In addition, the guidelines are posted on the Company’s website at www.vectren.com. Those guidelines provide that the Lead Director is the chair of the Nominating and Corporate Governance Committee (“Governance Committee”). The current Lead Director is Jean L. Wojtowicz.

The Audit and Risk Management Committee (“Audit Committee”) is responsible for, among other things, establishing, reviewing, and updating a code of ethical conduct and ensuring that management has established a system to enforce this code. The Corporate Code of Conduct (titled “Corp Code of Conduct”) is located in the Corporate Governance section of the Company’s website at www.vectren.com and applies to all employees, officers, and directors, including non-employee directors. The Audit Committee also ensures that the Company implements and follows necessary and appropriate financial reporting processes. The current chair of the Audit Committee is Michael L. Smith.

Shareholders and other parties interested in communicating directly with the Lead Director, chair of the Audit Committee, or with the non-employee directors as a group, may contact them by writing to:

Lead Director, Audit Committee chair, or Non-Employee Directors

Vectren Corporation

P. O. Box 3144

Evansville, IN 47731-3144

Interested parties may also contact the Company’s Board Chair, President, and Chief Executive Officer (“CEO”), Mr. Carl L. Chapman, by directing the communication to him as follows:

Mr. Carl L. Chapman, Board Chair, President and Chief Executive Officer

Vectren Corporation

One Vectren Square

Evansville, IN 47708

Access to Information

The Company’s combined 2017 annual report and Form 10-K, inclusive of audited financial statements, was provided to shareholders electing to receive it by mail on or about March 22, 2018. You may request a copy of this information free of charge from:

Mailing Address:	Phone Number:	Investor Relations Contact:

Vectren Shareholder Services	1-800-227-8625	David E. Parker

One Vectren Square		Director, Investor Relations

Evansville, Indiana 47708		d.parker@vectren.com

Using the above information, you can also request copies of the Company’s Corporate Code of Conduct (which is applicable to all of our employees, including the principal executive officer, the principal financial officer, and the principal accounting officer, as well as the non-employee members of the Board), the Corporate Governance Guidelines, and all Board committee charters. These are also available free of charge.

Alternatively, this financial and corporate governance information can be obtained on the Company’s website at www.vectren.com.

Item 1. Election of Directors

Election Process

The Board currently consists of one class of 11 directors. The Board recommends that the nominees listed herein, all of whom are currently serving as directors, be reelected to a new one-year term. All nominees have consented to serve if elected. Each director will serve until the next annual meeting or until he or she is succeeded by another qualified director.

If the enclosed proxy is returned signed but without voting instructions, the Board intends that the proxy will be voted by the proxy holders in favor of the election of the nominees named herein for the office of director of the Company to hold office for a term of one year or until their respective successors are duly qualified and elected. Directors are elected by a plurality of the votes cast. Plurality means that the individuals who receive the largest number of votes cast are elected up to the maximum number of directors to be chosen at the meeting. Abstentions, broker non-votes, and instructions on the accompanying proxy card to withhold authority to vote for one or more of the nominees might result in some nominees receiving fewer votes. However, the number of votes otherwise received by the nominee will not be reduced by such action. If, however, any situation should arise under which any nominee is unable to serve, the proxy holders may exercise the authority granted in the enclosed proxy for the purpose of voting for a substitute nominee.

Board policy provides for a majority vote standard for uncontested elections. Any nominee for director in an uncontested election who receives a greater number of votes “withheld” from his or her election than votes “for” his or her election (“majority withheld vote”) shall tender his or her resignation to the chair of the Governance Committee promptly following certification of the shareholder vote. The Governance Committee will promptly consider the tendered resignation and recommend to the Board whether to accept or reject it. In determining whether to recommend acceptance or rejection of the tendered resignation, the Governance Committee will consider all factors it deems relevant including, without limitation, the stated reasons why shareholders “withheld” votes from the director, the director’s qualifications, the director’s contributions to the Company, and the Company’s Corporate Governance Guidelines.

The Board will act on the Governance Committee’s recommendation no later than 90 days following the date of the shareholders’ meeting at which the election occurred. In deciding whether to accept the tendered resignation, the Board will consider the factors considered by the Governance Committee and any additional information and factors the Board believes to be relevant. Promptly following the Board’s decision, that decision will be disclosed in a Form 8-K filed with the SEC along with a full explanation of the process by which the decision was reached.

If the Board accepts the director’s resignation, the Governance Committee will recommend to the Board whether to fill the resulting vacancy or to reduce the size of the Board.

Any director who tenders his or her resignation pursuant to this policy will not participate in the Governance Committee recommendation or the Board consideration whether to accept or reject the resignation. If a majority of the members of the Governance Committee receive a majority withheld vote at the same election, then the independent directors who did not receive a majority withheld vote will appoint a Board committee consisting only of such independent directors solely for the purpose of considering the tendered resignations and will recommend to the Board whether to accept or reject them.

Board Skills and Diversity

The Board, acting through the Governance and Nominating Committee, seeks to maintain an experienced and diverse group of leaders from a variety of backgrounds. Upon election of the director nominees at the Annual Meeting, the Board will have the following characteristics in place to help it achieve and maximize long-term strategic objectives for both the Company and its valued shareholders:

As discussed in the Report of the Nominating and Corporate Governance Committee, which begins on page 21, utilizing the skills diversity matrix as a framework, the Board has been and continues to be engaged in a director succession process, which is focused upon refreshing the Board and ensuring the directors, as a whole, have the optimal skills, diversity, and experience that will enable the Board to function at a high level on behalf of all Company stakeholders.

Nominee Biographies

Certain information concerning the nominees of the Company is set forth below and under the caption “Corporate Governance and Meetings and Committees of the Board of Directors.” If not otherwise indicated, the principal occupation listed for any individual has been the same for at least five years. The nominees’ ages reported below are as of the record date, March 9, 2018.

DERRICK BURKS, age 61, has been a director of the Company since October 2017. Mr. Burks retired from the public accounting firm of Ernst & Young, LLP, on June 30, 2017, where he served as managing partner of the Indianapolis office for thirteen years. Prior to this time, Mr. Burks worked twenty-four years for the public accounting firm of Arthur Andersen, where he served for three years as managing partner of the Indianapolis office. Mr. Burks’ business experience spans small businesses, large multi-location corporations and public companies, including initial public offerings requiring SEC expertise. Throughout his career he has served companies in various industries, including energy, utilities, real estate, manufacturing, mass merchandising, and wholesale distribution. He also has substantial experience with mergers and acquisitions.

He is and has been actively involved in civic and community activities working with various agencies, including Indiana University’s Kelley School of Business Dean’s Advisory Council. He has been a member of the American Institute of CPAs and the Indiana CPA Society and is a former Commissioner of the Indiana State Board of Accountancy. Mr. Burks serves on the Board’s Finance Committee and on the Audit and Risk Management Committee, where he provides valuable advice in his role as a designated Audit Committee “Financial Expert”.

CARL L. CHAPMAN, age 62, was elected as Board chair effective May 11, 2011. He has been a director of the Company since 2009 and has served as president and chief executive officer of the Company since June 2010. He served as president and chief operating officer of the Company from November 1, 2007 to May 31, 2010, as chief operating officer from August 1, 2004 to June 2010 and as executive vice president from March 31, 2000 to November 1, 2004. Prior to March 31, 2000, Mr. Chapman also served in other leadership roles with the Company and its predecessors. Mr. Chapman is a director of many of the Company’s wholly-owned subsidiaries, including Indiana Gas Company, Inc. (“Indiana Gas”); Southern Indiana Gas and Electric Company (“SIGECO”); Vectren Utility Holdings, Inc. (“VUHI”); Vectren Energy Delivery of Ohio, Inc. (“VEDO”); Vectren Enterprises, Inc. (Enterprises); Vectren Infrastructure Services Corporation (“VISCO”); and Vectren Energy Services Corporation (“VESCO”). He serves as Board chair for VUHI, VISCO and VESCO. He also serves on the board of Taylor University.

Mr. Chapman has been in a leadership position with the Company since its inception in 2000. His decades of energy industry experience and his current and former duties on behalf of the Company and its predecessor, Indiana Energy, Inc., provides the Board with significant, direct operational and financial knowledge. His service on the Board enables him to continue to interact directly with the other members of the Board as they approve strategic decisions and future direction.

JAMES H. DEGRAFFENREIDT, JR., age 64, has been a director of the Company since 2010. Mr. DeGraffenreidt is the retired chairman and chief executive officer of WGL Holdings, Inc. and Washington Gas Light Company, a natural gas utility serving over 1 million customers in the District of Columbia, Maryland and Virginia. He has significant experience as an attorney working on energy regulatory issues, as well as from his past service as chair of the American Gas Association and as former co-chair and board member of the Alliance to Save Energy. He is a director of Massachusetts Mutual Life Insurance Company, where he has formerly served as lead director, and he is a director of Harbor Bankshares Corporation, which is a public company. In July 2017, he began a three-year term as President of the Walters Art Museum Board of Trustees.

As the former chief executive officer of a New York Stock Exchange listed energy company, Mr. DeGraffenreidt brings not only a utility background to the Board, but also significant public company experience. During his career, Mr. DeGraffenreidt also served as a utility consumer advocate, which provides him with a particularly unique insight regarding the perspectives of the Company’s stakeholders relating to the regulatory proposals put forth by the electric and natural gas utility businesses. His background and wide ranging expertise in the energy regulatory area enables him to provide valuable insight as a member of the Board. Mr. DeGraffenreidt serves on the Board’s Corporate Responsibility and Sustainability Committee and the Board’s Governance Committee.

JOHN D. ENGELBRECHT, age 66, has been a director of the Company since 2000. Mr. Engelbrecht is the chair and president of South Central Communications Corporation, which owns MUZAK franchises in 15 U.S. cities, as well as a number of other business investments.

Mr. Engelbrecht, as the chair and president of South Central Communications Corporation, brings strong managerial and marketing experience as the owner and operator of numerous businesses. His entrepreneurial background is particularly useful to the Board regarding its consideration of the Company’s nonutility businesses. Mr. Engelbrecht is a well-respected business and community leader in southwestern Indiana, which is the heart of the Company’s electric utility business. As a director from this area, he brings a unique insight on local issues of significance that is valuable to the mix of facts and circumstances considered by the Board. Mr. Engelbrecht’s strengths and insights have positioned him as a valued member of the Board’s Finance Committee and chair of the Board’s Corporate Responsibility and Sustainability Committee.

ANTON H. GEORGE, age 58, has been a director of the Company since 2000. Mr. George is the principal of Vision Investments, LLC. He is chairman of the board and the former chief executive officer of Hulman & Company and its affiliates Clabber Girl Corporation, Indianapolis Motor Speedway Corporation, and Indy Racing League, LLC. He is a director of First Financial Corporation, a public company, and serves on the board of Rose Hulman Institute of Technology.

Mr. George, as the principal of Vision Investments, LLC, as well as, his prior experience as the chief executive officer of Hulman & Company and its affiliates, demonstrates his leadership ability and unique insight into the challenges and opportunities of running successful businesses. Mr. George is a well-respected business and community leader in central Indiana, which is the heart of the service area for the Company’s natural gas utility business. As a director from this area, Mr. George brings a unique insight on local issues of significance that is valuable to the mix of facts and circumstances considered by the Board. His experiences and insights have made him a valuable contributor to the Board’s Compensation and Benefits Committee and the Board’s Corporate Responsibility and Sustainability Committee.

ROBERT G. JONES, age 61, has been a director of the Company since 2011. Mr. Jones is chairman and chief executive officer of Old National Bancorp, which is a public company. He previously served as a director of the Federal Reserve Bank of St. Louis and currently serves on the board of the University of Evansville.

Mr. Jones, as the chair and chief executive officer of Old National Bancorp, provides the Board with financial, business and management expertise gained through over 35 years in the areas of banking and finance. Like Mr. Engelbrecht, Mr. Jones is a highly respected business and community leader in southwestern Indiana who is able to provide insights into the interests of the Company’s stakeholders, particularly with respect to the utility business. Because Old National Bancorp has a significant statewide presence in Indiana, Mr. Jones also has a good sense of issues that positions him as a valuable advisor. As a financial leader, he brings a strong understanding and knowledge of the markets in Indiana that Vectren serves. Mr. Jones’ expertise is utilized as the chair of the Board’s Finance Committee and a valued member of the Board’s Corporate Responsibility and Sustainability Committee.

PATRICK K. MULLEN, age 53, has been a director of the Company since 2014. Mr. Mullen is currently the president and chief executive officer of Chicago Bridge & Iron (CB&I), a public company, and in this role, he is responsible for all aspects of CB&I’s operations and strategic direction. CB&I, which has been in business for more than 125 years and employs approximately 30,000 individuals, is a vertically integrated energy infrastructure-focused company. Prior to July 2017, and since September 2016, he served as chief operating officer of CB&I. CB&I’s business spans across energy infrastructure, including upstream and downstream oil and gas facilities, refineries, petrochemical plants, liquefied natural gas facilities, and fossil power generation facilities. Prior to this time and since December 2013, he served as executive vice president and president of CB&I’s engineering and construction operating group. During the majority of 2013, he served as executive vice president of corporate development. Mr. Mullen joined CB&I through its acquisition of ABB Lummus Global in late 2007, and he served as senior vice president of global sales for CB&I’s technology operating group until early 2013. As part of CB&I’s technology operating group, Mr. Mullen served as head of Global Business Development for five years where he was responsible for sales of proprietary technology and equipment to refining and petrochemical clients. Prior to his three most recent roles, Mr. Mullen was responsible for corporate development, including investor relations, strategic planning, defining company growth opportunities, guiding community impact and involvement, and strengthening relationships with economic partners.

Mr. Mullen’s significant management and construction expertise are very important as the Company replaces and modernizes its gas and electric utility infrastructure, as well as expands its construction activities through its nonutility business subsidiaries VISCO and VESCO. Mr. Mullen’s background and experiences are utilized by the Board’s Compensation and Benefits Committee and the Board’s Governance Committee.

R. DANIEL SADLIER, age 70, has been a director of the Company since 2003. Mr. Sadlier is the retired president and chief executive officer of Fifth Third Bank (Western Ohio). He is a member of the board of directors of Fifth Third Bank (Greater Cincinnati), an affiliate of Fifth Third Bancorp, and a trustee chair-elect of Sinclair Community College.

Mr. Sadlier, as the retired president and chief executive officer of Fifth Third Bank (Western Ohio), has nearly 30 years of senior management experience in the financial services sector and significant community involvement and representation in the Company’s Ohio utility service area. He has a long-standing presence as a key thought and opinion leader in Ohio (the location of a significant portion of the Company’s natural gas utility business and one of VISCO’s largest markets for providing pipeline construction and repair work). The Board has utilized his leadership skills and background in finance as resources for the Board’s Audit Committee and as the chair of the Board’s Compensation and Benefits Committee.

MICHAEL L. SMITH, age 69, has been a director of the Company since 2006. Mr. Smith serves on the board of Envision Healthcare Holding, Inc. (formerly known as Emergency Medical Services Corp.), which is a public company, on its audit committee and as chair of its compensation committee. Mr. Smith was the executive vice president and chief financial officer of Anthem, Inc. from 1999 until he retired on January 31, 2005. Previously, he was a director of the following public companies: hhgregg Inc., Calumet Specialty Products Partners, InterMune, Inc., First Indiana Corporation (which was acquired by Marshall & Ilsley Corporation in 2008), Brightpoint, Inc. (acquired by Ingram Micro, Inc. in November 2012) and Kite Realty Group Trust. Mr. Smith also serves on the boards of Hulman & Company, LDI Ltd., LLC, Carestream Health Services, Inc., Agilon, Inc., Norvax, Inc., and Drive Medical Corporation, which are private companies, and on the board of DePauw University.

Mr. Smith, as the former executive vice president and chief financial officer of Anthem, Inc., brings to the Board a wealth of knowledge in dealing with financial and accounting matters. His experience in evaluating financial results and overseeing the financial reporting process of a large public company makes him an important resource for our Board. Mr. Smith is a resident of central Indiana, which is the heart of the Company’s natural gas utility business. In addition to his substantial financial acumen, Mr. Smith is a highly regarded thought and opinion leader in Indiana. As a result of his decades of involvement in businesses and community activities in Indiana, Mr. Smith has developed insights and relationships that uniquely provide him with the ability to offer a valuable perspective on issues that affect the Company. He provides skilled advice in his roles as a designated Audit Committee “Financial Expert” as well as chair of the Board’s Audit Committee. The Board further utilizes his expertise on the Board’s Governance Committee, of which he is a member.

TERESA J. TANNER, age 49, has been a director of the company since 2015. Ms. Tanner currently serves as executive vice president and chief administrative officer for Fifth Third Bancorp. She was promoted to chief human resources officer in February 2010, and her role was expanded to chief administrative officer in September 2015. Previously, she was senior vice president and director of Enterprise Learning for the bank. Before joining Fifth Third Bancorp in 2004, she was the senior vice president of Human Resources Employment for Provident Bank. She has a vast background in education, human resources, and operations management.

Given Ms. Tanner’s extensive experience and expertise in the human resources area, she is a significant resource for the Board as they oversee the succession planning and talent development efforts at the Company. In addition, given the demographics of the Company’s workforce, where a significant number of employees are at or soon will be at retirement age, Ms. Tanner’s presence will be of great benefit as the Company addresses the refreshing of its workforce. Ms. Tanner’s background and experiences are utilized on the Board’s Compensation and Benefits Committee and Finance Committee.

JEAN L. WOJTOWICZ, age 60, has been a director of the Company since 2000, and in 2016, was elected as Lead Director by the independent members of the Board. Ms. Wojtowicz is the president and founder of Cambridge Capital Management Corp., a consulting and venture capital firm. She is a director of First Merchants Corporation and First Internet Bancorp, which are both public companies. For both companies, she serves on the audit committees and as their designated Audit Committee “Financial Expert.” Ms. Wojtowicz is also a director of American United Mutual Insurance Holding Company, a mutual holding company.

Given her decades of work in venture capital markets, Ms. Wojtowicz brings significant expertise to the Board in matters of finance and entrepreneurship. In addition, Ms. Wojtowicz is a resident of central Indiana, which is the heart of the Company’s natural gas utility business, and she is a well-regarded thought and opinion leader in Indiana. She has had key leadership roles with organizations such as the Indiana Chamber of Commerce. She brings to the Board an excellent perspective on state-wide issues that are of great significance to the Company, and particularly the utility business located in Indiana. Her understanding of financial strategy and her business acumen make her a valued resource in the performance of her roles as chair of the Board’s Governance Committee and as a member of the Board’s Audit Committee, where she is a designated “Financial Expert.”

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL NOMINEES.

Named Executive Officers

In addition to Mr. Chapman, whose biography appears on page 6, other named executive officers of the Company during 2017 were M. Susan Hardwick, age 55, Eric J. Schach, age 55, and Ronald E. Christian, age 59. Ages are as of the record date, March 9, 2018.

M. SUSAN HARDWICK was named executive vice president and chief financial officer of the Company, effective June 1, 2016. Prior to her current role, and since June 1, 2014, Ms. Hardwick was senior vice president and chief financial officer of the Company, and from 2000 to 2013, she served as vice president, controller and assistant treasurer. Prior to joining the Company, Ms. Hardwick’s most recent experience was with Cinergy Corporation (whose successor company is Duke Energy Corporation), a utility holding company formerly based in Cincinnati, Ohio, where she held numerous financial roles, including assistant corporate controller. Ms. Hardwick also has extensive public accounting experience and has spent the majority of her career involved in the regulated utility industry. Ms. Hardwick is a certified public accountant. She is a director of Indiana Gas, SIGECO, VEDO, VUHI, Enterprises, and VESCO. Ms. Hardwick also serves on the board of the Evansville Museum and as vice chair of St. Vincent Evansville.

ERIC J. SCHACH was named executive vice president and chief operating officer of the Company, effective June 1, 2016. Prior to his current role, and since June 1, 2014, Mr. Schach was senior vice president of utility operations and president of VUHI, and in June 2015, he assumed the additional responsibility of Human Resources. Prior to 2014, Mr. Schach was senior vice president of marketing and energy delivery, and from 2003 to 2013, he served as vice president of energy delivery. Prior to 2003, Mr. Schach held other leadership roles with the Company and its predecessors, including chief information officer. He is a director of Indiana Gas, SIGECO, VEDO, VUHI, VESCO, and VISCO. Mr. Schach serves on the Vincennes University Board of Trustees and the Deaconess Hospital Board of Directors.

RONALD E. CHRISTIAN has served as the Company’s executive vice president, chief legal and external affairs officer and corporate secretary since September 2010. He served as executive vice president, chief administrative officer, general counsel and corporate secretary of the Company from August 1, 2004 to September 2010 and executive vice president, general counsel and secretary of the Company from May 1, 2003 to September 2010. Prior to May 1, 2003 Mr. Christian held other senior leadership roles with the Company and its predecessors and is currently a director of many of the Company’s wholly-owned subsidiaries, including Indiana Gas, SIGECO, VEDO, VUHI, Enterprises, and VISCO. Mr. Christian is the immediate past chair of the boards of directors of the Indiana State Chamber of Commerce and the Indiana Energy Association.

Ownership of Vectren Stock

Common Stock Ownership by Directors and Executive Officers

The following table sets forth the number of shares of common stock of the Company beneficially owned by directors, NEOs, and all directors and NEOs as a group, as of February 23, 2018. Except as otherwise indicated, each individual has sole voting and investment power with respect to the shares listed below.

Name of Individuals or Identity of Group	Beneficial Ownership (1)	Phantom Stock Units (2)	Stock Unit Awards (3)	Total

Derrick Burks	1,000	0	1,582	2,582

Carl L. Chapman	52,613	35,269	149,190	237,072

James H. DeGraffenreidt, Jr.	8,451	0	1,582	10,033

John D. Engelbrecht	12,861	0	1,582	14,443

Anton H. George (4)	16,936	0	1,582	18,518

Robert G. Jones	2,327	12,449	1,582	16,358

Patrick K. Mullen	1,000	5,857	1,582	8,439

R. Daniel Sadlier	585	46,625	1,582	48,792

Michael L. Smith	2,184	17,100	1,582	20,866

Teresa J. Tanner	1,000	0	1,582	2,582

Jean L. Wojtowicz	15,917	15,925	1,582	33,424

M. Susan Hardwick	0	12,365	32,835	45,200

Eric J. Schach	0	22,626	45,886	68,512

Ronald E. Christian	4,869	39,922	33,907	78,698

Directors and Executive Officers As a Group (14 Persons)	119,743	208,138	277,638	605,519

(1)

No single director or named executive officer owned beneficially as of February 23, 2018, more than 0.06% of the common stock of the Company. All directors and named executive officers owned beneficially an aggregate of 119,743 shares or 0.14% of common stock of the Company.

(2)

This column represents phantom securities held under the Company’s nonqualified deferred compensation plans, which are in the form of phantom stock units that are valued as if they were Company common stock. These phantom units are not included in the beneficial ownership column.

(3)	This column includes outstanding stock unit awards as of February 23, 2018. These stock unit awards are not included in the beneficial ownership column.

(4)	These totals do not include any shares held by certain charitable organizations and other corporations with which Mr. George is associated and to which he disclaims beneficial ownership.

Securities Owned by Certain Beneficial Owners

According to information filed with the SEC, the following shareholders were beneficial owners of more than 5 percent of our common stock as of December 31, 2017:

Name and Address of Beneficial Owner	Shares of Common Stock Beneficially Owned	Percent of Class
BlackRock, Inc. (1) 55 East 52nd Street New York, NY 10055	8,338,163	10.0%

The Vanguard Group (2) 100 Vanguard Blvd. Malvern, PA 19355	7,981,043	9.6%

State Street Corporation (3) State Street Financial Center One Lincoln Street Boston, MA 02111	5,254,097	6.3%

(1)

Ownership based on the Schedule 13G filed by BlackRock, Inc. on January 23, 2018, which indicated 8,338,163 shares beneficially owned with sole voting power for 7,695,232 shares and sole investment power for all shares.

(2)

Ownership based on the Schedule 13G filed by the Vanguard Group on February 9, 2018, which indicated sole voting power for 57,376 shares, sole investment power for 7,914,721 shares, shared voting power for 28,757 shares, and shared investment power for 66,322 shares with its subsidiaries, Vanguard Fiduciary Trust Company and Vanguard Investments Australia, Ltd.

(3)

Ownership based on the Schedule 13G filed by State Street Corporation on February 13, 2018, which indicated shared voting power and shared investment power for all 5,254,097 shares with the following subsidiaries: State Street Bank and Trust Company; SSGA Funds Management, Inc.; State Street Global Advisor Trust Company; State Street Global Advisors Asia Ltd; State Street Global Advisors Singapore Ltd.; State Street Global Advisors Limited; State Street Global Advisors GmbH; State Street Global Advisors, Australia.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s officers, directors, and persons who own more than 10% of the Company’s common stock to file reports of common stock ownership and changes in ownership with the SEC and to furnish the Company with copies of the forms they file. Based solely on the Company’s review of the received filings and on written representations from the appropriate persons that no other reports are required, the Company believes that all filings required to be made under Section 16(a) during 2017 were made timely.

Corporate Governance and Meetings and Committees of the Board of Directors

Related Person Transactions

The Company has policies, procedures, and practices for monitoring the occurrence of transactions involving the Company and related persons (directors and executive officers or their immediate family members, or shareholders owning 5% or greater of the Company’s outstanding stock) and for reviewing and approving related person transactions. The approach to monitoring related party transactions is described in the Company’s Corporate Code of Conduct, Code of Ethics for the Board, and annual disclosure practices completed by the Company’s leadership and Board members. The Corporate Code of Conduct, Code of Ethics for the Board, and related acknowledgment forms are posted in the Corporate Governance section of the Company’s website at www.vectren.com.

The Corporate Code of Conduct directs all employees and Board members to avoid relationships and financial interests in vendors, suppliers, and contractors with whom the Company does business or who are seeking to do business with the Company. Further, the Company code requires all employees owning or acquiring a financial interest in a vendor, supplier, or contractor to report such relationships to their immediate supervisor using a prescribed form. If the supervisor determines that a conflict exists, the supervisor is required to contact the appropriate executive officer and the Corporate Audit department for resolution. Annually, all Board members, executive officers, other corporate officers, and key employees complete a certification that they have read the Corporate Code of Conduct and agree to abide by it. Annually, letters are mailed to major vendors, suppliers, and contractors to inform them of these restrictions.

The combined Corporate Code of Conduct and Code of Ethics for the Board require directors to promptly disclose to the chair of the Governance Committee any situation that involves, or may potentially involve, a conflict of interest. These codes also provide for the Governance Committee to review all relationships that exist between the Company and the non-management directors other than relationships relating to the director’s service on the Board. Information about any relationships with directors is obtained at least annually.

In connection with the preparation of this proxy statement and the related Form 10-K, a director and executive officer questionnaire requests information about, among other matters, related person transactions. Data compiled from these questionnaires are reviewed by management, the executive vice president, chief legal and external affairs officer and corporate secretary, the Governance Committee, and the full Board. This practice is followed each year in connection with the preparation of these documents. Related person transactions reviewed in connection with the preparation of this proxy statement are discussed on pages 25 and 26.

Director Independence

The Board has determined that, with the exception of Mr. Chapman, who is Board chair, president and CEO, all members of the Board are independent since they satisfy the Company’s Director Independence Standards, as set forth on page 25.

Nomination of Directors by Shareholders

If a shareholder entitled to vote for the election of directors at a shareholders’ meeting desires to nominate a person for election to the Board, the Company’s Code of By-Laws (“By-Laws”) require the shareholder to deliver to or mail a notice that is received at our principal office not later than the close of business on the 90th day nor earlier than the 120th day prior to the first anniversary date of the annual meeting of the shareholders for the preceding year. If, however, the annual meeting is not scheduled to be held within a period that commences 30 days before such anniversary date and ends 30 days after such anniversary date, the shareholder notice shall be given by the later of: a) the close of business on the 90th day prior to the actual date of the shareholder meeting, or b) the close of business on the tenth day following the day on which the annual meeting date is first publicly announced or disclosed. The shareholder’s notice must set forth (i) the name and address as they appear on the corporate records of the shareholder making the nomination, (ii) the number of shares of capital stock of the Company owned by the shareholder beneficially and of record together with a representation that the shareholder will notify the Company in writing of the class and number of such shares owned beneficially and of record for the meeting promptly following the later of the record date or the date notice of the record date is first publicly disclosed, c) a description of any agreement, arrangement or understanding with respect to such nomination between or among the shareholder and any of its affiliates or associates, and any others (including their names) acting in concert with any of the foregoing together with a representation that the shareholder will notify the Company in writing of any such agreement, arrangement, or understanding in effect as of the record date for the meeting promptly following the later of the record date or the date notice of the record date is first publicly disclosed, d) a description of any agreement, arrangement, or understanding (including any derivative or short positions, profit interests, options, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date of the shareholder’s notice by, or on behalf of, the shareholder or any of its affiliates or associates, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, the shareholder or any of its affiliates or associates with respect to shares of stock of the Company, together with a representation that the shareholder will notify the Company in writing of any such agreement, arrangement, or understanding in effect as of the record date for the meeting promptly following the later of the record date or the date notice of the record date is first publicly disclosed, e) a representation that the shareholder is a holder of record of shares of the Company entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to present the nomination contained in the notice, f) a representation whether the shareholder intends to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Company’s outstanding capital stock required to elect the director and/or otherwise to solicit proxies from shareholders in support of such nomination, and g) any other information relating to such shareholder and beneficial owner, if any, on whose behalf the nomination is being made, required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the nomination and pursuant to and in accordance with Section 14(a) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder. In addition, such shareholder’s notice must set forth, as to each person whom the shareholder proposes to nominate for election or reelection as a director: (i) the name, age, business address, and residence address of such person; (ii) the principal occupation or employment of such person; (iii) the class and number of our shares which are beneficially owned by such person; (iv) any other information relating to such person that is required to be disclosed in the solicitation of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including, without limitation, such person’s written consent to be named in the proxy statement as a nominee and to serve as a director, if elected); and (v) the qualifications of the nominee to serve as our director.

The process described in the preceding paragraph is currently the sole formal process for shareholders to nominate persons to our Board. However, there is a framework in place for shareholders to contact the Board’s Lead Director, and, as part of that process, shareholders may communicate regarding any prospective candidate for membership on the Board. The criteria employed by the Governance Committee when considering all nominees to the Board are contained in our By-Laws and are set forth in Appendix A.

Board Leadership Structure

In May 2011, Mr. Chapman assumed the role of Board chair and he holds the combined positions of Board chair, president and CEO. Since the inception of the Company’s operations in 2000, the combination of the Board chair and CEO positions has positively served the Company’s interests because of the efficiencies of having the roles combined. By combining the chair and CEO roles, the CEO is able to optimize his first-hand knowledge of the Company’s operations, which facilitates his leadership of the Board’s oversight of the Company’s business by allowing the Board to have the benefit of his insight and perspective regarding the affairs of the Company during its deliberations. To ensure the preservation of good governance, the Board has and will continue to maintain the position of an independent Lead Director who is elected by independent board members and is charged with the responsibility to coordinate the activities of the non-employee, independent directors. As set forth in the Corporate Governance Guidelines and reflected in the practices of the Board, the Lead Director’s responsibilities include the following: (i) coordinate the activities of non-management and independent directors; (ii) preside and act as chair of Board meetings when the Board chair is not in attendance; (iii) provide the Board chair with input as appropriate on agendas for the Board and committee meetings; (iv) approve the agenda, schedule, and information sent to directors for board meetings; (v) serve as chair of the Governance Committee; (vi) coordinate and develop the agenda for, and chair executive sessions of, the non-management directors, which are held at each meeting of the Board; (vii) facilitate communications between the Board chair and the other members of the Board, including communicating other members’ requests to call special meetings of the Board; (viii) authority to call additional meetings of independent directors as he/she deems appropriate; (ix) lead the deliberations of the independent directors regarding corporate strategy matters; and (x) to make himself/herself available for consultation and direct communication with major shareholders. The Board is cognizant of the governance structure recommended by leading corporate governance firms and through the board leadership framework that has been established for the Company, the Board believes that the guidance offered by those firms has been implemented. The Board will remain vigilant in its review of the marketplace with respect to this subject and no less than annually reevaluate this structure to ensure it is in line with the market, as well as continues to serve the best interests of the Company and its stakeholders.

Board’s Role in Long-Term Strategic Planning, Risk Management, and Other Key Sustainability Initiatives

Working closely with management, our Board plays an active role in the development and execution of the Company’s long-term corporate strategy. The Board, along with its five Committees, is engaged in overseeing our corporate strategy, including major business and organizational initiatives, capital allocation, and potential business development opportunities. Embedded within these efforts is a constant focus by our directors upon actions that enable the Company to achieve long-term prosperity and value for all of our stakeholders - shareholders, customers, communities, and colleagues. Throughout these efforts, our directors and management concentrate on the Company’s risks and opportunities and work to mitigate those risks and optimize those opportunities in a manner that best ensures the long term sustainability of our business.

At all Board and Board committee meetings, our directors engage in a consideration of subjects of strategic significance to the Company and our stakeholders. Our chair and CEO and members of his executive team participate in all of these meetings. Through this interaction, all significant aspects of our business are vetted and the process provides management with the venue to hear directly from directors their perspectives and counsel on the execution of our long-term strategies. The management teams for our utility and non-regulated businesses are regular participants in these meetings. Those presentations and related management recommendations include as an integral part a review and assessment of risks and opportunities inherent in the actions being considered.

Twice each year the Board and our senior executive team conduct multi-day strategic-planning sessions devoted to an in-depth, long-term strategic review and assessment of the Company’s business. During these sessions, the Board and management assess the long-term prospects for the Company’s businesses, the implications of our actions upon our stakeholders, and how best to position our business to be successful over time. To facilitate this process, outside speakers will often participate and address timely topics relevant to the dialogue being held.

In crafting new strategies and reviewing existing ones, our directors are particularly focused upon enterprise risks and how management can mitigate those risks. At regular meetings of the Audit and Risk Management (Audit) Committee and the Board, management provides detailed risk analyses that prioritize both quantitative and qualitative risks at all of our businesses and detail management’s plans and efforts to mitigate those risks. The Company’s Corporate Audit Department designs their annual audit plan around identified risks with the commitment of resources especially focused upon areas presenting greater risks. The Information Technology Department makes regular presentations to the Audit Committee and the Board regarding risks inherent in the information technology area, including cybersecurity risks. As mentioned earlier, the learnings gleaned from this constant review and risk assessment are a key component in the strategic planning process.

Our Board has embraced the importance of sustainability relative to value creation and promoting the interests of all of the Company’s stakeholders. Our efforts in this area have been most recently summarized in our 2015 corporate sustainability report, which includes data presented in the format prescribed by the Global Reporting Initiative (that report can be found at www.vectren.com/sustainability). Those efforts include monitoring current and emerging political and social action, and public policy and environmental issues that may affect the business operations, material financial performance, or public image of the Company. They also extend to considering policies for sustainable growth strategies to create value consistent with long-term preservation and enhancement of the Company’s financial, environmental, and social capital. Our next corporate sustainability report will be issued by the second quarter of this year. At every meeting, the Board’s Corporate Responsibility and Sustainability (CRS) Committee receives detailed reports on corporate sustainability matters from our Vice President of Environmental Affairs and Corporate Sustainability, who is charged with responsibility for this area. Our Board also receives periodic reports on this area as well.

Through the CRS Committee, our directors oversee the Company’s compliance, customer satisfaction, safety and community efforts. The Company’s chief compliance officer has regular private sessions with the CRS Committee in a venue where he can advise of any issues of concern, as well as frankly respond to questions and comments from CRS Committee members. At each of those meetings, the CRS Committee receives detailed reports on environmental matters pertaining to the Company’s businesses. The CRS Committee also oversees issues relating to customer satisfaction in our regulated business, as well as safety issues pertaining to the public and our colleagues. The CRS Committee is engaged in overseeing the Company’s efforts to assist a broader group of our stakeholders through the Vectren Foundation, our community sustainability initiative and the volunteer efforts of our colleagues. (Additional information on these activities can be found at www.vectren.com/sustainability).

Our Board regularly receives detailed reports from management and our external advisors regarding the implications of legislative and regulatory changes upon our business. Those reports also extend to the effects of major policy changes at the federal and state levels which impact our business directly, as well as our stakeholders. The Board also receives detailed reports from management and external advisors regarding potentially disruptive forces, such as technology developments in the energy business, which present risks and opportunities to our businesses. In working together with management in crafting our long-term business strategy, the Board is aware of and mindful of the implications of these matters and that they may be particularly significant to the Company since over three fourths of our earnings stem from regulated public utility operations where we are responsible for providing essential services, namely electric service and natural gas distribution service.

The Board is also engaged with management regarding the Company’s ongoing Human Equity Initiative, which is an effort led by our senior executive leadership and focused upon maximizing the potential of each and every Vectren colleague. The particulars of that initiative are set forth in our CEO’s letter to shareholders, which is part of our 2017 Annual Report to Shareholders that was published the same date as this proxy statement.

The Board’s Compensation and Benefits Committee receives regular reports from management regarding the retirement plans offered to our current employees, as well as the retirement benefits provided to our former colleagues. These reports address the performance of retirement plan funds, the options available to participants, the education provided to participants relative to investment options, and retirement goals and other similar matters.

Additionally, the Board annually discusses and approves the Company’s budget and capital requests, which are firmly linked to our long-term strategic plans, and our assessment of enterprise risks and priorities for the Company and our stakeholders. Through these processes, the Board brings its collective, independent judgment to bear on the most critical long-term strategic issues facing the Company. For more information on our long-term strategy and the progress we made against our strategic goals in fiscal 2017, please see our 2017 Annual Report, including our CEO’s letter to our shareholders.

As evidenced by this discussion, our Board is fully engaged in providing guidance to management with respect to the execution of the Company’s long-term strategic plans. Our culture is one where such interaction is embraced and considered by management to be an important asset as they make the decisions that affect the value provided by the Company to all of its stakeholders.

Board’s Role in Risk Oversight

The Board is ultimately responsible for risk oversight across the organization. That responsibility is shared by the committees of the Board in addressing financial, compensation, compliance, reputational, and governance risks with specific responsibility for reviewing management’s risk oversight function delegated to the Board’s Audit Committee.

A corporate level Risk Management Committee (“RMC”) is comprised of the chief executive officer, senior executives, and other key members of management and is led by the vice president and treasurer. The RMC meets approximately on a biweekly basis. The RMC identifies and oversees organizational efforts to address the Company’s strategic risks, as well as other risks that arise during the course of operations, and ensures that risk management efforts are aligned with strategic objectives. The types of strategic risks the RMC considers and monitors include, but are not limited to, financial, regulatory, reputational, environmental, cybersecurity, and compliance risks. For example, during 2017, the RMC oversaw and monitored issues relating to commodity hedging, pipeline safety, cybersecurity, business resiliency, regulations and compliance, and insurance and credit risks. The Audit Committee and the full Board receive detailed reports throughout the year regarding the RMC’s activities and strategic risk management efforts within the Company. In response to those reports, the Audit Committee and the full Board may direct management to consider additional issues or provide additional information to the Audit Committee and the full Board regarding the RMC’s actions. The Audit Committee chair reports regularly to the Board regarding enterprise risk matters presented to the Audit Committee. Similarly, other Board committee chairs regularly report to the Board regarding risk matters overseen by their respective committees. For example, the Compensation Committee chair reports to the Board regarding the oversight of the consideration of any risks presented by the Company’s compensation plans, and the Corporate Responsibility and Sustainability Committee chair reports to the Board regarding the oversight of gas and electric operations compliance activities and the risks they present.

Board Meetings

The Board had 9 meetings during the last year, and no member attended fewer than 91% of the aggregate of Board meetings and meetings of the respective committees of the Board of which they are members. Last year’s annual meeting was attended by all members of the Board. The non-employee members of our Board are elected to various committees. The standing Board-level committees are: the Nominating and Corporate Governance Committee, the Audit and Risk Management Committee, the Compensation and Benefits Committee, the Finance Committee, and the Corporate Responsibility and Sustainability Committee. Committee memberships are shown in the following table:

Committees
Name	Independent	Nominating and Corporate Governance	Audit and Risk Management	Compensation and Benefits	Finance	Corporate Responsibility and Sustainability
Derrick Burks [1]	✓		Member		Member
James H. DeGraffenreidt, Jr. [1]	✓	Member				Member
John D. Engelbrecht	✓				Member	Chair
Anton H. George	✓			Member		Member
Robert G. Jones	✓				Chair	Member
Patrick K. Mullen	✓	Member		Member
R. Daniel Sadlier [1]	✓		Member	Chair
Michael L. Smith	✓	Member	Chair
Teresa J. Tanner	✓			Member	Member
Jean L. Wojtowicz (Lead)	✓	Chair	Member
Meetings Held in 2017 >		3	7	5	4	4

1 The following committee changes were approved at a November 1, 2017 board meeting: Mr. Derrick Burks, our newest board member, was assigned to serve on the Audit and Finance Committees. Coincident with that appointment, Mr. DeGraffenreidt ended his service on the Audit Committee, and Mr. Sadlier ended his service on the Finance Committee. As a result, with the exception of Mr. Chapman, each director serves on two committees of the Board.

Nominating and Corporate Governance Committee: Membership is restricted to non-employee members of the Board who must be independent under New York Stock Exchange rules.

Audit and Risk Management Committee: Membership is restricted to non-employee members of the Board who must be independent under New York Stock Exchange rules, as well as meet other legal eligibility requirements. The Board has determined that Messrs. Burks and Smith and Ms. Wojtowicz are the Audit Committee’s designated “Financial Experts” under the SEC definition.

Compensation and Benefits Committee: Membership is restricted to non-employee members of the Board who must be independent under the rules of the New York Stock Exchange, as well as meet other legal eligibility requirements.

Finance Committee: While membership on the Finance Committee is not restricted to non-employee members of the Board, all current members satisfy the Board’s Director Independence Standards. The Finance Committee acts on behalf of the Board with respect to financing activities of the Company and its subsidiaries and in instances where the Board has delegated authority to the Finance Committee to act on its behalf.

Corporate Responsibility and Sustainability Committee: While membership on the Corporate Responsibility and Sustainability Committee is not restricted to non-employee members of the Board, all current members satisfy the Board’s Director Independence Standards.

The functions of all committees are described in our committee reports, which begin on page 21.

Director Compensation

As more fully discussed in the “Report of the Nominating and Corporate Governance Committee”, which begins on page 21, the establishment of compensation for non-employee directors is part of the responsibilities of that committee. The philosophy for the compensation decisions is discussed in that report.

NON-EMPLOYEE DIRECTOR PAY ELEMENTS		2017	2018
Annual Cash Retainer		$80,000	$80,000
	Audit & Risk Management	$15,000	$15,000
	Compensation & Benefits	$12,500	$12,500
Annual Committee Chair Cash Retainer	Nominating & Governance	$7,500	$7,500
	Finance	$7,500	$7,500
	Corporate Responsibility & Sustainability	$7,500	$7,500
Annual Lead Director Cash Retainer		$25,000	$25,000
Annual Equity Retainer (time-based equity award to each non-employee director)		$95,000	$100,000

In 2017, each non-employee director received an annual cash retainer of $80,000 per year for service on the Board. Each committee chair received an additional cash retainer as noted in the above table, and the Lead Director received an additional annual cash retainer of $25,000. All annual cash retainers were paid in the form of a monthly amount. Also, on January 1, 2017, each non-employee director received a time-based equity grant with a targeted value of $95,000, which vested on January 1, 2018. No meeting attendance fees were paid to the non-employee directors.

In 2017, the Governance Committee engaged Korn Ferry Hay Group (“Hay Group”), the independent compensation consultant employed by the Compensation Committee, to review the market competitiveness of the existing compensation paid to non-employee members of the Board. Based upon the 2017 review of compensation paid to non-employee board members serving the companies who comprise the peer group used with respect to the Company’s executive compensation process, and more fully described on page 23, as well as general information in the marketplace regarding director compensation trends, Hay Group concluded that the existing total compensation paid to the non-employee members of the Board was below the median and the average of compensation paid to non-employee directors of other comparable companies. As a result, Hay Group recommended a 2018 increase to the annual equity pay element (which is paid in the form of time-based restricted stock units) from $95,000 to $100,000. According to Hay Group, with this recommended change, the compensation would be at market relative to the data that was reviewed for the purpose of making this assessment. In response to this information, the Governance Committee recommended the above change to the Board. The Board received this recommendation and the supporting information at its September 2017 meeting and approved the changes with an effective date of January 1, 2018.

Pursuant to a director expense reimbursement policy approved by the Board, we reimburse the reasonable travel and accommodation expenses of directors to attend meetings and other corporate functions.

The Vectren Corporation Director Education Policy is administered by the chair, president and chief executive officer, with oversight by the Governance Committee, and provides each non-employee director with an annual education allowance of up to $7,500 to use for continuing education programs.

Under the Vectren Foundation Directors Matching Policy, the Vectren Foundation will match qualifying contributions up to $5,000 annually, made by active non-employee members of the Board. Qualifying organizations must be designated a 501(c) (3) federal tax exempt entity by the Internal Revenue Service. This policy encourages and supports contributions that promote the preservation and restoration of natural resources, energy efficiency and renewable resources, and institutions of higher education. The maximum match amount of $5,000 may be used to match college or university gifts not exceeding $2,500 in total and gifts to organizations focused on preservation and restoration of natural resources, energy efficiency and renewable resources not exceeding $2,500 in total. In response to hurricane relief efforts, the Company provided a gift matching program through the Vectren Foundation which was available to Board members and employees of the Company. A total match amount of $9,500 was contributed by the Vectren Foundation on behalf of Vectren’s non-employee directors, which is included in the “2017 Director All Other Compensation Table” below.

Directors are eligible to participate in the Company’s nonqualified deferred compensation plan designed to comply with the Internal Revenue Code. This plan is described starting on page 64 under the heading “Nonqualified Deferred Compensation.”

At the present time, directors may defer all or a portion of their director fees and vested stock unit awards into this plan. The plan’s measurement funds mirror the investment options in the Company’s 401(k) plan except that this plan does not include any limitation on the amount of the contributions that can be allocated to the Company’s common stock. Participants have the ability to elect a scheduled distribution of any amounts deferred into the plan as long as the distribution is at least three plan years after the end of the plan year for which the participant elects the deferral. Once the director’s Board service ends, the plan balance is paid in either a lump sum or annual installments over 5, 10, or 15 years.

The following table summarizes the compensation earned by non-employee directors for the year ended December 31, 2017. As an active employee, Mr. Chapman does not receive any additional compensation for his service as a director. No option awards or non-equity incentive plan awards were made to directors. Directors do not receive pensions nor did they receive any above-market or preferential earnings on deferred compensation.

2017 DIRECTOR COMPENSATION TABLE

Name (a)	Fees Earned or Paid in Cash (1) (b)	Stock Awards (2) (c)	All Other Compensation (3) (d)	Total (e)

Derrick Burks (4)	$43,750	$0	$0	$43,750

James H. DeGraffenreidt, Jr.	$80,000	$97,464	$3,181	$180,645

John D. Engelbrecht	$87,500	$97,464	$5,681	$190,645

Anton H. George	$80,000	$97,464	$8,966	$186,430

Martin C. Jischke	$33,333	$97,464	$1,562	$132,359

Robert G. Jones	$87,500	$97,464	$5,681	$190,645

Patrick K. Mullen	$80,000	$97,464	$10,681	$188,145

R. Daniel Sadlier	$92,500	$97,464	$6,681	$196,645

Michael L. Smith	$95,000	$97,464	$8,181	$200,645

Teresa J. Tanner	$80,000	$97,464	$3,181	$180,645

Jean L. Wojtowicz	$112,500	$97,464	$8,181	$218,145

(1)	This column represents annual cash retainers earned by Board members. These amounts are more fully discussed above under “Director Compensation.”

(2)

This column reflects the aggregate grant date fair value based on FASB ASC Topic 718, which in this instance is the number of stock units issued multiplied by the share price on the date of grant. Upon Mr. Jischke’s retirement from the Board at the 2017 annual shareholders meeting, his stock award was prorated for service, which resulted in a payment of $ 40,723.

(3)

This column includes dividends on stock unit awards in 2017 and matching of qualifying charitable contributions. The table below provides additional information regarding the “All Other Compensation” column.

(4)	Reflects prorated payments for Mr. Burks’ cash retainer and cash in lieu of equity retainer as a new director in 2017.

2017 DIRECTOR ALL OTHER COMPENSATION TABLE

Name	Stock Unit Dividends	Directors Matching Contributions (3)	All Other Compensation
Derrick Burks (1)	$0	$0	$0
James H. DeGraffenreidt, Jr.	$3,181	$0	$3,181
John D. Engelbrecht	$3,181	$2,500	$5,681
Anton H. George	$3,181	$5,785	$8,966
Martin C. Jischke (2)	$1,562	$0	$1,562
Robert G. Jones	$3,181	$2,500	$5,681
Patrick K. Mullen	$3,181	$7,500	$10,681
R. Daniel Sadlier	$3,181	$3,500	$6,681
Michael L. Smith	$3,181	$5,000	$8,181
Teresa J. Tanner	$3,181	$0	$3,181
Jean L. Wojtowicz	$3,181	$5,000	$8,181

(1)	Mr. Burks was provided a 2018 equity grant like other board members on January 1, 2018.

(2)	Mr. Jischke retired from the Board at the 2017 annual shareholders meeting.

(3)

Certain qualifying non-employee director contributions were matched by the Vectren Foundation for colleges or universities; organizations focused on the preservation and restoration of natural resources, energy efficiency, and renewable resources; and special one-time donations made in response to 2017 hurricane relief efforts.

Report of the Nominating and Corporate Governance Committee

The Governance Committee is primarily responsible for corporate governance matters affecting the Company and its subsidiaries. The Governance Committee has four members and is composed entirely of non-employee directors, all of whom the Board has determined to be independent pursuant to the rules of the New York Stock Exchange (“NYSE”). The current chair of the Governance Committee is Jean L. Wojtowicz, who is also the Lead Director. The Governance Committee met three times during the past year. At its meetings, the Governance Committee conducted an executive session without management present.

Scope of Responsibilities

The Governance Committee has a number of significant responsibilities which are set forth in its charter posted at www.vectren.com, including:

•	Serving as a conduit for shareholders and other interested parties to communicate with the non-employee members of the Board regarding nominees and other matters affecting Company business;

•	Overseeing the succession planning process for the office of chief executive officer, senior management, other members of management, and the primary leadership of the Company’s subsidiaries;

•	Monitoring other corporate governance matters, including periodically reviewing the By-Laws and Articles of Incorporation as they relate to corporate governance;

•	Formulating recommendations concerning the composition, organization, and functions of the Board and its committees;

•

Overseeing the succession planning process for the Board, including identifying and selecting qualified nominees for election to the Board, as well as assessing the viewpoint, background, and demographics of nominees, and whether their presence on the Board would contribute to the overall diversity of the Board;

•	Recommending programs for continuing Board member education and development;

•	Establishing qualification criteria for service as a member of the Board, including “independence”;

•	Assessing the contributions of existing members of the Board for reelection;

•	Monitoring the effectiveness and functioning of the Board and its various committees;

•	Approving management participation on compensated third party boards of directors; and

•	Establishing compensation for non-employee members of the Board.

Below are some of the key corporate governance practices that we follow:

What We Do		What We Don’t Do
✓	Maintain an independent lead director and independent directors on all current committees	X	No hedging or pledging of Vectren stock
✓	Maintain a declassified board	X	No “poison pill”
✓	Conduct board self-evaluations	X	No tax gross ups
✓	Conduct CEO evaluation	X	No related person transactions
✓	Maintain robust stock ownership requirements	X	No family relationships among directors or executive officers
✓	Maintain a clawback policy	X	No corporate contributions to political candidates,parties, or committees organized to advance political candidates
✓	Evaluate management succession and leadership development efforts on regular basis	X	No guaranteed bonuses or base salary increases
✓	Abide by principles in the Shareholder Director Exchange (SDX) Protocol
✓	Maintain mandatory director retirement age (75)

2017 Accomplishments

Throughout the year, the Governance Committee gathered, assessed, and, as appropriate, acted upon information relating to corporate governance, including governance-related items described in the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”), the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank”), and those regulatory changes affecting listed companies established by the NYSE and SEC. These efforts by the Governance Committee are ongoing. As a result of this continuous oversight, over the past several years, and at the recommendation of the Governance Committee, the Board has allowed the Company’s shareholder rights plan to expire without renewal, declassified the Board, adopted a majority Board election standard, established rigorous processes relating to the role of the Lead Director, and generally sought to be responsive to public pronouncements regarding good governance practices.

As part of the Governance Committee’s effort to follow best practices with respect to corporate governance matters, during 2017, the Committee continued to evaluate the Board’s role in interacting with the Company’s shareholders. In this regard, the full Board, based upon the unanimous recommendation of the Governance Committee, has adopted the principles embodied in the Shareholder Director Exchange (SDX) Protocol, www.sdxprotocol.com, which has established practices for director engagement with institutional shareholders. In addition, throughout the year management provides regular updates to the Governance Committee with respect to dialogue with the Company’s shareholders regarding matters of corporate governance and other aspects of the Company’s business.

As required by its charter, which is posted on the Company’s website at www.vectren.com, during the year the Governance Committee conducted an annual review of the Corporate Governance Guidelines applicable to the full Board. Based upon that review, the Governance Committee concluded that no modifications were currently advisable or necessary. The Corporate Governance Guidelines are posted on the Company’s website at www.vectren.com.

The Governance Committee is responsible for considering nominees for director, including nominees recommended by shareholders. The policy for director nominations by shareholders is included under “Nomination of Directors by Shareholders” beginning on page 13. The criteria considered by the Governance Committee and the full Board when assessing candidates are contained in the By-Laws and are also set forth in Appendix A of this proxy statement. The criteria considered by the Governance Committee and the Full Board when assessing whether an individual may continue to be a director or re-nominated to serve another term as a director are set forth in Appendix B of this proxy statement.

From time to time, the Lead Director and the Governance Committee receive unsolicited inquiries from individuals interested in serving as a Board member. In the event such inquiries are sent to management, they are then forwarded to the Lead Director. These inquiries are reviewed by the Lead Director in light of the criteria prescribed for director candidates and if the person fails to meet those criteria then no further action is taken by the Lead Director. However, if the person meets those criteria, then the Lead Director will review the submission with the entire Governance Committee. Each inquiry is evaluated on its own merits.

In connection with the 2018 annual meeting, and employing the qualification criteria set forth in the By-Laws, as well as the director retention criteria approved by the Board, the Governance Committee evaluated all of the nominees who are standing for reelection. As a result of that process, the Governance Committee concluded that the full Board should recommend to the shareholders the reelection of the existing directors.

During the year, the Governance Committee provided ongoing oversight with respect to each Board member’s relationship with the Company and its subsidiaries. This action was required under the “independence” standards for the Board, which were developed by the Governance Committee as required by the Company’s Corporate Governance Guidelines and approved by the full Board. The director independence standards are set forth and discussed on page 25. Based on these standards, the Board has determined that, with the exception of Mr. Chapman, who is an active employee and serves as the Board chair, president and chief executive officer of the Company, all members of the Board are independent.

During the year, the Governance Committee evaluated each Board member’s service on committees in light of the applicable qualification requirements, including additional independence and qualification requirements pertinent to certain of the committees. Based upon this evaluation, the Governance Committee made a recommendation to the full Board regarding the composition and leadership of each committee. Thereafter, that recommendation was adopted by the full Board.

During the year, the Governance Committee oversaw a formal communication process to ensure the Board receives adequate information regarding the actions taken by the boards of directors at the Company’s wholly-owned subsidiaries. That process requires regular management updates to the Governance Committee regarding such actions.

During the year, the Governance Committee continued with the administration of the succession planning and talent development processes for the Company’s management and the primary leadership of the Company’s subsidiaries and affiliates. The Governance Committee believes that actively engaging in these efforts is critical to the Company’s long-term management continuity preparedness. Succession planning and talent development are ongoing processes applicable to management positions across the Company and are an integral part of the Company’s normal personnel planning activities.

Presentations are regularly provided to the Governance Committee by both external advisors and members of senior management who are charged with direct responsibility for these efforts. In this regard, over the past three years a number of organizational changes have been made resulting in the promotion of two members of management to executive vice president roles, as well as the reallocation of responsibilities among a number of vice presidents, and the creation of new officer roles for certain functions. The succession planning and talent development processes are ongoing and are intended to enhance the professional development of the persons involved, as well as result in better execution of the Company’s strategies and processes. The accomplishment of these outcomes is the subject of continuing oversight by the Governance Committee as it administers these processes. On a regular basis, updates on this subject are provided to the full Board and as part of the executive session segments of Board meetings there is a further opportunity for a discussion of this subject among the independent members of the Board.

During the year, the Governance Committee reviewed the slate of individuals to serve as officers for the Company and recommended that the full Board elect the officers to their respective positions in June of 2017. This review and recommendation was done in light of the Governance Committee’s ongoing assessment of the succession planning and talent development processes described above. The Governance Committee also reviewed responsibilities within the management group and determined the individuals who should be deemed to be insiders for purposes of Section 16 of the Securities Exchange Act of 1934, as amended.

During 2017, the Governance Committee evaluated the leadership strengths of the Board and affirmed the previously made determination to continue to consolidate the roles of Board chair and chief executive officer into a single position, as well as continue the Lead Director position with its attendant role and responsibilities. Mr. Chapman has served as Board chair since the 2011 annual meeting. Ms. Wojtowicz has served as the Lead Director since the 2015 annual meeting, at which time her predecessor retired from the Board. The organizational structure of the Board is discussed more fully on page 14.

Under the oversight of the Governance Committee, formal Board development activities were undertaken during the year. The Board conducted two multi-day development sessions where they heard presentations from various internal and external professionals regarding important issues affecting the Company and its subsidiary companies, including, among other topics, corporate governance matters, cybersecurity, the state of energy commodity prices, environmental regulations, the potentially disruptive impacts of technology developments, regulatory and ratemaking matters, and other industry developments and trends. Some members of the Board also attended training activities focused on the development of director skills.

The Governance Committee is charged with oversight of compensation for the non-employee members of the Board. Annually, the Governance Committee directs the preparation of an analysis of the continuing market competitiveness of that compensation. During 2017, the Governance Committee had such an analysis prepared by Korn-Ferry/Hay Group (Hay Group), which is also the independent compensation consultant employed by the Compensation Committee. The analysis included a review of the Board’s total compensation structure, which consists of an annual board retainer, lead director retainer, committee chair retainers, and equity grants. The analysis primarily relied upon a review of industry market data, as well as comparative data from the group of companies within the industry peer group that has been used by the Company to measure its performance and used by the Compensation Committee when establishing executive compensation. Based upon the analysis and review of current market data, it was the conclusion of the independent consultant that the compensation provided to outside directors was below both the average and the median for the Company’s peer group. In August of 2017, the Governance Committee took action in response to the conclusions reached by the independent compensation consultant and recommended an adjustment to the equity component of director compensation. That recommendation was adopted by the Board at its September 2017 meeting, with an effective date of January 1, 2018. The specifics of director compensation are more fully discussed on pages 18-20 under the heading “Director Compensation.” In 2018, the Governance Committee anticipates engaging an independent firm to conduct another review of the on-going market competitiveness of director compensation to ensure its continued alignment with the marketplace.

As the plan administrator of the Company’s At-Risk Compensation Plan (“At-Risk Plan”) with respect to compensation for non-employee members of the Board, the Governance Committee authorized annual grants of restricted stock units for directors effective as of January 1, 2018. The grant amounts align with advice received from the independent compensation consultant engaged by the Governance Committee. The role of equity compensation as part of the total compensation provided to non-employee directors is more fully discussed beginning on page 18.

As part of the Board’s ongoing director succession planning process, during 2017 the Governance Committee continued to evaluate desired strengths and experiences for the Board and engaged in a concerted effort to add an additional director, subject to finding the right candidate. As a result of this process, the Governance Committee identified Mr. Burks, whose experiences and qualifications are more fully described at page 6, and, in September of last year, Mr. Burks was elected as a director of the Company. Mr. Burks’ decades of public accounting and business experience, including direct experience with the utility industry, made him an ideal candidate for the Board. His knowledge and expertise have enhanced the Board’s skills in finance and accounting and his service on the Audit and Finance Committees will contribute to the decision making made by those bodies. In addition, Mr. Burks is a highly regarded thought and opinion leader in the State of Indiana and his presence on the Board will bolster the Company’s credibility in a state where a majority of its utility operations are conducted. Throughout 2018 and beyond, the Governance Committee will continue to evaluate the needs for the Board as the Company’s business evolves and will work to ensure the overall composition of the Board fulfills the goals of having a diverse, experienced and skilled set of directors.

Under the direction of the Lead Director, who is also the chair of the Governance Committee, the Board has developed a strengths and experiences matrix that is a foundation for the performance evaluation and director succession planning processes to ensure the Board is composed of a diverse group of individuals with the right skills and experiences to oversee the Company’s operations. The matrix is regularly evaluated to ensure the identified desired strengths and experiences reflect the Board’s current and expected talent needs. As part of this effort, the directors perform a self-evaluation of their respective strengths and experiences, which is then vetted by the Lead Director and Board Chair and discussed with the full board during an executive session segment of a Board meeting.

During the year, the Governance Committee oversaw the preparation of a “break the glass” contingency plan that could be implemented in the event of the unanticipated departure or death of Mr. Chapman (the CEO). The plan, which is now fully developed, includes detailed components and action items addressing corporate governance, internal and external communication plans, and an operational framework for ensuring there is no appreciable interruption in the operations of the Company should such an event occur. As part of its responsibilities, the Governance Committee will review this plan periodically to determine if enhancements are appropriate.

Early in 2018, the chair of the Governance Committee administered the annual Board performance evaluation process pursuant to which the Board critiqued its performance. It is the policy of the Board to undertake this action in the first quarter of every year. This process entails individual director evaluations, as well as an evaluation of total Board performance. Under the direction of the Lead Director, the annual performance evaluation process entails individual sessions between the Lead Director and each member of the Board during which directors provide commentary with respect to their own performance and contributions, as well as the performance and contributions by each of their peer directors, and, finally, a full Board performance assessment. The results of these discussions are initially analyzed by the Lead Director. Following that analysis, the Lead Director summarizes the results, including her observations relative to where the Board is situated in light of the strengths and experiences matrix. The comments of individual directors are maintained in strict confidentiality to encourage full and frank commentary on all aspects of the Board’s performance. Once this summary is complete, the Lead Director: 1) reviews the results with the Board chair, 2) then she reviews those results with the Governance Committee, and 3) finally, she provides the full Board with the findings, as well as a summary of the survey results. In response, and under the supervision and direction of the Governance Committee, senior management develops an action plan that is intended to respond to issues raised during this process. The Board’s annual performance evaluation is seen as an opportunity to review the past year and consider contributions, successes, and opportunities for development. The process is also integral to the execution of the Board succession planning process since the conclusions reached help the Governance Committee and the full Board determine whether and when it is advisable to refresh the composition of the Board. In light of this robust annual performance evaluation process, during the year the Governance Committee and the full Board confirmed the prior determination to not employ a director tenure policy, which would limit the service of valuable Board members. The Board does have a retirement policy pursuant to which, absent a waiver from the independent directors, a director may not remain a Board member longer than the term of office during which he or she turns age 75.

At the February 2018 meeting, the Governance Committee confirmed that all Board committees had complied with their respective charters during 2017. The Governance Committee will continue to oversee any future recommended revisions to Board committee charters to ensure that the apportionment of responsibilities among the committees is appropriate.

Share Ownership Policy for Non-Employee Directors

Our Company’s share ownership policy requires non-employee directors to meet share ownership targets. The Governance Committee adopted that policy in 2000 and it provides a five-year transition period for non-employee directors to comply with their applicable share ownership targets. The Board expects the covered persons to make ratable progress toward compliance each year. The program includes these key features:

•

Participants who are non-employee directors have a share ownership target based on a multiple of five times their annual cash retainer, which calculated as of January 1, 2017, equaled $400,000. As of February 28, 2017, all of the non-employee directors, excluding Mr. Burks and Ms. Tanner who are both in the transitional five-year compliance period, exceeded the established ownership requirements. The Governance Committee reviews non-employee director stock ownership on an annual basis.

•

A participant may count toward his or her target the value of owned shares, phantom units of our stock in our nonqualified deferred compensation plans, and outstanding restricted shares and stock unit awards, with value based on the market price of our common stock.

For non-employee directors who have not met their ownership target at the time a stock unit award is settled under the At-Risk Plan, the above policy provides that the award will be settled in shares of Company common stock (unless such non-employee director previously elected to defer such amounts into the Company’s nonqualified deferred compensation plan).

In 2017, the Governance Committee, with assistance from the Hay Group, confirmed the reasonableness of the director share ownership guidelines from a market perspective and concluded that they are, in fact, in line with the market. The Governance Committee anticipates reviewing the continuing appropriateness of the guidelines again in 2018.

Annual Committee Charter Review and Performance Evaluation

As required by the Governance Committee’s charter, during the year, the Committee reviewed its charter and determined to provide a clarification regarding the availability to the Board of the Governance Committee’s meeting materials. Also, as required by the Governance Committee’s charter, the Governance Committee conducted an annual performance evaluation, the results of which have been discussed among the members and a responsive action plan was developed to address items raised in the evaluation process.

Director Independence Standards

In determining director independence, the Board considers broadly all relevant facts and circumstances, including the corporate governance listing standards of the NYSE, which are summarized below. The Board considers the issue not merely from the perspective of the particular director, but also from the perspective of persons or organizations with which the director has an affiliation. An independent director must be free of any relationship with the Company that impairs the director’s ability to make independent judgments, including indirectly as a partner, shareholder, or officer of an organization that has a relationship with the Company.

At a minimum, in making the independence determination, the Board applies the following standards, and it also considers any other relationships it deems relevant. A director will not be considered independent if any of the following criteria apply:

1.	The director is, or has been within the last three years, an employee of the Company, or an immediate family member is, or has been within the last three years, an executive officer,[1] of the Company.

2.

The director has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from the Company, other than director and committee chair fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

3.

The director a) is a current partner or employee of a firm that is the Company’s internal or external auditor; b) has an immediate family member who is a current partner of such a firm; c) has an immediate family member who is a current employee of such a firm and personally works on the Company’s audit; d), or an immediate family member, was within the last three years a partner or employee of such a firm and personally worked on the Company’s audit within that time.

4.

The director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company at which any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee.

5.

The director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues.

The NYSE listing standards require that the Board affirmatively determine that a director has no material relationship at the Company, and in satisfying this independence criteria, the Governance Committee considered the following transactions:

1 For purposes of this standard, the term “executive officer” has the same meaning specified for the term “officer” in Rule 16a-1(f) under the Securities Exchange Act of 1934.

In 2017, the Company had banking relationships with Old National Bancorp, of which Mr. Jones is Chairman and Chief Executive Officer. The total fees paid for those relationships, which consist of approximately $128,000, represent a very small percentage of Old National Bank’s 2017 revenues. These fees were solely transactional fees and included: $65,000 in payments for participation in and renewal of the $600 Million VUHI and Capital Corp. syndicated credit facilities at the level of $25 million; and a $63,000 payment for bank account service charges related to provision of the Vectren payroll account, which serves several subsidiary companies, provision of an account processing Vectren South customer utility payments, provision of the billings lockbox account for certain Vectren Energy Delivery projects, and provision of the checking account used in connection with a not-for-profit energy payment assistance fund. In addition, Old National Bank purchased utility services from the Company in the approximate amount of $1.6 Million, which also did not represent a significant percentage of Old National Bank’s revenues.

In 2017, the Company had banking relationships with Fifth Third Bank, of which Ms. Tanner is Executive Vice President and Chief Administrative Officer. The total fees paid for those relationships, which consist of approximately $257,000, represent a very small percentage of Fifth Third Bank’s 2017 revenues. These fees were solely transactional fees and included: $177,000 in payments for participation in and renewal of the $600 Million VUHI and Capital Corp. syndicated credit facilities at the level of $62 Million; a $9,000 payment for provision of a Vectren Corporation letter of credit totaling $900,000; and a $71,000 payment for bank account service charges related to provision of Vectren South operating accounts, which process customer payments and expenses, and provision for three nonutility operating functions: Energy Systems Group, LLC accounts, an Employee Political Action Committee account, and an account that supports Vectren’s Foundation. Additionally, there are three pension trust funds (Pension Plan for Hourly Employees of Southern Indiana Gas and Electric Company; Indiana Gas Company, Inc., Bargaining Unit Retirement Plan; and Vectren Corporation Combined Non-Bargaining Retirement Plan), which, collectively, paid approximately $129,000 in market-based fees to Fifth Third Bank for the management of a bond fund that is one of 13 funds currently in the trust funds’ portfolios and represents 14% of their total assets. Fifth Third Bank also purchased $640,000 utility services from the Company, which did not represent a significant percentage of Fifth Third Bank’s revenues or the Company’s revenues.

Selection and Evaluation of Director Candidates

All director candidates must meet the requirements established by the Governance Committee from time to time and the director qualification standards included in the Company’s Corporate Governance Guidelines. Candidates are reviewed in the context of the current composition of the Board, the operating requirements of the Company, and the long-term interests of shareholders. As discussed earlier in this report, the Governance Committee utilizes a holistic approach, which employs a collective strengths and experiences matrix to continuously assess the composition of the Board to ensure the membership, as a group, possesses the attributes needed to function at a high level. In considering director nominees, the Governance Committee employs a broad approach to diversity, taking into consideration factors that affect a candidate’s life and work experiences, including, racial, gender, ethnic, social, economic, educational, professional, geographic, and community experiences. In discharging this responsibility, the Governance Committee assesses the viewpoint, background, and demographics of candidates and seeks to create a board that is strong in identity diversity, as well as having a collective knowledge and diversity of skills and experience with respect to accounting and finance, management and leadership, vision and strategy, business operations, business judgment, industry knowledge, corporate governance, public company experience, technology, legal matters, community relationships, and other factors the Governance Committee deems appropriate. When considering a candidate, the Governance Committee looks specifically at the candidate’s qualifications in light of the needs of the Board and the Company at that time, given the then current mix of director attributes, including the matters discussed above. Specific selection criteria are set forth in the By-Laws and are also included in Appendix A.

Commitment

The Governance Committee is committed to ensuring that the Company implements and follows corporate governance principles that fulfill its responsibilities under its charter and enhances, where appropriate, the Company’s corporate governance practices. The Governance Committee anticipates meeting at least three times in 2018.

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

Jean L. Wojtowicz, Chair,

James H. DeGraffenreidt, Jr.,

Patrick K. Mullen, and

Michael L. Smith

Report of the Audit and Risk Management Committee

The Audit and Risk Management Committee (Audit Committee) oversees the Company’s financial reporting process on behalf of the full Board. The Audit Committee consists of four members, who each satisfy the “independence” standard established by the full Board, as well as the independence requirements contained in the Corporate Governance Listing Standards of the New York Stock Exchange (“NYSE”).

Audit Committee members Michael L. Smith (committee chair), Derrick Burks and Jean L. Wojtowicz are each designated an “Audit Committee Financial Expert,” as determined by the Board and approved by the Governance Committee. Due to his significant financial acumen, the other member of the committee, R. Daniel Sadlier, has been determined to be “financially literate,” as defined by the NYSE Corporate Governance Listing Standards. The “Nominee Biographies” section of this proxy statement beginning on page 6 contains biographies on each Audit Committee member.

The Audit Committee met seven times during the past year.

Scope of Responsibilities

The Audit Committee operates under a written Audit and Risk Management Committee Charter, which addresses requirements enacted by the Securities and Exchange Commission (“SEC”) and the NYSE. The charter is posted on the Corporate Governance section of the Company’s website at www.vectren.com. The charter, which is reviewed annually by committee members, specifies the Audit Committee’s oversight of SEC and other financial compliance matters, as well as a number of additional responsibilities. These include:

•	Overseeing the integrity of the Company’s financial statements;

•	Overseeing the registered public accounting firm’s qualifications and independence;

•	Overseeing the performance of the Company’s internal audit function (“Corporate Audit”) and independent auditor;

•	Overseeing the Company’s system of disclosure controls and system of internal controls regarding finance, accounting, SEC compliance, and ethics that management and the Board have established; and

•	Overseeing the Company’s practices and processes relating to strategic risk assessment and risk management, including cybersecurity related risks.

2017 Accomplishments

In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management and the independent registered public accounting firm, Deloitte, the financial and related internal control information included in the Company’s annual report filed with the SEC on Form 10-K. The Audit Committee received reports from management with respect to each of the Company’s quarterly filings on Form 10-Q and reviewed drafts of the Company’s earnings releases prior to public dissemination.

In compliance with the Public Company Accounting Oversight Board (“PCAOB”) Auditing Standard 16, “Communications with Audit Committees,” the Audit Committee discussed with Deloitte the timing of the audit, audit strategy and scope, and significant risks and unusual transactions. More specifically, items addressed by Deloitte with the Audit Committee in 2017, among others, related to the accounting for 1) state commission regulatory actions and filings; 2) ongoing actions to comply with United States Environmental Protection Agency regulations; and 3) the carrying value of certain assets and investments.

The Audit Committee also participated in discussions with Deloitte regarding its independence and received written disclosures from Deloitte as required by the PCAOB. The Audit Committee approved the terms of Deloitte’s engagement letter.

The vice president of corporate audit reports functionally to the Audit Committee, and in early 2017, the Audit Committee reviewed and approved the corporate audit department’s charter, engagement plan, and budget for that year.

The Audit Committee met periodically and separately with the vice president of corporate audit and Deloitte, with and without management present, to discuss the results of their audits and other engagements, their evaluations of the Company’s internal controls, and their judgments on the quality and acceptability of the Company’s financial reporting.

During the past year, the Audit Committee has monitored the transition of leadership within the controller and corporate audit groups. This transition involved the lateral movement of the controller to the role of vice president of corporate audit, the lateral movement of the vice president of corporate audit to the role of vice president and treasurer and the promotion of an existing director within the controller group to the role of vice president and controller. These movements were all executed in furtherance of the Company’s ongoing succession planning and leadership development initiatives and have resulted in a seamless transition of changes in these roles and responsibilities.

During the year, the Audit Committee received updates from the Company’s chief legal officer regarding compliance with SEC rules and regulations, as well as other litigation, claims, and legal matters that could potentially affect the Company’s financial statements.

Corporate Code of Conduct

The Audit Committee is responsible for establishing, reviewing, and updating the Corporate Code of Conduct (“Code”), as well as ensuring management enforces and monitors compliance with the Code and that the Code complies with applicable rules and regulations.

The Audit Committee confirmed management has a proper review system to monitor the Code and for ensuring that publicly available financial information satisfies applicable legal requirements. The Audit Committee also confirmed, with assistance from the corporate audit department, that the members of the Board complied with the Code during 2017. The Code provides employees and others with contact information for the chair of the Audit Committee. The Code also identifies other methods to report issues or seek advice, such as through an anonymous third-party administered hotline. The Code is available on the Corporate Governance section of the Company’s website at www.vectren.com (link is titled “Corporate Code of Conduct”).

Risk Management

The Audit Committee reviewed reports from management regarding enterprise risk that were considered by management’s Risk Management Committee. This included a comprehensive and regular review of numerous business matters that present potential risks for the Company. One such risk regularly reviewed by both the Audit Committee and the full Board involves technology risks, including cybersecurity risks. During 2017, the Audit Committee received four reports from the company’s chief information officer with respect to technology and cybersecurity risk management strategies employed by the company.

Sarbanes-Oxley Section 404 Compliance

Throughout the year, the Audit Committee reviewed reports from the vice president of corporate audit regarding the Company’s ongoing compliance with the certification and attestation requirements of Sarbanes-Oxley Section 404. The Audit Committee also received similar reports from the Company’s chief financial and accounting officer and the corporate controller, as well as commentary from Deloitte on the Company’s compliance.

Independent Registered Public Accounting Firm Activities

Pursuant to the Audit Committee’s responsibility to oversee the qualifications, independence, and performance of the Company’s independent registered public accounting firm, the Audit Committee appoints the firm and, following approval of that action by the full Board, submits the appointment to the shareholders for ratification. With management’s assistance, the Audit Committee is actively involved in approving the fees paid to Deloitte. In determining these fees, the Audit Committee and management considers the quality of work performed by Deloitte, the staffing mix Deloitte expects to employ, and the fees charged by Deloitte’s peers and Deloitte on similar engagements.

The Audit Committee has adopted a formal policy on the pre-approval of audit and permissible non-audit services that Deloitte performs. Pre-approval is assessed on a case-by-case basis. In assessing requests for Deloitte’s services, the Audit Committee considers whether the service is consistent with Deloitte’s independence, whether Deloitte is likely to provide the most effective and efficient service based upon the firm’s familiarity with the Company, and whether the service could enhance the Company’s risk management capabilities or improve audit quality. The fees related to audit, tax, and other services provided by Deloitte in the last year were approved by the Audit Committee in accordance with this policy. Audit fees are disclosed in more detail in the section titled “Audit and Non-Audit Fees of the Company’s Independent Registered Public Accounting Firm,” on page 72 of this proxy statement.

Appointment of Deloitte

The Audit Committee has recommended to the full Board that Deloitte be appointed as the Company’s independent registered public accounting firm for 2018. This appointment is subject to ratification by the Company’s shareholders at the 2018 annual meeting. In determining whether Deloitte’s appointment is in the best interest of the Company and its shareholders, the Audit Committee took into consideration a number of factors including, but not limited to:

•	The quality of the Audit Committee’s ongoing discussions with Deloitte;

•	Deloitte’s independence;

•	Management’s perceptions of Deloitte’s industry expertise and past performance;

•	External data relating to audit quality and performance, including recent PCAOB reports on Deloitte and its peers; and

•	The appropriateness of fees charged.

Deloitte has been the Company’s independent registered public accounting firm since May 17, 2002.

PCAOB regulations mandate that firms rotate engagement partners every five years. In May of 2017, the current Deloitte engagement partner began leading the audit. He assumed this role as part of the transition from the prior lead engagement partner, who had served the maximum allowable time.

Delineation of Responsibilities Among Management, the Independent Registered Public Accounting Firm, and the Audit Committee

Management is responsible for the Company’s financial reporting process, which includes its system of internal control, and for the preparation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America. Furthermore, management must establish and maintain disclosure controls and procedures and internal control over financial reporting; it must evaluate the effectiveness of the Company’s disclosure controls and procedures and internal control over financial reporting; and it must evaluate any changes that have materially affected, or are reasonably likely to materially affect, its internal control over financial reporting.

The Company’s independent registered public accounting firm, Deloitte, is responsible for auditing the financial statements prepared by management, and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America. Deloitte also provides an opinion on the effectiveness of the Company’s internal control over financial reporting. The Audit Committee is responsible for monitoring and reviewing the processes performed by management and Deloitte. However, it is not the Audit Committee’s duty or responsibility to conduct audits, or accounting reviews or procedures, or to independently verify Deloitte’s representation that the firm is independent.

The Audit Committee members are not employees of the Company; therefore, they rely on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with the accounting principles generally accepted in the United States of America, and on Deloitte’s reports regarding the Company’s financial statements and internal control over financial reporting and its representations regarding independence. The Audit Committee’s efforts do not guarantee that the Company’s financial statements are presented in accordance with generally accepted accounting principles, that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards, or that the Company’s independent registered public accounting firm is in fact “independent.”

2017 Form 10-K

After conducting the reviews and discussions detailed above, the Audit Committee recommended to the full Board that the audited, consolidated financial statements for the Company and its subsidiaries be included in the annual report on Form 10-K for the year ended December 31, 2017 for filing with the SEC.

A copy of the Company’s 2017 Form 10-K is available upon request, free of charge. Send your request to:

Attn:	Investor Relations
Vectren Corporation
One Vectren Square
Evansville, IN 47708
vvcir@vectren.com

Annual Committee Charter Review and Performance Evaluation

The Audit Committee confirmed the completion of requirements stipulated in its charter for 2017, which included an annual performance evaluation and a review of its charter.    These actions assist the committee with continuously improving its processes. The charter was last amended and restated, effective November 1, 2017.

Commitment

The Audit Committee is committed to ensuring that the Company establishes and abides by the necessary and appropriate financial reporting processes. The Audit Committee anticipates meeting seven times in 2018.

AUDIT AND RISK MANAGEMENT COMMITTEE

Michael L. Smith, Chair,

Derrick Burks,*

R. Daniel Sadlier, and

Jean L. Wojtowicz

* Following his election to the Board in the fall of 2017, Mr. Burks was appointed to replace James H. DeGraffenreidt, Jr. as a member of the Audit and Risk Management Committee. Mr. DeGraffenreidt remains a member of the Nominating and Corporate Governance Committee and Corporate Responsibility and Sustainability Committee. This change was made to equitably balance committee service among all board members.

Report of the Compensation and Benefits Committee

The Compensation Committee has four members and met five times during 2017. The Compensation Committee is comprised solely of non-employee directors, all of whom meet the independence requirements established by the NYSE. The Compensation Committee members also meet other independence requirements imposed by federal laws and regulations. The Board has adopted a charter for the Compensation Committee, which is available on the Company’s website at www.vectren.com. At each meeting, the Compensation Committee conducts an executive session without management present. As appropriate, the Compensation Committee also conducts private sessions with its independent compensation consultant.

Scope of Responsibilities

The Compensation Committee’s responsibilities, which are discussed in detail in its charter, include, among other duties, the responsibility to:

•	Establish the base salary, incentive compensation and any other compensation for the Company’s chair, president and chief executive officer (Mr. Chapman) and each of the other executive officers;

•

Administer the Company’s management incentive and stock-based compensation plans, and provide oversight of the administration of the Company’s and its regulated subsidiaries’ retirement and welfare plans; and

•	Conduct the performance appraisal for Mr. Chapman; and perform other duties deemed appropriate and requested by the full Board.

Compensation determinations for the Company’s executive officers, including Mr. Chapman, named in the Summary Compensation Table in this proxy statement (collectively, “executive officers”) are made by the Compensation Committee. Determinations regarding non-equity compensation for other Company officers and the leadership of primary subsidiary companies are made by Mr. Chapman and reviewed for reasonableness by the Compensation Committee. Compensation for the other officers of the Company’s nonutility businesses is determined by the boards for those entities.

The Compensation Committee has engaged Korn Ferry/Hay Group (Hay Group), an independent outside human resources consulting firm, to conduct an annual review of the Company’s total compensation program (base salaries, annual incentives and long-term incentives) for the executive officers. At the Compensation Committee’s direction, Hay Group also provides advice with respect to the total compensation for the Company’s other officers, as well as the officers of the Company’s primary subsidiaries. The Hay Group also periodically reports to the Compensation Committee regarding developments in applicable regulations and trends pertaining to compensation programs.

The agendas for Compensation Committee meetings are established by its chair with assistance from the other members of the Compensation Committee, the Compensation Committee’s independent compensation consultant, and the executive officers. Compensation Committee meetings are regularly attended by the executive officers, as well as the vice president of Human Resources. The Compensation Committee’s chair reports the Compensation Committee’s recommendations on executive compensation to the Board, including the results of their review of compensation determined by Mr. Chapman, and the Board approves the base salaries for the executive officers. Independent advisors, as directed by the Compensation Committee, support the Compensation Committee in its duties. In addition, one or more of the Company’s officers, as well as the Company’s Human Resources department, may be delegated authority to fulfill certain administrative duties regarding the compensation programs. The Company’s Human Resources department is charged by the Compensation Committee with executing the compensation plans and programs adopted by the Compensation Committee, as well as implementing changes in compensation levels as directed by the Compensation Committee. The Compensation Committee has authority under its charter to retain, approve fees for and terminate advisors, consultants and agents as necessary or advisable to assist with its responsibilities.

Role of Board Chair, President and Chief Executive Officer in the Compensation Process

Compensation determinations for the Company’s executive officers, including Mr. Chapman, are made by the Compensation Committee. The Compensation Committee delegates certain administrative duties to, and solicits recommendations from, Mr. Chapman in his role as chair, president and chief executive officer. He provides recommendations to the Compensation Committee regarding the base salary, annual incentive and long-term incentive opportunity for each of the other executive officers. He receives and reviews market data from the Compensation Committee’s independent compensation consultant. In making his recommendations, Mr. Chapman considers the market data, as well as each executive officer’s overall performance, contributions to the Company over the past year, experience and potential, internal pay equity, and any change in an executive officer’s functional responsibility. Mr. Chapman’s recommendations are reviewed by the Compensation Committee with assistance from its independent compensation consultant, and the Compensation Committee can accept or modify the recommended amounts. Determinations regarding short-term and long-term incentive opportunities under the At-Risk Compensation Plan (“At-Risk Plan”) for the other executive officers are approved by the Compensation Committee. Mr. Chapman also provides to the Compensation Committee compensation data for other Company officers and for certain officers of the Company’s primary subsidiaries.

Mr. Chapman regularly attends Compensation Committee meetings to provide input as a representative of management. At each meeting, the Compensation Committee goes into an executive session and excuses Mr. Chapman and any other members of management who may be present. Actions required by the Compensation Committee relating to the establishment of executive compensation are deferred to, and acted upon, during the executive sessions. As appropriate, in those executive sessions Hay Group will also attend and provide counsel to the Compensation Committee.

Share Ownership Policy for Officers

The Company’s share ownership policy requires officers to maintain share ownership targets and provides for a five-year transition period for officers to comply with these share ownership targets. The Compensation Committee expects officers to make ratable progress toward compliance each year. The program includes these key features:

•

Participants who are officers have a share ownership target based on a multiple of their base salary, which is five times base salary for Mr. Chapman and three times base salary for Ms. Hardwick and Messrs. Schach and Christian. As of February 23, 2018, the executive officers listed in the Summary Compensation Table exceeded the established ownership requirements. The Compensation Committee reviews executive officers’ stock ownership on an annual basis. As of February 23, 2018, all other officers who are subject to the share ownership policy either met the ownership guidelines or were still in the five year compliance transition period and progressing toward the required ownership level. Moreover, based upon research conducted at the Compensation Committee’s direction, the Compensation Committee determined in 2017 that the existing share ownership targets are in line with the market for such matters.

•

Participants may count toward their targets the value of owned shares, phantom Vectren stock units held in nonqualified deferred compensation plans, and outstanding restricted shares and stock unit awards, with value based on a current market price of the Company’s common stock.

For officers who have not met their ownership target at the time a stock unit award is settled under the At-Risk Plan, the above policy provides that the award will be settled in shares of Company common stock (unless such officer previously elected to defer such amounts into the Company’s nonqualified deferred compensation plan). Effective January 1, 2015, and irrespective of the five-year transition period provided above, the Compensation Committee determined that officers receiving Company common stock (or phantom stock units under the Company’s nonqualified deferred compensation plan) must continue to hold 50% or more of such common stock (or phantom stock units) until their ownership targets are met or exceeded.

Compensation Consultant

In accordance with the Compensation Committee’s authority to retain consultants, Hay Group has been engaged as its independent compensation consultant for 2018. The Compensation Committee began its relationship with Hay Group in 2005. The representatives of Hay Group report directly to the Compensation Committee and, in performing engagements, are supervised by the Compensation Committee’s chair. Once engagements are completed, reports to the entire Compensation Committee are made. With the chair’s direction and supervision, Hay Group provides market data concerning the compensation of executives at comparable companies in order to determine whether the Company’s compensation program is reasonable. From time to time, Hay Group also provides the Compensation Committee advice regarding other elements of executive compensation. These matters include regulatory updates and advice on executive compensation matters, including positions of corporate governance firms, as well as advice on employment, change in control, severance and retention agreements, and other arrangements and practices affecting executives. As discussed on page 23, Hay Group is also engaged from time to time by the Governance Committee to assist with the review and establishment of appropriate, market-based compensation for the non-employee members of the Board.

The Compensation Committee requires that its compensation consultant must be independent. Therefore, the consultant can only perform engagements for the Company under the direction and supervision of the Compensation Committee’s chair or under the direction and supervision of the Governance Committee. No fees were paid to Hay Group for services other than executive officer and other officer compensation and non-employee director compensation consulting during 2017.

The Board has adopted the Vectren Corporation Compensation and Benefits Committee Consultant Engagement Policy, which is available on the Company’s website at www.vectren.com, to ensure that the Compensation Committee remains in compliance with applicable independence requirements. The Compensation Committee has developed internal controls to ensure compliance with this policy and as part of those controls, at each meeting, the Compensation Committee reviews work performed by Hay Group since the prior meeting and confirms such work relates only to engagements requested by the Compensation Committee or Governance Committee. In light of SEC and NYSE rules, the Compensation Committee considered the independence of Hay Group, including assessment of the following factors: (i) other services provided to the Company by the consultant (of which, other than advice provided to the Governance Committee regarding non-employee board compensation, there were none); (ii) fees paid as a percentage of the consulting firm’s total revenue; (iii) policies or procedures maintained by the consulting firm that are designed to prevent a conflict of interest; (iv) any business or personal relationships between the individual consultants involved in the engagement and any member of the Compensation Committee; (v) any Company stock owned by individual consultants involved in the engagement; and (vi) any business or personal relationships between the Company’s executive officers and the consulting firm or the individual consultants involved in the engagement. The Compensation Committee has concluded that no conflict of interest exists preventing Hay Group from independently representing the Compensation Committee and that Hay Group is in compliance with the independence requirements discussed above. In 2017, the Compensation Committee completed its annual review of the external compensation consultant’s performance to ensure the Compensation Committee receives appropriate counsel to carry out its key responsibilities.

Recoupment (“Clawback”) Policy

The Compensation Committee has adopted a pay recoupment or clawback policy which provides, under certain conditions, for the return of certain annual incentive compensation received by officers of the Company and its subsidiaries for a period of up to three years. Generally stated, those conditions are a material restatement of the Company’s consolidated financial statements for a prior period, which, if such restated financial statements had been in effect at the time that incentive compensation was paid would have resulted in a lesser payment. The policy is intended to position the Company to comply with the requirements of the Dodd-Frank Act, recognizing that neither the SEC nor the NYSE has adopted final rules implementing this part of the law and it is unclear whether and when such rules will be finalized. The policy explicitly acknowledges that upon the adoption of further guidance from these authorities, the policy will need to be further reviewed and possibly revised. Given the continuing uncertainty in this area, due to the lack of definitive guidance from the SEC and the NYSE, and following the adoption of the policy, the Compensation Committee reserved the right in long-term incentive compensation agreements issued under the At-Risk Plan to subject those agreements to any successor policy during the agreement’s vesting period. The Compensation Committee’s clawback policy has been approved by the Board and is available on the Company’s website at www.vectren.com.

Oversight of Company Benefit Plans

The Compensation Committee also has general oversight authority of benefit plans of the Company and its subsidiaries applicable to employees and retirees. In furtherance of that charge, during 2017 the Compensation Committee received reports from management regarding retirement and welfare plans. Those reports also addressed issues arising from federal health care legislation. The Compensation Committee anticipates continuing to receive such informational reports during 2018.

The Compensation Committee also received reports from management regarding ongoing efforts to continuously improve the design of the Company’s incentive and benefit plans applicable to the majority of employees (primarily, at the corporate level and at the utility business). While the Compensation Committee does not directly administer those plans, it provides counsel to management with respect to plan design issues. The Compensation Committee anticipates continuing to perform such a role in 2018.

Company’s Human Resources Advisory Committee

The Company has a Human Resources Advisory Committee (“HRAC”) that is composed solely of officers and is focused upon establishing policy with respect to human resource matters. Under its charter, the Compensation Committee is charged with appointing the HRAC’s membership. Each year, the Compensation Committee reviews the membership of the HRAC, and, with input from Mr. Chapman, selects members of management to serve on that committee.

Regulatory Updates and Governance Practices

Throughout 2017, the Compensation Committee received regular updates from Hay Group regarding regulatory developments in the area of executive compensation. Those updates also addressed executive pay and governance practices as established by corporate governance rating firms. In establishing the executive compensation program that is more fully described in the “Compensation Discussion and Analysis” section beginning on page 41, the Compensation Committee is ever mindful of these regulatory developments and executive pay and governance practices and endeavors to ensure that the Company’s executive compensation program is in alignment with those developments and practices.

As part of this oversight responsibility, in response to a report received by the Compensation Committee with respect to recent actions by the Securities and Exchange Commission (SEC) relating to “whistleblowers,” the Compensation Committee took actions to ensure that nothing in the Company’s existing severance and/or employment agreement arrangements is inconsistent with individuals exercising their legal rights with respect to freely communicating concerns that could constitute “whistleblowing.” These actions included advising individuals with employment agreements (which included a very limited group within the Company’s non- regulated businesses) that such communications are not precluded by the terms of those agreements, as well as modifying the Vectren Corporation Severance Plan for Executive Officers to explicitly recognize this right of communication.

Throughout the year, the Compensation Committee also received reports from management and Hay Group with respect to the compliance requirement relating to the “CEO Pay Ratio” rule. Those reports provided preliminary insight as to the expected ratio to be reported, as well as the methodologies for calculating the ratio. The reports also addressed communications plans to ensure all of the Company’s stakeholders will be provided an appropriate informational framework in order to understand the final ratio that is presented on page 70 of this proxy statement.

Deductibility of Executive Compensation

In 1993, Congress enacted Section 162(m) of the Internal Revenue Code (“Section 162(m)”). As enacted, that law disallowed corporate deductibility for “compensation” paid in excess of one million dollars to the chief executive officer and the other three highest paid executives, unless the compensation is “qualified performance-based compensation,” which includes a requirement that it be payable solely on achievement of objective performance goals. The Company’s At-Risk Plan, which was most recently amended and restated in May 2016, was structured to provide the Compensation Committee the discretion to award compensation satisfying the qualified performance-based compensation requirements of Section 162(m). In accordance with that authority, the Compensation Committee has acted, to the extent practical and consistent with the best interests of the Company and its shareholders, to use compensation policies that preserve the tax deductibility of grandfathered compensation expenses. On November 2, 2017, the Tax Cuts and Jobs Act (Tax Act) was introduced in the U. S. House of Representatives and signed into law on December 22, 2017. The Tax Act repealed the performance-based compensation exception to the $1 million yearly limit on the deduction for compensation under Section 162(m). The Tax Act did, however, grandfather existing compensation arrangements that were in place prior to November 2, 2017, and which have not been materially modified on or after that date. The Compensation Committee intends, to the extent practical, to preserve the grandfathered status of this preexisting compensation in order to provide for its eligibility for tax deductibility. With respect to compensation provided on and after that date (including 2018 compensation), the Compensation Committee will work with Hay Group to assess the appropriate market supported response to this law change. The Compensation Committee intends to preserve the performance based aspects of the Company’s executive compensation program, irrespective of whether one hundred percent of that compensation is eligible for tax deductibility. In responding to the Tax Act, and to ensure compliance with that law, the Compensation Committee may conclude that some modifications to the At-Risk Plan are necessary or advisable. The Company will report to the public on these matters as they continue to develop.

Annual Committee Charter Review and Performance Evaluation

The Compensation Committee determined that during 2017 it fulfilled the responsibilities under its charter, including the completion of an annual performance evaluation. The Committee also determined that no changes to the charter were necessary or advisable at this time.

Compensation and Benefits Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis included in this proxy statement beginning on page 41 with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into the Company’s annual report on Form 10-K.

Commitment

The Compensation Committee is committed to fulfilling its responsibilities as set forth in the committee charter. The Compensation Committee expects to meet at least three times in 2018.

COMPENSATION AND BENEFITS COMMITTEE*

R. Daniel Sadlier, Chair,

Anton H. George,

Patrick K. Mullen, and

Teresa J. Tanner

*For a portion of 2017, the Compensation Committee included former Board member, Martin C. Jischke, who retired from service following the 2017 annual meeting of shareholders.

Report of the Finance Committee

The Finance Committee is primarily responsible for ensuring the discharge of the Board’s duties relating to the financing activities of the Company’s utility and nonutility businesses. The Finance Committee consists of four members and is composed entirely of non-employee directors all of whom the Board has determined to be independent pursuant to the rules of the New York Stock Exchange.

The chair of the Finance Committee is Robert G. Jones. The “Nominee Biographies” section of this proxy statement beginning on page 6 contains biographies on each Finance Committee member. The Finance Committee met four times during the last year. At each meeting, the Finance Committee conducted an executive session without management.

Scope of Responsibilities

The Finance Committee’s responsibilities are set forth in its charter, which is posted on the Company’s website at www.vectren.com. Those responsibilities include:

•

Acting within parameters established by the full Board with respect to the financing activities of the Company, including, as necessary or advisable, financing activities of its subsidiaries or affiliates;

•

Acting on behalf of the full Board in limited instances where it is not practical for the full Board to meet and take action with respect to finance matters and only within parameters prescribed and delegated by the full Board; and

•

Appointing, from among management, the members of the Company’s Investment Committee, which is charged with monitoring certain retirement plan investments; developing retirement plan investment policies; selecting and reviewing investment managers and investment advisors; reviewing the funded status of the pension plans; and recommending Company contribution levels. The Finance Committee is also kept informed of the general activities of the Investment Committee, but does not make investment decisions, nor does it perform any functions delegated to the Investment Committee.

2017 Accomplishments

FINANCING PLAN AND CAPITAL MARKET DEVELOPMENTS

The Finance Committee reviewed and discussed with management its expected financing plan and the Company initiatives driving the plan. This review focused on the Company’s five and ten year outlook of planned debt issuances and retirements, short-term borrowing levels, and prospects for issuing equity. Different scenarios, including scenarios reflecting the impacts of tax reform, were also discussed. The Finance Committee also received an update on capital market developments. This update focused on developments in the private placement market, which has been a primary source of funding, and how environmental matters impacting utilities may affect capital market access.

AUTHORIZATION OF 2017 FINANCING TRANSACTIONS

The Finance Committee provided authorization to execute specific financing transactions including: 1) the issuance of long-term debt by Vectren Utility Holdings, Inc. (VUHI); 2) the renewal and extension of Vectren Capital Corporation’s and VUHI’s short-term credit facilities; and 3) the remarketing, refinancing, and interest rate hedging of pollution control bonds outstanding at Southern Indiana Gas and Electric Company.

INTERNACTIONS WITH INVESTORS

The Finance Committee reviewed and discussed with management the planned investor relations strategies for 2017 inclusive of the implementation of new materials and use of those materials in meetings with analysts and investors. In addition, and together with the full Board, the members of the Finance Committee received reports from a large investor and a member of the investment community at the Board’s Fall Retreat.

DIVIDEND POLICY

During 2017, the Finance Committee also received a detailed report and recommendation from management regarding a change in the Company’s quarterly dividend on common stock.

BANKING, RATING AGENCY, AND STATE REGULATOR RELATIONSHIPS

The Finance Committee discussed with management its various banking partners that will assist with meeting the Company’s longer term financing plans and the partners that assisted with completing its 2017 financing transactions. The Finance Committee reviewed with management its credit ratings and communications with rating agencies. During 2017, the Finance Committee also reviewed recent filings with, and financing orders issued by, the Indiana Utility Regulatory Commission and the Public Utilities Commission of Ohio.

RETIREMENT PLANS AND APPROVAL OF INVESTMENT COMMITTEE MEMBERS

The Finance Committee received a report on the status of the Company’s benefit plans, including the funding of and investments in those plans, and also received reports with respect to the Company’s 401(k) plans. The Finance Committee evaluated candidates for, and appointed the members of, the Company’s Investment Committee.

Annual Committee Charter Review and Performance Evaluation

As required by the Finance Committee’s charter, the Finance Committee reviewed its charter and determined no changes were necessary or advisable at this time. Also, as required by that charter, the Finance Committee completed its 2016 performance evaluation at its first meeting in 2017 and will conduct its 2017 annual performance evaluation at its first meeting in 2018, which is expected to occur in April 2018.

Commitment

The Finance Committee is committed to overseeing the financing activities of the Company on behalf of the full Board and, in limited circumstances, to act on behalf of the Board with respect to financing matters when delegated authority to respond to certain circumstances. The Finance Committee is also committed to discharging its role with respect to certain of the Company’s benefit plans, as more fully defined in the Committee’s charter. The Finance Committee anticipates meeting at least three times in 2018 and will continue to focus on the matters set forth in its charter.

FINANCE COMMITTEE

Robert G. Jones, Chair,

Derrick Burks,*

John D. Engelbrecht, and

Teresa J. Tanner

* Following his election to the Board in the fall of 2017, Mr. Burks was appointed to replace R. Daniel Sadlier as a member of the Finance Committee. That appointment occurred after the date of the Finance Committee’s last meeting for the year. Mr. Sadlier remains a member of the Audit and Risk Management Committee, as well as chair of the Compensation and Benefits Committee. This change was made to equitably balance committee service among all board members.

Report of the Corporate Responsibility and Sustainability Committee

The Corporate Responsibility and Sustainability Committee (“CRS Committee”) is primarily responsible for both ensuring the discharge of the Board’s duties relating to oversight of the Company’s sustainability initiatives, as well as monitoring the Company’s policies, practices, and procedures designed to ensure compliance with governmental regulations (other than SEC regulations). The Company initiated its corporate sustainability program in 2012 with the publication of its initial corporate sustainability report. Since that time, the Company continues to develop strategies that focus on those environmental, social, and governance factors that contribute to the long-term growth of the Company’s sustainable business model. As detailed further in this document and in the upcoming corporate sustainability report for 2017, the Company sets out its plans, among other things, to upgrade and diversify its generation portfolio. The Company’s sustainability policies and efforts, and in particular its policies and procedures designed to assure compliance with applicable laws and regulations, are directly overseen by the CRS Committee, as well as vetted with the full Board. Further discussion of key goals, strategies, and governance practices can be found in the Company’s latest sustainability report at www.vectren.com/sustainability, which received core level certification from the Global Reporting Initiative. The CRS Committee consists of four members and met four times during the past year. At each meeting, the CRS Committee conducts a private session with the chief compliance officer, as well as an executive session without management present.

Scope of Responsibilities

The CRS Committee’s responsibilities are set forth in its charter, which was modified in 2015 to emphasize its sustainability duties, and is posted on the Company’s website at www.vectren.com. Those responsibilities include the oversight of Company policies, practices, and procedures relating to:

•

Sustainability, including monitoring current and emerging political and social action, and public policy and environmental issues that may affect the business operations, material financial performance or public image of the Company, and also considering policies for sustainable growth strategies to create value consistent with long-term preservation and enhancement of the Company’s financial, environmental, and social capital;

•	Business practices and legal compliance, including compliance by utility operations with applicable safety and reliability regulations;

•	Public communications with key stakeholders, other than the financial community;

•	Community relations, including charitable contributions and community affairs;

•	Customer relations, including customer satisfaction and quality of customer service;

•

Overseeing policies, practices, and procedures relating to employer practices and procedures, including the Company’s objective of being an employer of choice, compliance with employment related laws, regulations and policies, and the Company’s Human Equity initiative (which is focused upon driving a sustainable culture supportive of a diverse and inclusive work environment where individual talents are recognized, developed, and maximized);

•	Environmental compliance and stewardship, including adherence to environmental laws and regulations; and

•	The promotion of a culture of public and employee safety.

2017 Accomplishments

In 2017, the CRS Committee scheduled an additional meeting in order to receive training related to pipeline safety compliance and sustainability leadership. Regarding pipeline safety, a speaker from the American Gas Association (AGA) provided information regarding compliance best practices and use of performance metrics, and compared Vectren’s safety practices to peer companies. With respect to sustainability, a speaker from The Conference Board presented on the pillars supporting a leading sustainability culture. Emphasis was placed on linking sustainability goals to strategic planning.

During the past year, the CRS Committee received reports related to corporate sustainability initiatives, as well as the Company’s governance of sustainability issues. The CRS Committee also received reports on climate assessment statistics and initiatives as well as potential renewable energy initiatives, including with respect to system solar development by the Company. The CRS Committee reviewed the metrics related to the Company’s 2016 draft sustainability report and discussed proposals being made to the SEC to adopt standard disclosures related to sustainability issues. The CRS Committee is also reviewing the Company’s 2017 submission of Global Reporting Initiative and the 2017 sustainability report, which will be issued by the second quarter of 2018. The Company’s compliance with regulations at its regulated utility businesses was also monitored by the CRS Committee. Reports were received from Company management regarding compliance with the requirements imposed by the North American Electric Reliability Corporation, as well as pipeline safety matters, including state audit results, and facility locating and preparation to comply with new pipeline safety rules related to storage operations. Company management provided reports regarding improvements to the Company’s compliance framework, including ongoing implementation of a Safety Management System (SMS), and the continued focus on establishing a safety first culture. To enhance these efforts, the company engaged Price Waterhouse Coopers to conduct an SMS reassessment and expand on its previous recommendations in order to enable further continuous improvement of safety processes. The chief compliance officer regularly reported on the process used to oversee compliance matters at the Company.

Throughout the past year, legislative matters of importance to the Company at the federal level, as well as in Indiana and Ohio, and the activities of the Company’s Political Action Committee (PAC), were reviewed and discussed with the CRS Committee.

During the past year, the CRS Committee monitored the activities of the Vectren Foundation. This monitoring included receiving regular updates regarding the Foundation’s activities in the Company’s regulated utility business operating areas. In addition, the CRS Committee reviewed and approved the Foundation’s budgeted level of contributions for 2018. The Committee reviewed potential Foundation initiatives designed to develop grassroots economic growth, including the possible use of loans to small businesses in a coordinated effort with the Indiana Small Business Development Corporation. In addition, the CRS Committee received regular reports related to community sustainability initiatives being supported by the Company designed to foster economic development in economically challenged communities served by the Company’s regulated utility businesses.

During the past year, the CRS Committee monitored activities related to the Company’s relationships with its customers, including the ongoing measurement of customer satisfaction which is used by the Compensation Committee as a performance metric for annual incentive awards under the Company’s At-Risk Plan. That performance metric is discussed further on pages 48-51. The CRS Committee also regularly received reports regarding the measurement of customer satisfaction as determined by J.D. Power and Associates (J.D. Power). Company management also reported to the CRS Committee how results of the Company’s own customer surveys are used to supplement the J.D. Power results. Customer service enhancements and the progress on automated meter reading projects and the planned implementation of electric advanced metering infrastructure were discussed with the Committee. Reports were provided by management regarding the Company’s continued implementation of gas and electric efficiency programs. The performance of these programs is also used by the Compensation Committee as a metric for establishing annual incentive awards under the At-Risk Plan. The energy efficiency performance metric is also discussed on pages 48-51. Company management regularly reported on regulatory proceedings before the Indiana Utility Regulatory Commission and the Public Utilities Commission of Ohio. During these reports, further resource studies based upon the Company’s Integrated Resource Plan for part of a planned transition of its generation were discussed.

During the past year, the safety performance of the Company’s regulated utility business was monitored by the CRS Committee. Employee safety performance is used by the Compensation Committee as a metric in establishing annual incentive awards under the At-Risk Plan. The CRS Committee monitored such performance during the year. That performance metric is discussed further on pages 48-51. Considerable attention was given to the safety performance of the Company’s regulated utility businesses compared to the safety performance of other regulated utility companies, as well as efforts being implemented by Company management to minimize workplace accidents and injuries, such as the use of near miss reports for training purposes. The Company’s ongoing enhancement of its safety culture, including increased input from the bargaining unit, was discussed. The CRS Committee also received updates regarding safety results at the Company’s non-regulated businesses. During the past year, the CRS Committee monitored the Company’s employment practices. Reports were provided regarding hiring practices and development of diverse candidate pools. The CRS Committee also monitored management’s continuing efforts to enhance employee diversity and inclusion at the Company including reports regarding the Company’s Human Equity Initiative.

The Company’s environmental compliance and stewardship were considered at each meeting of the CRS Committee. Presentations were provided regarding the status of various EPA regulations, covering, among other topics, effluent limitations guidelines, fly ash disposal and beneficial reuse, and the regulation of carbon emissions from the Company’s coal fired electric generating units. The planned closure of certain ash ponds was also discussed. Reports were provided on the potential impact of a stay of the Clean Power Plan rule and the potential for common law suits. Company management also reviewed the process used to assess future electric generation resource choices and make decisions related to the continued operation of the Company’s electric generating units.

Annual Committee Charter Review and Performance Evaluation

The CRS Committee has reviewed and confirmed its compliance with its charter during 2017. Also, as required by that charter, the CRS Committee conducted an annual performance evaluation, the results of which will be discussed at its April 2018 meeting.

Commitment

The CRS Committee is committed to ensuring the Company conducts its operations consistent with the long-term sustainability of the enterprise that will be of continuing benefit to the Company’s stakeholders. The CRS Committee anticipates meeting at least three times in 2018 to continue to focus on the matters within the scope of its charter.

CORPORATE RESPONSIBILITY AND SUSTAINABILITY COMMITTEE

John D. Engelbrecht, Chair,

James H. DeGraffenreidt, Jr.,*

Anton H. George, and

Robert G. Jones

* Until the time of the 2017 annual shareholder meeting, Martin C. Jischke was a member of this Committee. Mr. Jischke retired following that meeting, at which time James H. DeGraffenreidt, Jr. was appointed as a member.

Compensation Discussion and Analysis

In this “Compensation Discussion and Analysis” section the terms “we,” “our,” and “us” refer to Vectren Corporation and the term “Compensation Committee” refers to the Compensation and Benefits Committee of Vectren’s Board of Directors and the term “executive officers” refers to our Named Executive Officers (NEOs) identified in the Summary Compensation Table of this proxy statement. Information concerning the compensation of non-employee directors can be found under the heading “Director Compensation” beginning on page 18.

The purpose of this Compensation Discussion and Analysis is to provide information about our compensation objectives and policies for our executive officers.

Forward-Looking Statements

The following discussion and analysis contains statements regarding our future Company and individual performance targets and goals. These targets and goals are disclosed in the limited context of our compensation programs and should not be understood to be statements of management’s expectations or estimates of results or other guidance. We specifically caution investors not to apply these statements to other contexts.

Executive Summary

The following are key features of our executive officer compensation program. A more detailed disclosure follows this summary. Our compensation philosophy and related governance features and practices are designed to align our executive officer compensation with long-term shareholder interests.

PAY FOR PERFORMANCE

The primary objectives of our compensation program are paying for Company performance, individual performance, and level of job responsibility, as well as attracting and retaining successful, high achieving employees. While all executive officers receive a mix of short-term and long-term incentive compensation, a greater portion of compensation that can be earned by our executive officers is tied to long-term performance because they are in a position to have greater influence on long-term results. A significant portion of compensation that can be earned by our executive officers is directly related to both annual and long-term Company performance-based goals that are approved by the Compensation Committee.

As illustrated in the accompanying charts, in 2017, approximately 79% of the chief executive officer’s (CEO) total direct compensation (base salary, annual incentive, and long-term incentive) and approximately 67% of the other executive officers’ total direct compensation was performance-based and not guaranteed. The below charts include base salaries as of the end of the year, target annual incentives, and the fair value of the long-term incentives as of the date established or granted.

2017 CORPORATE PERFORMANCE

Calendar year 2017 reflects not only a year of strong operational and financial performance, but the advancement of many strategic initiatives, which are laying the groundwork for our continued success. Reported net income for 2017 rose to $216.0 million, or $2.60 per share, compared to net income of $211.6 million, or $2.55 per share in 2016. As detailed in the table and charts below, we continued to grow earnings per share over the three-year period, and we also outperformed our competitive peer group and the S&P 500 during the one-, three- and five-year measurement periods.

	Year ended December 31,
In millions, except per share amounts	2017	2016	2015

Net Income	$216.0	$211.6	$197.3

Return on average common shareholders’ equity (ROE)	11.9%	12.3%	12.0%

Basic earnings per common share	$2.60	$2.55	$2.39

Total Shareholder Return (TSR)	1-year	3-year	5-year

Vectren	28.3%	15.8%	21.4%

Competitive Peer Group	13.1%	12.5%	16.7%

S&P 500 Index	24.7%	11.6%	15.8%

1Total Shareholder Return reflects the compound annual growth rate of i) Vectren, ii) its 2018 peer group (provided on page 55), and iii) the S&P 500 Index.

CLAWBACK POLICY

As approved by the Compensation Committee, we have adopted a policy that reaches beyond the executive officer population to recoup or clawback future annual incentive compensation paid to current and former officers that resulted from a material restatement of our financial statements. The Compensation Committee expects to proactively review and refine our clawback policy, if necessary or advisable, or as required as a result of additional guidance provided by the SEC. The Compensation Committee has also reserved the right in long-term grant agreements issued to executive and other officers that any successor clawback policy adopted will apply to such grants. You may access this policy in the Corporate Governance section of our website at www.vectren.com.

PERFORMANCE THRESHOLDS AND PAYOUT CAPS

Both the annual incentive and long-term performance awards granted to executive officers require a threshold level of performance in order to achieve payments, and the awards are capped at 200% of target performance, as reflected in the 2017 Grants of Plan-Based Awards Table on page 59.

STOCK OWNERSHIP

We have a share ownership policy which requires executive officers to meet or exceed share ownership targets. Executive officers have a share ownership target based on a multiple of their base salary, which is five times base salary for Mr. Chapman and three times base salary for Ms. Hardwick, and Messrs. Schach and Christian. All executive officers are in compliance with their respective ownership targets.

HEDGING PROHIBITION, ANTI-PLEDGING POLICY

Under our Insider Trading Policy, insiders (which include executive officers and Board members) are prohibited from hedging transactions, pledging transactions and forms of speculation with respect to our common stock and related securities. You may access this policy in the Corporate Governance section of our website at www.vectren.com.

EXECUTIVE BENEFITS

Our executive benefits are limited to an executive physical program, executive life insurance, and executive long-term disability insurance, which costs and premiums are assumed by the Company. We do not provide tax gross-ups for such benefits.

RETIREMENT PLANS AND NONQUALIFIED PLANS

In addition to tax-qualified plans which are available to substantially all of our non-union employees, the executive officers have access to plans which restore both defined benefits and defined contributions that are lost due to Internal Revenue Service limitations. We also have an unfunded supplemental retirement plan. Participation in the unfunded supplemental retirement plan is limited to only two current executive officers, and this plan has been closed to new participants.

SEVERANCE BENEFITS

We have an executive severance plan and change in control agreements for our executive officers. The change in control agreements employ a “double trigger” upon a change in control such that payments are only made upon a change in control and subsequent qualified termination of employment. We do not provide excise tax gross-ups for change in control benefits. The change in control agreements use a modified severance payment cap that can reduce benefits based on the particular tax situation of the executive officer receiving payment.

INDEPENDENT COMPENSATION CONSULTANT

The Compensation Committee has engaged Hay Group to report directly to the Compensation Committee as its independent compensation consultant. The consultant provides independent advice to the Compensation Committee and does not provide any other services to us other than at the direction of the Compensation Committee. In addition, the Governance Committee from time to time engages Hay Group to provide market data on the competitiveness of our non-employee director compensation program. For further details, see the discussion of such engagements beginning on page 32.

Objectives of Vectren’s Compensation Programs

The objectives of our executive officer compensation programs are as follows:

•

Compensation should be based on the level of Company performance, individual performance, and level of job responsibility. As employees progress to higher levels in the organization, an increasing proportion of their pay should be linked to Company financial performance because those employees have more ability to affect the Company’s results.

•

Compensation should reflect the value of the job in the marketplace. To attract and retain a highly skilled workforce, we must remain competitive with the pay of other employers who compete with us for talent. Our compensation programs are designed to be competitive with market practices for comparable sized companies in the energy market and general industry markets, with the data that we take into consideration weighted 75% and 25%, respectively, to approximate our mix of utility and nonutility businesses.

•

Compensation should reward performance. Our programs should deliver top-tier total compensation given top-tier Company and individual performance; likewise, when Company performance lags the industry and/or individual performance falls short of expectations, the programs should deliver lower-tier compensation. In addition, we must balance the objectives of pay for performance and retention.

•

While all executive officers receive a mix of both annual and long-term incentives, executive and other officers at higher levels have an increasing proportion of their compensation tied to long-term performance, because they are in a position to have greater influence on long-term results.

In assessing the appropriate overall compensation level for our executive officers, the Compensation Committee considers numerous factors and challenges facing our businesses, including:

•	Our need to attract and retain effective management;

•	The competitive markets in which we operate;

•	The economic conditions and resulting business environment in the Midwest compared to other regions of the country;

•	The regulation of our operations and the resulting impact on the cost of our products and services and our customers’ ability to pay for the services they receive;

•	The challenges and potential cost to access capital to finance our ongoing operations; and

•	The importance of our nonutility businesses to our overall long-term success.

Executive Compensation Strategy and Process

As discussed below, the Compensation Committee has processes that assist our executive officer compensation program in achieving these objectives.

ASSESSMENT OF COMPANY PERFORMANCE

The Compensation Committee uses Company performance measures in two ways. First, in establishing total compensation ranges, the Compensation Committee considers various measures of Company and industry performance, including, among other measures, earnings per share, return on equity, and total shareholder return. The Compensation Committee does not apply a formula or assign these performance measures relative weights. Instead, it makes a subjective determination after considering such measures collectively. Second, as described in more detail below, the Compensation Committee has established specific Company performance measures, against which actual performance determines the amount of compensation earned.

ASSESSMENT OF INDIVIDUAL PERFORMANCE

Individual performance has a strong impact on the compensation of all employees, including the CEO and the other executive officers. Annually, the Board completes a comprehensive evaluation of the CEO’s performance on a range of different performance measures including financial, operating, and strategic achievements. The Compensation Committee meets to summarize and discuss the results of the evaluation process. The chair of the Compensation Committee then reports the results of this process to the full Board in executive session. For the other executive officers, the Compensation Committee receives a performance assessment and compensation recommendation from the CEO and also exercises its judgment based on the Board’s direct interactions with each executive officer. As with the CEO, the performance evaluation of these executive officers is based on achievement of objectives by the Company and the executive officer, their contribution to the Company’s performance and other leadership accomplishments.

BENCHMARKING

The Compensation Committee uses market compensation information from Hay Group’s Energy Industry Executive Compensation Report and Hay Group’s Industrial Executive Compensation Report to ensure that the executive officer compensation program as a whole is competitive. We define “competitive” as generally within the 50th percentile of comparative pay of similar sized companies within Hay Group’s compensation reports when we achieve targeted performance levels.

In measuring the market competitiveness of our total compensation program, Hay Group has advised the Compensation Committee that the firm’s compensation survey reports (Hay Group Energy Executive Compensation Report and the Hay Group Industrial Executive Compensation Report), which contain information from 548 companies (77 energy companies and 471 general industry companies), provide a well-founded source of information from which the Compensation Committee can assess our executive officers’ compensation compared with the entire marketplace. This comparison is key to determining that our total compensation program is in line with what others are paying their executives, which will assist us in attracting and retaining the talent necessary to operate our businesses. To approximate our mix of utility and nonutility businesses, the market data taken into consideration is weighted 75% energy market data and 25% general industry market data.

The Compensation Committee also reviews peer group market compensation data as another data source for consideration in benchmarking compensation levels and pay mixes. The peer group criteria are described in detail on pages 53-54. An executive officer’s relative compensation position to benchmark is driven by Company and individual performance. In addition, the Compensation Committee reviews internal pay equity on a regular basis.

TOTAL COMPENSATION REVIEW

The Compensation Committee annually reviews each executive officer’s base pay, annual incentive, and long-term equity incentive with guidance from Hay Group. In addition to these primary compensation elements, the Compensation Committee also reviews the deferred compensation programs and other compensation that would be required under various severance and change in control scenarios.

Material Differences in Compensation Policies for Individual Executive Officers

The Compensation Committee conducts an annual performance review of the CEO based on his contributions to the Company’s performance, achievement of objectives and leadership accomplishments. For the other executive officers, the

Compensation Committee receives a performance assessment from the CEO and exercises its judgment based on the Board’s interaction with each executive officer, and compensation is based on Company performance, individual performance, and the level of job responsibility. In addition, as part of the benchmarking process, as noted above, the Compensation Committee reviews market information with respect to the levels of compensation for executive positions similar to those held by our executive officers. Market comparability is an important factor in determining the amount of compensation awarded to each executive officer. Market data reflects that the chief executive officers of our peer companies and Hay Group’s benchmark data are paid higher, and with a greater proportion of at risk compensation, than other executives at those same companies. With assistance from Hay Group, the Compensation Committee designs total compensation packages which ensure that any differential between the pay for the CEO and the other executive officers is market-based and is not excessive.

Monitoring of the Company’s Pay Practices

The Compensation Committee is mindful of the need to ensure that our pay practices are appropriate, in line with the market for executive compensation, and serve our shareholders’ long-term interests. As part of this process, the Committee has identified a number of key practices that it believes are consistent with our philosophy and which promote excellent corporate governance. Similarly, the Committee believes there are certain compensation and employment practices that should be avoided. Both views are summarized below:

What We Do		What We Don’t Do
✓	Maintain a pay-for-performance environment - majority of our executive officers’ pay is performance-based	X	No employment agreements for executive officers
✓	Maintain robust stock ownership requirements	X	No incentive plans that encourage excessive risk taking
✓	Maintain a claw-back policy	X	No tax gross ups
✓	Require double-trigger change in control provisions	X	No excessive perquisites
✓	Retain an independent compensation consultant	X	No repricing of underwater options
✓	Require a one-year minimum vesting period for all performance awards	X	No hedging, pledging, or short sales
✓	Conduct annual compensation risk assessment	X	No guaranteed bonuses or base salary increases
✓	Mitigate risk in compensation plans by employing performance measures and incentive caps	X	No payment of dividends during performance and vesting periods of performance-based awards

TAX DEDUCTIBILITY OF EXECUTIVE COMPENSATION

Prior to December 22, 2017, when the Tax Cuts and Jobs Act of 2017 (“TCJA”) was signed into law, Section 162(m) of the Internal Revenue Code generally disallowed a tax deduction to publicly held companies for compensation paid to certain executive officers in excess of $1 million per officer in any year that did not qualify as performance-based. In connection with 2017 compensation decisions, the Compensation Committee considered the potential tax deductibility of executive compensation under Section 162(m) of the Internal Revenue Code and sought to qualify certain elements of these applicable executives’ compensation as performance-based while also delivering competitive levels and forms of compensation.

Under the TCJA, the performance-based exception has been repealed and the $1 million deduction limit now applies to anyone serving as the chief executive officer or the chief financial officer at any time during the taxable year and the top three other highest compensated executive officers serving at fiscal year-end. The new rules generally apply to taxable years beginning after December 31, 2017, but do not apply to remuneration provided pursuant to a written binding contract in effect on November 2, 2017 that is not modified in any material respect after that date.

Despite this change in the law, the Compensation Committee intends, to the extent reasonably practical and consistent with the best interests of the Company and its shareholders, to utilize compensation policies that preserve our historical practice of crafting performance-based compensation programs that align with organizational objectives as well as those of our shareholders. Additionally, the Committee believes that shareholder interests are best served by not restricting the Committee’s discretion or flexibility in structuring compensation programs, even though such programs may result in nondeductible compensation expenses.

Shareholder Say-on-Pay Votes

We provide our shareholders with the opportunity to cast an annual vote to approve a non-binding advisory resolution approving the compensation of our executive officers. At our annual meeting of shareholders held on May 16, 2017, 97 percent of the votes cast voted in favor of the compensation paid to our executive officers. The Compensation Committee believes this affirms shareholders’ support of our approach to executive officer compensation, and this was considered by the Compensation Committee in deciding not to change this approach in 2017. The Compensation Committee will continue to consider the outcome of this process when establishing the compensation of our executive officers. The Committee will also consider the feedback from shareholders throughout the course of the year, when making future compensation decisions.

Compensation Consultant

The Compensation Committee can retain outside consultants to provide assistance with the discharge of its responsibilities. In accordance with this authority, the Compensation Committee originally selected Hay Group as its independent consultant in 2005, following a process whereby the Compensation Committee interviewed a number of consultants and made its selection based upon the Committee’s assessment of the firm’s overall expertise in the area of providing compensation counsel to board compensation committees. The Compensation Committee has re-engaged Hay Group for 2018 and has confirmed its independence, which is part of an annual review performed by the Compensation Committee. Hay Group reports directly to the Compensation Committee and attends the Compensation Committee meetings. The Compensation Committee restricts the scope of its engagement of Hay Group to executive compensation and other compensation and benefit matters that are reported to the Compensation Committee. The Compensation Committee has in place the Vectren Corporation Compensation and Benefits Committee Consultant Engagement Policy, which ensures that consultants and advisors engaged under the policy remain independent of the Company and its management. The policy requires consideration of all relevant facts and circumstances relating to independence, including the independence factors required to be considered by the NYSE listed company rules and consideration of any conflicts of interest before engaging any consultant and advisor. This policy, which is titled “Consultant Approval Policy,” is available in the Corporate Governance section of our website at www.vectren.com. The Compensation Committee has also established an evaluation process to assess the work product of the independent consultant. Upon approval by the Compensation Committee, the independent compensation consultant may also perform services for the Governance Committee. For example, in 2017, the Governance Committee engaged Hay Group to review the competitiveness of our outside director compensation program relative to industry pay practices. The work performed by Hay Group has not raised any conflicts of interest.

Hay Group provides an additional measure of assurance that our executive compensation program is a reasonable and appropriate means to achieve our objectives. Hay Group’s role is to advise the Compensation Committee on all executive compensation matters, including the following:

•	Executive compensation philosophy and strategy;

•

Executive compensation market analysis, which includes an annual competitive comparison of our pay levels to market practice for base salary, total cash compensation (base salary plus annual incentive) and total direct compensation (total cash compensation plus long-term incentive opportunities);

•	Executive compensation incentive plan design, employment agreements, severance and change in control benefits, targets and performance measures; and

•	Rules, regulations and developments in executive officer compensation.

Role of Management in the Compensation Process

Compensation determinations for our executive officers, including our CEO, are made by the Compensation Committee. The Compensation Committee delegates certain administrative duties to, and solicits recommendations from, Mr. Chapman, Chair, President and CEO. He provides recommendations to the Compensation Committee regarding the base salaries, annual incentives, and long-term incentives for the other executive officers. With approval from the Compensation Committee chair, he receives and reviews market data from Hay Group, the Compensation Committee’s independent compensation consultant. Mr. Chapman considers that data, as well as the executive officer’s contribution to the Company over the past year, the overall performance of each executive officer, the executive officer’s experience and potential, and any change in the executive officer’s functional responsibility, among other items, and after he takes internal pay equity into account, he makes his recommendations to the Compensation Committee. Mr. Chapman’s recommendations are reviewed by the Compensation Committee with assistance from Hay Group, and the Compensation Committee has the final decision making authority and can accept or decline to make upward or downward adjustments to the recommended amounts. Determinations regarding short-term and long-term incentive opportunities for executive officers are made by the Compensation Committee. The chair, president and CEO and other members of management in attendance at Compensation Committee meetings are excused when decisions regarding their individual compensation are discussed by the Compensation Committee.

Elements of Vectren’s Compensation

Our total compensation program for executive officers includes base salaries, annual and long-term incentive opportunities under the At-Risk Plan, retirement benefits, welfare benefits, and other benefits.

BASE SALARY

Base salaries, which are reviewed annually and generally become effective at the beginning of March of each year, are the non-variable element of cash compensation and are set relative to each position’s functions and responsibilities and the performance of the executive officer, with the intention of being competitive with market pay practices as described beginning on page 45. Establishing market-aligned salaries provides an objective standard by which to judge the reasonableness of our salaries, maintains our ability to compete for and retain qualified executive officers, and ensures that internal responsibilities are properly rewarded. Generally, base salaries are based on the executive officer’s job responsibilities and performance in his or her position, as well as the executive officer’s level of experience and expertise in a given area, and the executive officer’s role in developing and executing corporate strategy. The base salaries paid in 2017 to our executive officers are shown in column (c) of the 2017 Summary Compensation Table on page 57.

ANNUAL INCENTIVE COMPENSATION

Consistent with our compensation objectives, as employees progress to higher levels in the organization, a greater proportion of overall compensation is linked to our performance and shareholder returns. Accordingly, all of our executive officers have a significant portion of their total compensation at risk. Participation in the shareholder-approved At-Risk Plan is extended to the executive officers designated by the Compensation Committee in light of the roles they play in achieving financial and operating objectives. Under the At-Risk Plan, the Compensation Committee provides for the payment of at risk annual compensation in cash.

Annual incentive opportunities under the At-Risk Plan are based on the Compensation Committee’s yearly review of prevailing practices for comparable positions among similar companies of comparable size. Those prevailing practices are found in Hay Group’s compensation reports, which include 548 companies in the energy and general industry markets, as described on page 45. The Compensation Committee determines the potential annual incentive award and bases the target award upon a percentage of each participant’s base salary.

The Vectren Corporation Annual Incentive Payment Recoupment Policy provides for the Compensation Committee to seek reimbursement of up to three years of annual incentives paid under any annual incentive plan to any current or former executive officer of the Company in the event of a material restatement of financial results due to material noncompliance with SEC financial reporting requirements and as defined in the policy. You may access this policy on our website at www.vectren.com. The Compensation Committee has also reserved the right in long-term grant agreements that any successor clawback policy adopted will apply to such grants. Final SEC rules are still pending on this matter.

2017 ANNUAL INCENTIVE OPPORTUNITY AND RESULTS

The following table summarizes the executive officers’ 2017 target annual incentive opportunity and the weighting of performance metrics (effective as of the end of the performance period) used by the Compensation Committee to determine the 2017 annual incentive opportunity under the At-Risk Plan. Target payout opportunities were established by the Compensation Committee based upon market and industry guidance provided by its compensation consultant.

Executive	Consolidated EPS	Customer Satisfaction	Energy Efficiency	Safety	Equivalent Forced Outage Rate*	Target Payout (% of base salary)
Carl L. Chapman	70%	10%	10%	10%	NA	110%
M. Susan Hardwick	70%	10%	10%	10%	NA	65%
Eric J. Schach	70%	10%	10%	10%	NA	70%
Ronald E. Christian	70%	10%	10%	10%	NA	65%

*While the Equivalent Forced Outage Rate is not a performance measure applicable to our NEO group, it is one of the five metrics used by the Compensation Committee to determine our annual incentive opportunity under the Company’s At-Risk Plan and is currently applicable to the annual incentive opportunity determination for our SVP, Utility Operations & President VUHI and VP, Power Supply.

Additional information on the range of annual incentive payouts can be found in the 2017 Grants of Plan-Based Awards Table on page 59.

•	Consolidated EPS – measures our achievement of specified earnings per share levels.

•	Customer Satisfaction – measures our achievement of specified levels of utility customer satisfaction based upon the following measures:

–	Perception: measures customer perception of our customer service;

–	Contact: measures the satisfaction of customers we have recently served; and

–	Efficiency and Effectiveness: measures the percentage of calls answered within a specified time, and measures the percentage of customer transactions completed in the first call or contact.

•	Energy Efficiency – measures the achievement of gross energy savings in both our natural gas and electric service territories through conservation programs.

•	Safety – measures the minimization of DART (days away or restricted days or job transfer) incidents at the utility business.

•	Equivalent Forced Outage – measures the percentage of time an electric power generating unit was available for service during a period.

For the annual incentive, EPS was selected as a key measure because EPS and EPS growth are clearly linked to share value in our industry. While a significant portion of the annual incentive is tied to the financial earnings of the Company, which benefits our share owners and our other stakeholders, we also believe that linking the compensation paid with other key metrics that are tied to the interests of all of our stakeholders is important. For this reason, we also employ performance metrics relating to customer satisfaction, energy efficiency, safety, and equivalent forced outage of our generating units.

For each metric, a range of performance levels was established for 2017: threshold (zero payment), target (a percentage of base salary), and maximum (two times target). Linear interpolation is used for results between threshold, target, and maximum. Actual award payouts are a function of achievement of these predetermined target performance levels. The Compensation Committee has authority to decrease, but not increase, payments to the executive officers.

For 2017, the Compensation Committee established a trigger mechanism for the payout of the annual incentive to executive officers. In order to achieve a payout under the At-Risk Plan for 2017, the threshold of consolidated EPS of $2.40, including the effects of the approved adjustment rules, was required to be achieved to trigger any payment related to the satisfaction of the criteria for customer satisfaction, energy efficiency, safety, and equivalent forced outage rate. The Compensation Committee has the authority to decrease the award and reserved the discretion to adjust the consolidated EPS measure for certain predetermined events. For the 2017 annual incentive, consolidated GAAP EPS was used to determine the incentive payout. The approved adjustment rules for 2017 included the following: (i) 90% of the accounting impacts related to business exit transactions, whether a gain or loss; (ii) if business operations are discontinued during the year, whether classified for GAAP purposes as discontinued operations or not, earnings for incentives will be earnings from continuing operations, and the incentive target will be adjusted to exclude any amounts related to the operations that were discontinued; (iii) if there is a business acquisition and the acquired business was not included in the earnings target and an increase or a reduction of earnings occurs as a result of the acquired business, then the change in earnings will be excluded for purposes of calculating earnings; and (iv) if there is federal tax reform that results in impacts to 2017 net income, whether increases to or reductions in net income, those impacts will be excluded from the determination of net income to be used for purposes of calculating the incentive amount. Subsequent adjustments and exclusions shall be derived from results recorded on the Company’s financial statements in accordance with GAAP, and will therefore be objective. The annual incentive amount earned by each executive officer is reflected in column (e) of the 2017 Summary Compensation Table on page 57, however, the amounts are actually paid in early 2018.

The following tables show the metrics, various performance goal levels and actual results for the 2017 annual incentive opportunity:

		Customer Satisfaction				Energy Efficiency (Gas/Therms 000’s, Electric/MWhs 000’s)

	Consolidated EPS	Perception (40%)	Contact (40%)	Service Level (10%)	First Contact Resolution (10%)	Gas-IN (50%)	Gas-OH (25%)	Electric (25%)	Safety	Equivalent Forced Outage Rate
Threshold	$2.40	74.2%	80.7%	82.0%	84.6%	2,635	765	30.6	20	7.0
Target	$2.60	78.2%	84.7%	87.0%	89.6%	3,100	900	36.0	13	5.0
Maximum	$2.80	82.2%	88.7%	92.0%	94.6%	3,875	1,125	45.0	7	3.0
2017 Results	$2.60	78.6%	85.6%	89.9%	91.6%	3,320	1,072	43.7	22	2.0

The 2017 annual incentive payout was 97.8% of target for all executive officers.

2018 ANNUAL INCENTIVE OPPORTUNITY

For 2018, the Compensation Committee elected to employ the same performance metrics that were used in 2017, which are outlined in the previous section. The Compensation Committee elected to use the same EPS adjustment rules utilized in 2017 as it relates to items (i), (ii), and (iii) noted on the previous page, and to replace item (iv) with the following: with the exception of the impact of federal tax reform that has been reflected in the 2018 EPS metric, it is the intent of the Committee to retain the ability to make adjustments (positive or negative) to equitably reflect the impacts, if quantifiable, resulting from the enactment and/or implementation of such reform on the calculation of the net income and return on equity metrics that relate to the short- and long-term grants. Such impacts could include, but not be limited to, decisions by regulators and other key decision makers that relate to either the enactment and/or the implementation of federal tax reform.

In addition, the Compensation Committee again established a trigger mechanism for the payout of the annual incentive to officers. In order to receive a payout under the At-Risk Plan for 2018, the threshold of consolidated EPS of $2.65, including the effects of the adjustment rules discussed above for the annual incentive, must be achieved to trigger any payment upon the satisfaction of the criteria for customer satisfaction, energy efficiency, safety, and the equivalent forced outage rate.

The following table shows the metrics and various performance goal levels for the 2018 annual incentive opportunity:

						Energy Efficiency
		Customer Satisfaction				(Gas/Therms 000’s,
						Electric/MWhs 000’s)

	Consolidated EPS	Perception (40%)	Contact (40%)	Service Level (10%)	First Contact Resolution (10%)	Gas-IN (50%)	Gas-OH (25%)	Electric (25%)	Safety	Equivalent Forced Outage Rate
Threshold	$2.65	74.5%	81.5%	82.0%	85.4%	2,720	1,062.5	34.0	20	6.7%
Target	$2.85	78.5%	85.5%	87.0%	90.4%	3,200	1,250.0	40.0	13	4.7%
Maximum	$3.05	82.5%	89.5%	92.0%	95.4%	4,000	1,562.5	50.0	7	2.7%

LONG-TERM INCENTIVE COMPENSATION

The purpose of the long-term incentive opportunity under the At-Risk Plan is to motivate the attainment of our long-term growth and profit objectives, focus on the attainment of shareholder value, and retain our executive officers. Under the At-Risk Plan, the Compensation Committee determines the executive officers to whom grants will be made and the percentage of each executive officer’s base salary to be used for determining the amount of the grants to be awarded. The amount of an executive officer’s total compensation that is granted in performance-based stock units is based on market practices (based on prevailing practices found in Hay Group’s compensation reports, which includes 548 companies in the energy and general industry markets, as described on page 45), our business strategies, the individual’s scope of responsibility, the individual’s ability to impact total shareholder return and return on equity, and individual performance.

Like the potential cash payment that may be received as the annual incentive opportunity under the At-Risk Plan, this component of total compensation is also performance driven and completely at risk. Actual award payouts are a function of achievement of pre-determined performance goals and share price.

As of December 31, 2017, the At-Risk Plan reserved approximately 3.26 million shares for issuance. However, our past practice has been to settle substantially all of these equity awards in cash, due to all executive officers being in compliance with their applicable stock ownership requirements.

The Compensation Committee’s practice is to approve equity awards with a performance period starting on January 1st. This aligns our equity awards and related performance goals with our fiscal year and business strategies, strengthening the linkage between our executive officer compensation programs and actual performance.

The use of performance-based stock unit awards accomplishes the following:

•	Links long-term incentive compensation to predetermined performance goals (i.e., relative total shareholder return and earned return on equity performance); and

•	Limits future share usage for incentive compensation plan purposes.

For performance-based stock units, the Compensation Committee determined that, rather than paying cash dividends on the performance-based stock unit awards, cash dividends would automatically be converted into a number of additional performance-based stock units determined by dividing the amount of the dividend by our closing price on the NYSE on the dividend date. These dividend equivalent stock unit awards are at risk and subject to the same restrictions on transferability, forfeiture, and performance measurements as the underlying stock unit awards.

The Compensation Committee reserved the right in the long-term grant agreements that any successor clawback policy adopted will apply to such grants.

2015 PERFORMANCE-BASED STOCK UNITS (MEASURED AS OF DECEMBER 31, 2017)

The performance measurement period for the 2015 long-term incentive grant ended on December 31, 2017, and the performance results, as approved and certified by the Compensation Committee, are outlined as follows:

Grant Year	Performance Period	Performance Measures	Status
2015	2015 - 2017	Equally between relative Total Shareholder Return and Return on Equity

Stock units vested on February 23, 2018, the date performance results were certified by the Compensation Committee. Results were above target, with 151% of the target number of stock units including accrued dividends awarded (amounts are shown in Column (b) of the 2017 Outstanding Equity Awards at Fiscal Year-End Table). All stock units were paid out in cash in March 2018, however, should an executive officer not be in compliance with the stock ownership policy at time of vest, payments are made in the form of Company common stock.

(1)

Relative total shareholder return measure represents 50% of the value of the grant. Our relative total shareholder return compared to our 2015 peer group companies resulted in a payout multiplier of 1.79.

(2)

Return on equity applies to 50% of the award opportunity. As originally approved, the same adjustments to the consolidated EPS measure for the annual incentive discussed on page 50 were applicable to the return on equity measure relating to the 2015 performance-based stock units measured as of December 31, 2017. For incentive purposes, the GAAP measure of 11.97% was used to determine the payout. The return on equity target was 11.50%, with a maximum payout at 13.5%. As a result, our return on equity for incentive purposes resulted in a payout multiplier of 1.24 for that 50% of the award opportunity.

(3)

Performance results were above target, with a payout multiplier of 1.51 (the average of 1.79 achievement on relative total shareholder return and 1.24 achievement on return on equity) of the target number of stock units including accrued dividends awarded.

2015 performance-based stock units vested and were paid to executive officers in cash in March 2018, shortly after the Committee certified performance at its February 23, 2018 meeting. All executive officers were in compliance with our stock ownership policy on this date, however, non-compliance under our stock ownership policy requires that payments be made in the form of Company common stock.

OUTSTANDING AND UNMEASURED PERFORMANCE-BASED STOCK UNITS

Long-term incentive grants made in 2016, 2017, and 2018 are currently outstanding, and performance measurements will be determined and certified by the Compensation Committee in the following manner:

Grant Year	Performance Period	Performance Measures	Status
2016 2017 2018	2016 - 2018 2017 - 2019 2018 - 2020	Equally between relative Total Shareholder Return and Return on Equity

Performance results are expected to be certified in February following the year in which the performance measurement period ends. Before March 31 of the same year, executive officers will be paid in cash, unless such executive officer is not in compliance with the stock ownership policy, in which case, the payment will be made in Company common stock.

Net income used in the return on equity calculation will be defined as earnings used in the consolidated EPS measure for the annual incentive, including any adjustments as originally approved by the Committee, applicable during the final year of the performance period.

2017 PERFORMANCE-BASED STOCK UNITS

For 2017, the number of performance-based stock unit awards approved by the Compensation Committee and granted on January 1, 2017 was intended to provide each of our executive officers with a market-aligned long-term incentive value consistent with our compensation philosophy. The number of performance-based stock units awarded to each executive in 2017 was calculated using the following assumptions: 1) our closing stock price on the NYSE on December 2, 2016, discounted for risk of forfeiture over the three-year performance period beginning January 1, 2017; 2) annual dividend rate of $1.68 per share; and 3) reinvestment of dividends subject to achievement of performance goals. The payout value of 2017 awards will be based upon the average of the closing stock price on the New York Stock Exchange for the three consecutive trading days 10 calendar days prior to the date the Committee certifies performance (typically in February of the year following the performance period).

The ultimate earned value of the January 1, 2017 grants will be determined equally by:

(1)	our total shareholder return performance relative to the 2017 peer group during a three-year performance period, and

(2)

our return on equity performance during the final year of the performance period (2019), with an absolute measure set at a threshold of 8%, a target of 11.5% and a maximum of 13.0%. The target level, as established, well exceeded the median historical level of return among our peer group companies at the time of grant. We establish maximum and threshold levels with reference to the 90th and 25th percentiles, respectively, of the three-year average returns of our peer group companies, along with our own forecast results. Net income used in the return on equity calculation will be defined as earnings used in the consolidated EPS measure for the annual incentive applicable during the final year of the performance period.

The Compensation Committee endeavors to provide a balanced approach to our long-term incentive compensation program by employing a relative total shareholder return measure and an absolute return on equity measure. For half of the opportunity, we use total shareholder return as the measure because it aligns the interests of our executive officers with the interests of our shareholders by linking this portion of their at risk compensation to the returns our shareholders receive on their investment compared to the returns they could have received had they invested their money in comparable investments (as reflected by our peer group returns). For the remaining half of this opportunity, we use return on equity as the measure because we believe it links this portion of at risk compensation for our executive officers to achieving appropriate levels of risk adjusted returns on the capital deployed. The measure of return on equity relates particularly well to measuring performance with rate regulated assets. The Compensation Committee believes both measures appropriately and directly align executive officers’ pay to Company performance and long-term shareholder value.

The Compensation Committee will employ linear interpolation to calculate the payout on total shareholder return performance, and if performance as compared to the peer group is below the 25th percentile, the result will be a complete forfeiture of that portion, while performance at or above the 90th percentile will result in a doubling of that portion. The Compensation Committee also will employ linear interpolation to calculate the payout on earned return on equity performance and performance at or below threshold will result in a complete forfeiture of that portion, while performance at or above maximum will result in a doubling of that portion. Generally, the recipient will be required to remain employed by us through the performance period (ending December 31, 2019), and until such time as the Committee certifies the performance results, which is typically in February of the year following the performance period.

The Compensation Committee uses a peer group of companies for benchmarking performance, which is reviewed each year by its independent compensation consultant to ensure the group aligns with our attributes and business model. To be included in the 2017 peer group, a company needed to satisfy all of the following criteria:

A)	Be included in one of the following SIC Codes (our SIC Code is 4932):

– 4911: Electric Services,

– 4923: Natural Gas Transmission and Distribution,

– 4924: Natural Gas Distribution,

– 4931: Electric & Other Services Combined, and

– 4932: Natural Gas & Other Services Combined;

B)	U.S. domiciled;

C)	Minimum 1 calendar year of stock trading history for spin-off from publicly-traded predecessor company;

D)	Owns natural gas, electric, or natural gas and electric distribution assets;

E)	3-year average utility operations contribute 50% or more of utility and nonutility earnings;

F)	3-year average market capitalization between 0.4 times and 2.5 times that of Vectren’s 3-year average market capitalization;

G)	Company must qualify on the date of the award;

H)	Deletions to the peer group occur after the grant is awarded, only if SIC changes, nonutility grows beyond 50%, or the company is no longer U.S. domiciled; and

I)

In addition, a peer company will be removed from our peer group after the grant date upon an announcement that it is to be acquired. Following the consummation of the transaction, if the resulting company continues to qualify for inclusion in the peer group, it will remain part of the peer group. Should any proposed acquisition terminate, the company will be returned to all relevant peer groups.

The January 1, 2017 grant utilizes the following peer group of 20 companies:

ALLETE, Inc.	Great Plains Energy, Inc.	NorthWestern Corp.	Portland General Electric Co.

Alliant Energy Corp.	Hawaiian Electric Industries, Inc.	OGE Energy Corp.	South Jersey Industries, Inc.

Atmos Energy Corp.	IDACORP, Inc.	ONE Gas, Inc.	Southwest Gas Holdings, Inc.

Black Hills Corp.	New Jersey Resources Corp.	Pinnacle West Capital Corp.	Spire, Inc.

El Paso Electric Co.	NiSource, Inc.	PNM Resources, Inc.	Westar Energy, Inc.

The peer group initially established for this grant included Avista Corporation and SCANA Corporation, which have both been removed following the announcements of their planned acquisitions. In addition, Westar Energy, Inc., which was previously removed from our peer group due a similar acquisition announcement, was added back following a “no-premium merger of equals” agreement reached with Great Plains Energy, Inc., effective July 10, 2017. These actions align with our peer group selection criteria disclosed above.

2018 PERFORMANCE-BASED STOCK UNITS

In December 2017, the Compensation Committee reviewed the long-term incentive opportunity to be provided in 2018, and determined the number of performance-based stock units to be granted on January 1, 2018. The grants were based upon a market competitive long-term incentive value for each executive officer and the number of stock units awarded were calculated using the following assumptions: 1) our closing price on the New York Stock Exchange on December 1, 2017, discounted for risk of forfeiture over a three year performance period and until vesting occurs at the time the Committee certifies the performance results; 2) annual dividend rate of $1.80 per share; and 3) reinvestment of dividends subject to achievement of performance goals. This approach is consistent with past practice.

At its February 2018 meeting, the Compensation Committee reviewed the appropriateness of the peer group selection criteria as well as the list of peer companies to be utilized for the 2018 grant. In doing so, the Compensation Committee concluded that the criteria in place for 2017 was still appropriate for 2018, as well as the list of 2017 peer companies, with one additional company, CenterPoint Energy, Inc. The combined effects of Vectren’s increase in market capitalization and the lack of recovery in oil prices causes CenterPoint Energy to align with our peer group selection criteria.

The January 1, 2018 grant utilizes the following peer group of 21 companies:

ALLETE, Inc.	Great Plains Energy, Inc.	OGE Energy Corp.	Southwest Gas Holdings, Inc.

Alliant Energy Corp.	Hawaiian Electric Industries, Inc.	ONE Gas, Inc.	Spire, Inc.

Atmos Energy Corp.	IDACORP, Inc.	Pinnacle West Capital Corp.	Westar Energy, Inc.

Black Hills Corp.	New Jersey Resources Corp.	PNM Resources, Inc.

CenterPoint Energy, Inc.	NiSource, Inc.	Portland General Electric Co.

El Paso Electric Co.	NorthWestern Corp.	South Jersey Industries, Inc.

The January 1, 2018 performance-based stock unit grants will be measured against the performance of our 2018 peer group companies. The performance measurement will be weighted equally between 1) our total shareholder return performance relative to the 2018 peer group during a three-year performance period, and 2) our earned return on equity performance during the final year of the performance period (2020), with an absolute measure set at a threshold of 8%, a target of 11.5% and a maximum of 13.0%. The target level of 11.5% exceeds the three-year median return among our peer group companies, which was approximately 9%. We establish maximum and threshold levels with reference to the 90th and 25th percentiles, respectively, of the three-year average returns of our peer group companies, along with our own forecast results.

The performance period on this grant commenced on January 1, 2018 and will conclude on December 31, 2020. After the end of the performance period, the grant will vest once performance is measured and certified by the Compensation Committee. The payout will be valued based upon the average of the closing price on the New York Stock Exchange for the three consecutive trading days 10 calendar days prior to the date the Committee certifies performance. Executives will not have any voting rights with respect to those stock units and no cash dividends will be paid on performance-based stock units during the period of restriction. However, dividends will accrue on the performance-based stock units, and the amount of dividends ultimately paid will be determined based upon the actual amount of stock units that are awarded following the performance measurement using the two metrics described above. The Compensation Committee reserved the right in the grant agreements that any successor clawback policy adopted by the Compensation Committee will apply to the grants.

RETIREMENT, WELFARE AND OTHER BENEFITS

In general, our benefits program is designed to provide a safety net of protection against financial catastrophes that can result from illness, disability, or death, to provide retirement income, and to provide transitional assistance to employees who are separated from the Company. We offer these benefits to retain and attract executive officers and to provide a competitive total benefits package. In addition to the benefits, plans and agreements described in more detail below, the executive officers are eligible to participate in a range of broad-based employee benefits including, but not limited to, vacation pay, sick pay, medical insurance, dental insurance, vision insurance, and group-term life insurance.

QUALIFIED RETIREMENT BENEFIT PLANS

Our executive officers are eligible to participate in our tax-qualified defined benefit plan and tax-qualified defined contribution plan, which are subject to Internal Revenue Code limitations on allowable compensation for benefit calculation purposes, as well as for limits on the amount of benefits or contributions allowed. For 2017, the Internal Revenue Code limited the amount of compensation that can be used to calculate a qualified plan benefit to $270,000 and the amount of annual pension that can be paid from a tax qualified plan to $215,000. For our executive officers, the tax-qualified defined benefit plan consists of a cash balance formula. These plans cover a significant portion of our employees who meet specified hiring date, age, and service requirements. For a specific description of the defined benefit plans in which the executive officers participate, see the 2017 Pension Benefits Table and the accompanying narrative beginning on page 62. The amount of our contributions to the tax-qualified defined contribution plan for each executive officer can be found in footnote (5) of the 2017 Summary Compensation Table on page 58.

NONQUALIFIED COMPENSATION PLANS

Our executive officers participate in nonqualified plans that restore the benefits and contributions mentioned above in light of the Internal Revenue Code compensation and benefit limits. To the extent contributions to our tax-qualified defined contribution plans are reduced by reason of Internal Revenue Code limits, we will make up these contributions in an unfunded nonqualified deferred compensation plan arrangement. Also, to the extent benefits under our tax-qualified defined benefit pension plan are limited by Internal Revenue Code limits, the benefits are restored under an unfunded nonqualified plan.

The amounts paid under these restoration plans are paid from our general assets. We also have a supplemental pension plan which covers Messrs. Chapman and Christian. For a specific description of the nonqualified defined benefit plans in which executive officers may participate, see the 2017 Pension Benefits Table and narrative beginning on page 62. For specific information regarding nonqualified deferred compensation plans in which the executive officers participate, see the narrative beginning on page 64 and the accompanying 2017 Nonqualified Deferred Compensation Table.

EXECUTIVE BENEFITS

Our executive officers are provided with additional life and long-term disability insurance benefits with premiums being paid by the Company. The life insurance benefit can equal up to three times base salary with a cap of $2.5 Million. Long-term disability coverage is targeted at 60% of base salary plus the target amount of the executive officer’s annual incentive compensation. The Compensation Committee has limited the long-term disability benefit to the amount of insurance coverage purchased by the Company, which in some cases may result in an executive officer’s long-term disability coverage below the 60% targeted coverage amount. Company paid life insurance and long-term disability benefits end upon the executive officer’s termination of employment, unless the executive officer has a qualified termination after a change in control in which coverage would continue for a specified period of time. In addition, the executive officers participate in an executive physical program which offers outpatient health assessments and physical examinations paid for by the Company. The amount of life insurance premiums, long-term disability insurance premiums, and executive physical program costs for the executive officers are included in column (g) of the 2017 Summary Compensation Table on page 57.

EXECUTIVE SEVERANCE PLAN AND CHANGE IN CONTROL AGREEMENTS

We offer our executive officers participation in an executive severance plan and separate change in control agreements to provide transitional assistance if separated from the Company. The purpose of the severance plan and change in control agreements is to provide our executive officers with certain severance benefits upon qualifying terminations. These benefits allow the executive officers to focus on the business of the Company without the distraction of the impact of these events on the executive officer’s employment and then transition the executive officer to other employment. Severance benefits are payable under the severance plan or the change in control agreements only if the executive officer’s employment is terminated by us without cause, death or disability, or the executive officer resigns employment for good reason. For a more detailed discussion of our severance plan and change in control agreements, see pages 65-69.

Executive Compensation Tables and Disclosures

Based on the standards for determining “executive officers” set forth in Exchange Act Rule 3b-7, and consistent with our management structure, we have determined that our NEOs for 2017, as of December 31, 2017, consisted of the following persons: Carl L. Chapman, Chairman, President & Chief Executive Officer; M. Susan Hardwick, Executive Vice President and Chief Financial Officer; Eric J. Schach, Executive Vice President and Chief Operations Officer; and Ronald E. Christian, Executive Vice President, Chief Legal and External Affairs Officer and Corporate Secretary. We evaluate, on an annual basis, the roles and responsibilities of our various officers and key employees in connection with the determination of our executive officers. In the event that we determine that any additional persons meet the standards of an “executive officer,” we will include such persons in the evaluation of our NEO group and provide appropriate disclosures, as necessary.

2017 Summary Compensation Table

The following table shows the compensation earned by or paid to each NEO during the three years ending December 31, 2017, and includes the NEOs who were serving at year-end.

		Salary	Stock Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and NQDC Earnings	All Other Compensation
Name and Principal Position	Year	(1)	(2)	(3)	(4)	(5)	Total
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Carl L. Chapman Chairman, President & CEO	2017	$951,347	$2,446,510	$1,032,233	$1,631,478	$159,365	$6,220,933
	2016	$908,271	$2,220,608	$944,150	$1,344,491	$136,991	$5,554,511
	2015	$872,309	$2,171,600	$752,107	$1,571,020	$151,187	$5,518,223
M. Susan Hardwick EVP & CFO	2017	$406,798	$551,190	$260,947	$22,492	$51,391	$1,292,818
	2016	$377,057	$481,169	$226,098	$17,472	$43,521	$1,145,317
	2015	$342,113	$409,400	$162,586	$8,051	$41,199	$963,349
Eric J. Schach EVP & COO	2017	$522,538	$865,465	$371,462	$27,324	$60,807	$1,847,596
	2016	$417,908	$537,810	$243,265	$20,607	$76,026	$1,295,616
	2015	$374,092	$427,200	$180,903	$7,949	$45,710	$1,035,854
Ronald E. Christian EVP, Chief Legal & External Affairs Officer & Corporate Secretary	2017	$459,335	$551,190	$294,622	$483,116	$58,042	$1,846,305
	2016	$437,338	$518,414	$268,887	$384,963	$57,068	$1,666,670
	2015	$418,131	$502,850	$234,432	$343,343	$56,742	$1,555,498

(1)	Amounts shown represent base salaries earned during the year.

(2)

For 2015-2017, the NEOs received only performance-based stock units, and the 2017 stock awards are detailed in the 2017 Grants of Plan Based Awards Table. The compensation cost for stock unit awards represents the aggregate grant date fair market value of each equity award computed in accordance with FASB ASC Topic 718. We have not issued stock options in any of the years disclosed in the table above. A Monte Carlo valuation model was used to estimate the grant date fair value of the stock unit awards. The Monte Carlo model utilizes multiple inputs to produce distributions of total shareholder return for Vectren and each of its peer group companies to calculate the fair value of each award. Expected volatilities utilized in the model are based on implied volatilities from the historical volatility of stock prices for Vectren and for each of its peer group companies, using daily adjusted stock prices for the three-year period preceding each grant date. The dividend yield is based on historical experience and our estimate of future dividend yields. The risk-free interest rate is based on the U.S. Treasury rates on the grant date with maturity dates approximating the performance period. The grant date fair values of the 2015-2017 stock unit awards were determined by using three assumptions, as reflected in the following chart.

	2017		2016		2015
	1/1/2017	1/1/2016		6/1/2016	1/1/2015
Dividend Yield	3.28%	3.82%		3.26%	3.33%
Risk-Free Interest Rate	1.47%	1.31%		1.07%	1.10%
Volatility	18.77%	17.68%		18.24%	15.05%

Using these assumptions, the January 1, 2017 stock units were valued at $48.35 per unit. The performance-based stock unit awards are subject to performance conditions and the values listed in this column with respect to such awards are based on the probable outcome of such conditions at target as of the grant date. If the conditions for the highest level of performance are achieved, the value of the performance-based stock unit award at the grant date would be as follows: Mr. Chapman: 2017 - $4,893,020; 2016 - $4,441,216; 2015 - $4,343,200; ; Ms. Hardwick: 2017 - $1,102,380; 2016 - $962,338; 2015 - $818,800; Mr. Schach: 2017 - $1,730,930; 2016 - $1,075,620; 2015 - $854,400; and Mr. Christian: 2017 - $1,102,380; 2016 - $1,036,828; 2015 - $1,005,700. At the lowest level of performance, the performance-based stock unit awards are forfeited. Actual amounts earned for stock unit awards are determined after a three-year performance period is completed and are generally paid shortly after the Compensation Committee certifies the performance results. Payments generally occur in March of the year immediately following the end of the performance period and are based on the prevailing stock price when the restrictions lift.

(3)

The amounts shown in this column are exclusively annual cash awards under the At-Risk Plan for 2017, 2016 and 2015 performance, which are discussed under the heading “Annual Incentive Compensation” on page 48. The amounts reported are the amounts earned in the reported year but actually paid in the subsequent year. The 2017 annual incentive payout was approved at 97.8% for all NEOs, based on the weighting of target performance metrics illustrated in the chart on page 48.

(4)

This column reflects the increase in the actuarial present value of the NEOs’ benefits under all pension plans of the Company, which is determined using interest rate and post-retirement mortality assumptions consistent with those used in our financial statements. No above-market or preferential earnings are paid on deferred compensation pursuant to our deferred compensation plans.

(5)

The following table reflects (i) employer contributions to the qualified retirement plan; (ii) deferred compensation contributions to restore employer contributions to our qualified retirement plan; (iii) the actuarial value of life and disability insurance premiums paid by or on behalf of us and our subsidiaries; (iv) the actuarial equivalent costs of the executive physical program that occurred in 2017; and (v) executive officer contributions to certain charities and qualified educational institutions that were matched by the Vectren Foundation. Matching contributions for 2016 and 2015 have been updated, respectively, for Mr. Chapman ($13,182; $17,537.50); Mr. Schach ($715.25; $649); and Mr. Christian ($3,751; $1,250). 2017 matching contributions, in the table below, also include one-time contributions to U.S. hurricane relief efforts, which were made available to Vectren employees.

ALL OTHER COMPENSATION TABLE
	Year	Thrift/401(k) Employer Contributions	Def Comp Contributions- Restore Qualified Plan	Insurance Paid by Company	Exec Phys Program	Vectren Foundation Matching Contributions	Total
Carl L. Chapman	2017	$16,200	$97,530	$22,678	$1,025	$21,932	$159,365
M. Susan Hardwick	2017	$16,200	$21,774	$10,392	$1,025	$2,000	$51,391
Eric J. Schach	2017	$16,200	$29,748	$11,688	$1,025	$2,146	$60,807
Ronald E. Christian	2017	$16,200	$27,493	$12,074	$1,025	$1,250	$58,042

2017 Grants of Plan-Based Awards Table

The following table reflects the annual incentives and long-term stock unit grants awarded under the At-Risk Plan to the NEOs shown in the Summary Compensation Table:

			Estimated Future Payouts
			Under Non-Equity Incentive			Estimated Future Payouts Under Equity
			Plan Awards (1) (2)			Incentive Plan Awards (3) (4)

									Grant Date
									Fair Value of
									Stock and
		Approval							Option
Name	Grant	Date	Threshold	Target	Maximum	Threshold	Target	Maximum	Awards (5)

(a)	Date	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)

Carl L. Chapman	1/1/2017	12/14/2016	$0	$1,056,000	$2,112,000	17,596	50,600	101,200	$2,446,510

M. Susan Hardwick	1/1/2017	12/14/2016	$0	$266,956	$533,912	3,964	11,400	22,800	$551,190

Eric J. Schach	1/1/2017	12/14/2016	$0	$380,015	$760,030	6,225	17,900	35,800	$865,465

Ronald E. Christian	1/1/2017	12/14/2016	$0	$301,406	$602,812	3,964	11,400	22,800	$551,190

(1)

These columns reflect the range of annual incentive payouts for 2017 performance under the At-Risk Plan described on pages 48-51, under the heading “Annual Incentive Compensation”. The 2017 annual incentive payout was paid out at 97.8% of target for all NEOs, as illustrated in the Summary Compensation Table on page 57.

(2)

For each metric, a range of performance levels and corresponding award levels was established for 2017: threshold (zero payment), target (a percentage of base salary), and maximum (two times target). Linear interpolation was used for results between threshold, target, and maximum. Actual award payouts were a function of achievement of predetermined target performance levels.

(3)

The Compensation Committee authorized performance-based stock unit awards to be granted on January 1, 2017. The performance period for this grant commenced on January 1, 2017 and will conclude on December 31, 2019. Following this performance period, the Committee will certify the performance results (typically at its February meeting) and payouts will occur as soon as administratively possible, but no later than March 31, 2020. Dividends paid during the restriction period will accrue as additional stock units and will be subject to the same restrictions on transferability, forfeiture, and performance measurements as the initial stock unit awards.

(4)

For half of the 2017 awards, performance will be measured based on our total shareholder return (TSR) performance relative to our 2017 peer group as disclosed on page 54. Linear interpolation between the 10th percentile company rank and the 90th percentile company rank will be used to calculate the payout multiplier. If TSR performance is below the 25th percentile company rank, the result will be a complete forfeiture of this portion, while TSR performance at the 90th percentile company rank or above will result in doubling of this portion. Linear interpolation will also be used to calculate the other half of the 2017 awards measured by our return on equity. Performance at or below the threshold of 8% will result in a complete forfeiture of that portion, while performance at or above maximum of 13.0% will result in doubling of that portion. The threshold level of payout reported in this table assumes TSR performance at the 25th percentile company rank and an 8% return on equity which would result in a payment of approximately 40% of the original shares granted based on TSR performance through December 31, 2017. Actual results at threshold will differ from this estimate as TSR performance will change over the three-year performance period. See “Compensation Discussion and Analysis–Long-Term Incentive Compensation” on page 51 for a discussion of the performance measures applicable to the grant.

(5)

This column reflects the value upon the date(s) of grant, based upon the probable outcome of the relevant performance conditions at target. This amount is consistent with the estimate of aggregate compensation costs to be recognized over the service period determined as of each grant date under FASB ASC Topic 718, excluding the effect of any estimated forfeitures. The January 1, 2017 stock units are valued at $48.35 per unit.

We refer you to the “Compensation Discussion and Analysis” section of this proxy statement, as well as the corresponding footnotes to the tables, for material factors necessary for an understanding of the compensation detailed in the Summary Compensation Table and 2017 Grants of Plan-Based Awards Table, which are incorporated by reference herein.

2017 Option Exercises and Stock Vested Table

The table below provides information on the performance-based stock units which vested during the year ending December 31, 2017 for the NEOs in the Summary Compensation Table. No stock options were exercised during this period, nor does any NEO or other executive officer currently have earned or unearned stock options.

	Stock Awards
Name	Number of Shares or Units Acquired on Vesting	Value Realized on Vesting (1)(2)
Carl L. Chapman	114,114	$7,419,723
M. Susan Hardwick	16,024	$1,041,896
Eric J. Schach	17,409	$1,131,963
Ronald E. Christian	28,283	$1,838,985

(1)

Reflects the value of performance-based stock units issued on January 1, 2014. The performance measurement for this grant ended December 31, 2016, and the vest date was December 31, 2017. As required by SEC rules, the values shown in this table were based on the closing stock price for Company shares on the date of vesting, which was $65.02. The actual value paid upon vesting was determined by averaging the closing price of Company shares for the three trading days immediately preceding December 25, 2017, which yielded a share price value of $64.94 versus the $65.02 price required to be used in this table. The net result was the actual compensation received by Plan participants was slightly lower than the amounts shown in this table.

(2)

Based on a $4 million annual payout maximum as described in our At-Risk Plan, a mandatory deferral in the amount of $3,410,593 was made to Mr. Chapman’s nonqualified deferred compensation account, based on the $64.94 valuation process described in the preceding footnote. This amount is also included in column (b) of the Nonqualified Deferred Compensation Table on page 64. SEC rules require a different valuation for this table (based on $65.02, as described in the preceding footnote), and therefore the amount in excess of the maximum annual payout limit for purposes of this table is $3,419,723.

2017 Outstanding Equity Awards at Fiscal Year-End Table

The following table includes information on all equity grants outstanding at December 31, 2017 for the NEOs in the Summary Compensation Table. The Company has not granted stock options since 2005, and there are none outstanding.

Stock Awards
Name (a)	Number of Shares or Units of Stock That Have Not Vested (1) (b)	Market Value of Shares or Units of Stock That Have Not Vested (2) (c)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (3) (d)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (4) (e)
Carl L. Chapman	81,426	$5,294,319	219,580	$14,277,092
M. Susan Hardwick	15,351	$998,122	48,270	$3,138,515
Eric J. Schach	16,018	$1,041,490	64,372	$4,185,467
Ronald E. Christian	18,855	$1,225,952	50,414	$3,277,918

(1)

This column represents the number of measured but unvested performance-based stock units granted in 2015 (plus accrued dividend equivalents and performance adjustment units) and outstanding as of December 31, 2017. Following the close of the performance period on December, 31, 2017, the Compensation Committee met at its February 2018 meeting and certified performance conditions. Payments were made in March 2018, according to award agreement guidelines.

(2)

This column represents the December 31, 2017 market value of the measured but unvested performance-based stock units granted in 2015 and referenced in footnote (1). The closing price per share of the Company common stock on the New York Stock Exchange on December 31, 2017 was $65.02.

(3)

This column represents the number of performance-based stock unit awards granted in 2016 and 2017 (plus accrued dividend equivalents) that were outstanding and unmeasured for each NEO as of December 31, 2017, with a maximum possible payout multiplier applied at 200% of target. Because the performance for 2017 exceeded the target performance measure, the 200% payout multiplier is required by the SEC for illustration purposes. Actual payout amounts could be less and will be determined following the close of each performance period and after the Compensation Committee certifies that performance goals were or were not met. The table below represents the target amounts granted for the 2016 and 2017 awards, plus accrued dividends, through December 31, 2017:

Name	Grant Date	Awarded Performance-Based Stock Units	Accrued Dividends
Carl L. Chapman	January 1, 2017 January 1, 2016	50,600 54,400	1,388 3,402
M. Susan Hardwick	January 1, 2017 June 1, 2016 January 1, 2016	11,400 500 11,200	313 22 700
Eric J. Schach	January 1, 2017 June 1, 2016 January 1, 2016	17,900 1,000 12,000	491 45 750
Ronald E. Christian	January 1, 2017 January 1, 2016	11,400 12,700	313 794

These performance awards have a three-year performance measurement period that begins on January 1st of the year of grant. The grants, including stock unit dividend equivalents that accrue from grant date through vesting, are subject to forfeiture in accordance with provisions in the grant agreements and the At-Risk Plan. Vesting occurs upon certification of the performance results by the Compensation Committee, which typically occurs in February immediately following the end of the three-year performance period, and payouts are typically made that March.

(4)

This column represents the December 31, 2017 market value of the outstanding and unmeasured 2016 and 2017 performance-based stock units and accrued dividends at maximum payout as reported in footnote (3). The closing price on December 31, 2017 was $65.02.

Retirement Benefit Plans

Our NEOs are eligible to participate in our tax-qualified defined benefit plan and tax-qualified defined contribution plan, both of which are subject to Internal Revenue Code limitations on allowable compensation for benefit calculation purposes, as well as for limits on the amount of benefits or contributions allowed. For 2017, the Internal Revenue Code limited the amount of compensation that can be used to calculate a pension benefit to $270,000 and the amount of annual pension that can be paid from a tax qualified plan to $215,000. For our NEOs, the tax-qualified defined benefit plan consists of a cash balance formula. The differences in pension benefits among NEOs are primarily attributable to different tenures with the Company and its predecessors. These plans cover a significant portion of our employees who meet specified hiring date, age, and service requirements.

NEOs are also covered by nonqualified plans that restore the benefits and contributions mentioned above in light of the Internal Revenue Code compensation and benefit limits. To the extent contributions to our tax-qualified defined contribution plans are reduced by reason of Internal Revenue Code limits, we will make up these contributions in an unfunded, nonqualified deferred compensation plan arrangement. Also, to the extent benefits under our tax-qualified defined benefit pension plan are limited by Internal Revenue Code limits, the benefits are restored under an unfunded nonqualified plan. The amounts paid under these restoration plans are paid from our general assets. We also have an unfunded supplemental pension plan which covers Messrs. Chapman and Christian.

The following table provides the actuarial present value of each NEO’s total accumulated benefits under each of our pension plans in which the NEO has participated in the past year. The present value of accumulated benefits is calculated using interest rate and mortality rate assumptions consistent with those used in our financial statements. The table also includes payments made during 2017, which were none.

2017 PENSION BENEFITS TABLE
Name (a)	Plan Name (1) (b)	Number of Years Credited Service (c)	Present Value of Accumulated Benefit (d)	Payments During Last Fiscal Year (e)

	Vectren Corporation Combined Non- Bargaining Retirement Plan	32.50	$359,140	$0

Carl L. Chapman	Vectren Corporation Nonqualified Defined Benefit Restoration Plan	32.50	$681,791	$0

	Vectren Corporation Unfunded Supplemental Retirement Plan for a Select Group of Management Employees	32.50	$10,616,933	$0

M. Susan Hardwick	Vectren Corporation Combined Non- Bargaining Retirement Plan	18.00	$134,719	$0

	Vectren Corporation Nonqualified Defined Benefit Restoration Plan	18.00	$45,778	$0

Eric J. Schach	Vectren Corporation Combined Non- Bargaining Retirement Plan	24.00	$156,735	$0

	Vectren Corporation Nonqualified Defined Benefit Restoration Plan	24.00	$63,958	$0

	Vectren Corporation Combined Non- Bargaining Retirement Plan	28.33	$234,230	$0

Ronald E. Christian	Vectren Corporation Nonqualified Defined Benefit Restoration Plan	28.33	$144,136	$0

	Vectren Corporation Unfunded Supplemental Retirement Plan for a Select Group of Management Employees	28.33	$1,983,321	$0

(1)

We sponsor a tax-qualified defined benefit pension plan covering a significant portion of our employees who meet specified hiring date, age, and service requirements. The plan covers salaried employees, including NEOs, and provides fixed benefits at normal retirement age based upon compensation and length of service. The costs of the plan are fully paid by the employer and are computed on an actuarial basis. The plan also provides for benefits upon death, disability, early retirement, and other termination of employment under conditions specified therein. The compensation covered by the plan includes the salaries and non-equity incentive plan compensation shown under columns (c) and (e) of the 2017 Summary Compensation Table on page 57. In addition to the nonqualified defined benefit restoration plan (which restores pension benefits that are lost due to Internal Revenue Code limitations), we also have a supplemental pension plan for certain NEOs which provides fixed benefits at normal retirement age based upon the officer’s compensation over the 60-month period ending on his termination of employment. Messrs. Chapman and Christian are the only active employee participants in the Company’s unfunded supplemental retirement plan, which is closed to new participants. Benefits under the supplemental plan are offset by Social Security, the tax-qualified defined benefit plan, the nonqualified defined benefit restoration plan, and benefits under the tax-qualified defined contribution plan and nonqualified defined contribution plan attributable to contributions. Note 9 to our financial statements for the year ended December 31, 2017 (included in the annual report on Form 10-K filed with the SEC on February 21, 2018) describes the valuation method and assumptions used to calculate the present value of the accumulated benefits included in this table.

NON-BARGAINING RETIREMENT PLAN

The Vectren Corporation Combined Non-Bargaining Retirement Plan is a tax-qualified defined benefit pension plan for salaried employees, including the NEOs. While a small number of employees have a traditional final average pay pension plan in place from a predecessor company, all NEOs participate in a cash balance plan only. The formula applicable to a particular participant depends on whether we or one of our predecessors first hired the participant and when that hire date occurred. Both formulas are based on the participant’s base salary and annual cash incentive, subject to the annual compensation limit under the Internal Revenue Code (set at $270,000 for 2017).

An NEO has a vested right to accrued benefits after three years of service for the cash balance benefit. All NEOs are vested in their accrued benefit. The accrued benefit is based on the value of a cash balance account based on service and compensation at the date of determination. In addition to the benefits at normal retirement, benefits are paid from this plan upon termination from employment due to voluntary or involuntary termination, disability, early retirement, and death.

The cash balance formula provides for annual pay credits to the cash balance account of each continuing NEO equal to the following percentage of his or her compensation for the year: Mr. Chapman – 4.5% per year; and Ms. Hardwick, Mr. Schach, and Mr. Christian – 2.5% per year. The cash balance formula also provides a credited interest rate for a plan year equal to the average annual yield for the ten-year U.S. Treasury Constant Maturities for October of the preceding year (plus 1% while employed). The differences in pension benefits among officers are primarily attributable to different tenures with the Company and its predecessors. For voluntary or involuntary termination or early retirement, each NEO is eligible for the accrued benefit determined as of the date of termination or retirement. An NEO may elect to receive the pension benefit as a lump sum; otherwise the pension benefit is paid in the form of an actuarially equivalent annuity.

For termination due to disability, an NEO will continue to accrue benefits in his or her cash balance account until age 65, unless he or she elects to receive the pension benefit. An NEO may elect to begin receiving benefits under the early retirement provisions above based on the benefits accrued to the date of commencement.

NONQUALIFIED DEFINED BENEFIT RESTORATION PLAN

The defined benefit restoration plan has the same formulas and conditions as the qualified defined benefit plan described above. This plan restores the benefits that are lost due to Internal Revenue Code limitations.

UNFUNDED SUPPLEMENTAL RETIREMENT PLAN

Messrs. Chapman and Christian are eligible to participate in our unfunded supplemental retirement plan which is based on final average pay and is offset by Social Security and retirement benefits. The benefit for life at normal retirement age, which is age 65, is 65% of final average monthly pay over the prior 60 consecutive calendar month period, less Social Security (on normal retirement) and other Company provided retirement benefits. If properly and timely elected, this benefit is payable in an actuarially equivalent joint and one-half survivor annuity option, a lump sum option, five year installment option, or ten year installment option.

Messrs. Chapman and Christian are eligible to retire early under this plan, as each has attained age 55 and has completed 10 or more years of service. In that event, the amount payable is reduced based on the amount of time prior to age 65 that the eligible NEO retires. The benefit is further reduced by five-ninths of one percent for up to the first 60 calendar months that the benefit commences before age 65 and by five-eighteenths of one percent for each calendar month that the benefit commences before age 60.

An eligible NEO can also terminate due to total disability. The disability benefit starts payments at age 65 and continues for life and is the same as described above for normal retirement.

Finally, if the eligible NEO dies prior to retirement, the eligible NEO’s spouse or other beneficiary is entitled to an actuarially equivalent payment, which will be made as a lump-sum payment or if properly elected in 5- or 10-year installments, as if the eligible NEO’s employment terminated immediately prior to the executive’s death.

No benefit will be paid if the eligible NEO is terminated for cause, as defined in the Company’s Executive Severance Plan beginning on page 65.

Nonqualified Deferred Compensation

We have historically offered our NEOs the opportunity to defer certain compensation into our deferred compensation plans. We have two unfunded plans due to the passing of the American Jobs Creation Act of 2004, which created a Section 409A of the Internal Revenue Code. Section 409A caused companies to change the way in which they manage deferred compensation. We believe that the best practice for companies, including ours, which had a deferred compensation plan as of the effective date of Section 409A was to, first, freeze their current plan and, second, create a new plan that complies with Section 409A. The first plan is frozen, meaning that employees can no longer make contributions to that plan but will continue to be paid benefits from that plan pursuant to its terms. The second plan is active, meaning that employees are currently making contributions to and receiving distributions from that active plan pursuant to the terms of that active plan.

Each NEO is eligible to participate in the Company’s deferred compensation plans. The active plan allows an NEO to receive restoration contributions to restore benefits limited by the Internal Revenue Code. At present, an NEO may defer base salaries, annual incentives, and long-term incentives upon lapse of restrictions into the active deferred compensation plan. Each participant may elect to receive deferred compensation at a pre-selected date at least 3 years after the initial deferral year or on a change in control, and in any event, the participant will receive his or her deferred compensation on retirement (in a lump sum or, if properly elected, in annual installments over 5, 10, or 15 years), on non-retirement termination (in a lump sum or, if properly elected, in installments over 5 years), on disability (in a lump sum), and on death (in a lump sum). In addition, an NEO may receive a distribution in the event of an unforeseeable emergency. Finally, most distributions from the active plan will be delayed six months, as required by Section 409A of the Internal Revenue Code. All distributions from these plans are paid in cash.

Both deferred compensation plans are designed to offer a variety of measurement funds. The measurement funds are the same as the funds in our corporate 401(k) plan and include an investment in Company stock, except that the deferred compensation plans do not include any limitation on the amount of the contributions which can be allocated to the Company’s common stock. The 401(k) plan limits the amount of new contributions which can be allocated to our common stock to no more than 10%.

The table below discloses the activity in our nonqualified deferred compensation plans for the NEOs in the 2017 Summary Compensation Table.

	Executive	Registrant			Aggregate
	Contributions in	Contributions in	Aggregate	Aggregate	Balance at Last
Name	Last Fiscal Year	Last Fiscal Year	Earnings in Last	Withdrawals/	Fiscal Year End
(a)	(1)	(2)	Fiscal Year	Distributions	(3)
	(b)	(c)	(d)	(e)	(f)
Carl L. Chapman	$3,520,095	$97,530	$1,192,998	$18,164	$12,307,325
M. Susan Hardwick	$35,997	$21,774	$291,489	$0	$1,904,295
Eric J. Schach	$53,640	$29,748	$320,615	$27,557	$1,829,514
Ronald E. Christian	$31,457	$27,493	$609,007	$0	$4,741,790

(1)

Amounts in this column are also included in the 2017 Summary Compensation Table on page 57, in column (c) Salary and column (e) Non-Equity Incentive Plan Compensation. This column includes the deferral of compensation during the fiscal year and includes accrued amounts that were earned and deferred. The amount for Mr. Chapman also includes a mandatory deferral amount further described in footnote (2) of the 2017 Option Exercises and Stock Vested Table on page 60.

(2)

Amounts in this column are deferred compensation contributions to restore employer contributions to the Company’s qualified defined contribution plan and are included in the 2017 Summary Compensation Table on page 57, in Column (g) All Other Compensation and described in footnote (5) to that table.

(3)

A record keeping account is established for each participant, and the participant chooses from a variety of measurement funds for the deemed investment of his or her account. The measurement funds are the same as the funds in our 401(k) plan and include an investment in Company stock. The earnings measures are market-based and do not include any above-market or preferential earnings. The balance fluctuates with the investment returns on those funds.

Of the totals in this column, the following amounts have been reported in the 2017 Summary Compensation Table for this year and for previous years:

Name	2017	Previous Years (a)	Total
Carl L. Chapman	$3,617,625	$5,651,290	$9,268,915
M. Susan Hardwick	$57,771	$107,766	$165,537
Eric J. Schach	$83,388	$158,584	$241,972
Ronald E. Christian	$58,950	$1,283,239	$1,342,189

(a)

Amounts in this column represent base salaries, annual incentives, and/or long-term incentives deferred into the Company’s nonqualified deferred compensation plan from 1999-2005 for Mr. Chapman and from 2001-2005 for Mr. Christian. These amounts were previously disclosed as compensation paid to the executive in the Summary Compensation Table for those years, even though a portion of this compensation was deferred. Also, included in this total are the amounts disclosed for years 2006-2016 in the Executive Contributions and Registrant Contributions columns of the 2006-2016 Nonqualified Deferred Compensation Tables. Not included in this total are other forms of compensation previously deferred into the nonqualified deferred compensation plan prior to the individual being required to be included in the Summary Compensation Table or under a predecessor plan.

Potential Payments Upon Termination or Change in Control

We do not have employment agreements with our NEOs. Rather, we maintain a severance plan and change in control agreements with our NEOs. These change in control agreements and severance plan are described below. The purpose of the severance plan and change in control agreements is to provide our NEOs with certain severance benefits upon qualifying terminations. This benefit allows our NEOs to focus on company business without the distraction of the qualifying termination of the NEO’s employment and then to transition the NEO to other employment. Severance benefits are payable under the severance plan and the change in control agreements only if the NEO’s employment is terminated other than for cause, death or disability, or the NEO resigns employment for good reason (as defined in the applicable document). In order to receive severance benefits under the severance plan, the NEO must first release the Company from all employment related claims. If the change in control agreement provides severance benefits, the NEO’s participation in the severance plan automatically terminates.

In addition, in exchange for the opportunity to participate in the severance plan, during the time the severance plan is in effect, the NEO must agree to maintain the confidentiality of our proprietary information during employment and thereafter (with certain exceptions relating to communications with the SEC), not to compete with us while employed, not to solicit our employees, customers, or prospective customers while employed and for a period of 12 months after employment ends, and not to disparage us during and after employment ends. In addition, in order to receive severance under the severance plan, the NEO cannot compete with us for the period of time during which severance is paid.

As a condition to the NEO’s participation in the severance plan, the executive must agree that we can clawback or recoup certain payments made to the NEO if such is required pursuant to the Recoupment (“Clawback”) Policy discussed on page 33.

The severance plan may be amended by the Compensation Committee any time it deems the modification necessary based on changes in market conditions, as documented by an independent compensation consultant. Any termination or other amendment may be made by the Compensation Committee in its sole discretion and requires a notice of one year to the NEO. The change in control agreement terminates immediately upon a cessation of the NEO’s employment prior to a change in control and can be terminated after one year’s notice is provided to the NEO.

The definitions of the terms “Cause,” “Good Reason” and “Change in Control” are central to an understanding of the potential payments to the continuing NEOs pursuant to their change in control agreements and participation in the severance plan. Below we provide a summary of those definitions and refer you to the applicable document for the full definition. The full definitions may be found in documents filed with the SEC and listed as material contracts in the exhibits to the Company’s 10-K filed with the SEC. You may access these documents at www.vectren.com.

Cause: If the NEO’s employment is terminated for ‘cause’, no severance is paid. In general, we have cause to terminate the NEO if the executive has engaged in any of the specific activities listed in the applicable document, including intentional gross misconduct by the NEO damaging in a material way to us, commission of fraud, and public acts of dishonesty or conviction of a felony, and with respect to the change in control agreement, a material breach of the change in control agreement that the NEO has not cured after reasonable notice and an opportunity to cure.

Good Reason: If the NEO resigns employment for ‘good reason,’ which prior to a change in control requires appropriate notice and the subsequent failure to cure the circumstances that led to the good reason event, then severance is paid upon the NEO executing and delivering a release. The definition of good reason under the severance plan is different from that in the change in control agreement. The Compensation Committee believes this difference is appropriate because the circumstances of the NEO’s employment could change dramatically after a change in control. The Compensation Committee believes that it is in our best interests to maximize the ability of the NEO to focus on the change in control transaction without concern about the circumstances of the executive’s continued employment. As such, prior to a change in control (which is when the severance plan applies), the good reason events are limited, and after a change in control (which is when the change in control agreement applies) the good reason events are expanded.

Good Reason for purposes of the severance plan generally includes a material diminution in base compensation, or authority, duties or responsibilities; a material change in the geographic location where services are performed; or a material breach of the severance plan. Good Reason for the purpose of the change in control agreements generally includes a demotion, the assignment of any duties or responsibilities inconsistent with his or her status, position or responsibilities, removal from any positions or failure to reappoint or reelect to any positions; a reduction in base salary; failure to increase base salary within 12 months of the last increase in base salary in an amount reasonably comparable to our other executives; the relocation of the principal executive offices by more than 50 miles; reduction in total direct compensation opportunity; failure to continue any incentive, bonus or other compensation plan in which the executive participated prior to the change in control, unless there is a substitute or alternative plan available; our failure to permit the NEO’s continued participation in the plan or material reduction in the NEO’s participation in the plan; failure to provide aggregate benefits reasonably comparable to our other executives; failure to obtain a satisfactory agreement from any successor to assume and agree to perform the agreement; or our request that the NEO participate in an unlawful act or take any action constituting a breach of the NEO’s professional standard of conduct.

Change in Control: A change in control generally includes any of the following events: a “person,” as defined in the Securities Exchange Act of 1934, acquires 30% or more of our common stock or of voting securities entitled to vote generally in the election of directors; or a majority of the Board is replaced in certain circumstances; or the consummation by us of certain reorganizations, mergers or consolidations; or the consummation of a shareholder approved liquidation, dissolution or sale of substantially all of our assets which meets certain conditions.

Under the change in control agreements for the NEO, if, during the period beginning on the change in control and continuing for two years thereafter, we terminate the NEO’s employment other than for cause, death or disability, or the NEO resigns employment for good reason, then we will provide the NEO with the following benefits: a termination payment based upon a multiple of base salary plus target annual incentive, which multiple is three for Mr. Chapman and two for all other NEOs; and the continuation of medical, prescription, dental, and other welfare benefit plans for three years for Mr. Chapman and two years for all other NEOs. No payments under the change in control agreement will be made to the NEOs upon a change in control unless their employment also terminates under the conditions described above. If an NEO is a party to a change of control agreement that provides severance benefits following a change in control, then that NEO’s participation in the severance plan will automatically terminate upon the occurrence of such change in control and no benefits will be paid from the severance plan. The change in control agreements do not have an excise tax gross-up feature.

Under the severance plan, we will provide the following benefits if we terminate the NEO’s employment other than for cause, death or disability, or upon a resignation by the NEO for good reason: a termination payment based upon a multiple of base salary, which multiple is two for Mr. Chapman and one and one-half for all other NEOs; a prorated portion (based on the number of days in the year of termination during which the NEO was employed) of the annual incentive the executive would have received for the year of termination had he or she remained employed through the entire year (based on the actual performance for the year of termination); a lump sum payment in cash equal to the product of two for Mr. Chapman, and for all other NEOs, one and one-half times the annual amount of employer and employee contributions to the medical, prescription and dental plans; and a lump sum payment in cash equal to six months of fees of an outplacement service provider provided by us for the provision of a reasonable amount of outplacement services for each NEO.

The At-Risk Plan does provide termination or change in control benefits to NEOs upon a change in control and in the event the NEO terminates employment with good reason, as described above, or is terminated without cause. In this case, all outstanding stock unit awards will vest. If the change in control and qualified termination occurs before the end of the performance period, the stock unit awards will immediately vest without any further adjustment. If, upon a change in control, the successor company or Company is unable to substitute or replace the stock unit awards on substantially equivalent terms, the previously granted stock unit awards will immediately vest on the change in control. If the change in control occurs before the end of the annual incentive award performance period, the annual incentive award payment will be prorated for the portion of the performance period the NEO was an active participant in the plan and will be considered earned as if a target performance level was achieved. If the change in control occurs after the end of the annual incentive performance period, the annual incentive award payment will be based on actual performance.

Prior to a change in control, upon the NEO’s death, disability, or retirement after the end of the stock unit awards’ performance period, the restrictions on the stock unit awards will be removed and stock unit awards will immediately vest. In the event the NEO’s disability or retirement occurs before the end of the performance period, the restrictions on the stock unit awards will be removed upon or after the expiration of the performance period and adjusted or forfeited based on actual performance prorated as necessary to reflect the period of time during which the NEO was employed during the performance period. In the event of the NEO’s death before the end of the performance period, the restrictions on the stock unit awards will be removed and the NEO’s beneficiary will be entitled to the number of stock unit awards contingently granted. Prior to a change in control, upon the executive’s death or disability before the end of the performance period, the annual incentive award payment will be assumed to have achieved a target performance level and will be prorated as necessary to reflect the period of time during which the NEO was employed in the performance period. In the event the NEO’s death or disability occurs after the performance period, the annual incentive payment will be based on actual performance. In the event of the NEO’s normal retirement, the annual incentive award payment will be based on actual performance and will be prorated as necessary to reflect the period of time during which the NEO was employed in the performance period.

The following tables set forth the potential payments to the NEOs by us upon the termination of their employment with the Company, including a termination following a change in control. The tables assume that each termination event occurred on December 31, 2017, and the amounts shown are based upon the $65.02 per share closing price of the Company’s common stock on December 31, 2017. The tables do not include retirement benefits payable to the executives shown in the 2017 Pension Benefits Table on page 62.

Name	Termination by Company without cause or by the executive for good reason	Termination following a change in control	Termination by Company for cause or by executive without good reason	Normal Retirement or Disability (4)	Death
Carl L. Chapman
Pro Rata Bonus	$1,032,233	$1,032,233	$0	$1,032,233	$1,032,233
Termination Payment	$1,920,000	$6,048,000	$0	$0	$0
Payment of Stock Unit Awards (1)	$0	$12,432,814	$0	$8,926,562	$12,432,814
Continuation of Welfare Plans (present value)	$23,287	$105,292	$0	$0	$0
Outplacement Services	$6,000	$0	$0	$0	$0
Subtotal	$2,981,520	$19,618,339	$0	$9,958,795	$13,465,047
Previously Earned Deferred Compensation (2)	$12,307,325	$12,307,325	$12,307,325	$12,307,325	$12,307,325
Total (3)	$15,288,845	$31,925,664	$12,307,325	$22,266,120	$25,772,372

M. Susan Hardwick
Pro Rata Bonus	$260,947	$260,947	$0	$260,947	$260,947
Termination Payment	$616,052	$1,355,313	$0	$0	$0
Payment of Stock Unit Awards (1)	$0	$2,567,434	$0	$1,790,487	$2,567,434
Continuation of Welfare Plans (present value)	$10,679	$33,483	$0	$0	$0
Outplacement Services	$6,000	$0	$0	$0	$0
Subtotal	$893,678	$4,217,177	$0	$2,051,434	$2,828,381
Previously Earned Deferred Compensation (2)	$1,904,295	$1,904,295	$1,904,295	$1,904,295	$1,904,295
Total (3)	$2,797,973	$6,121,472	$1,904,295	$3,955,729	$4,732,676

Eric J. Schach
Pro Rata Bonus	$371,462	$371,462	$0	$371,462	$371,462
Termination Payment	$814,317	$1,845,785	$0	$0	$0
Payment of Stock Unit Awards (1)	$0	$3,134,243	$0	$2,038,072	$3,134,243
Continuation of Welfare Plans (present value)	$32,478	$57,354	$0	$0	$0
Outplacement Services	$6,000	$0	$0	$0	$0
Subtotal	$1,224,257	$5,408,844	$0	$2,409,534	$3,505,705
Previously Earned Deferred Compensation (2)	$1,829,514	$1,829,514	$1,829,514	$1,829,514	$1,829,514
Total (3)	$3,053,771	$7,238,358	$1,829,514	$4,239,048	$5,335,219

Ronald E. Christian
Pro Rata Bonus	$294,622	$294,622	$0	$294,622	$294,622
Termination Payment	$695,552	$1,530,213	$0	$0	$0
Payment of Stock Unit Awards (1)	$0	$2,864,875	$0	$2,064,707	$2,864,875
Continuation of Welfare Plans (present value)	$14,871	$43,733	$0	$0	$0
Outplacement Services	$6,000	$0	$0	$0	$0
Subtotal	$1,011,045	$4,733,443	$0	$2,359,329	$3,159,497
Previously Earned Deferred Compensation (2)	$4,741,790	$4,741,790	$4,741,790	$4,741,790	$4,741,790
Total (3)	$5,752,835	$9,475,233	$4,741,790	$7,101,119	$7,901,287

(1)

Amounts shown represent the unvested stock unit awards that would be paid to an NEO in connection with termination events listed in this table. In the event of disability or normal retirement, payments are prorated based upon that portion of the applicable performance period during which the NEO was an active participant in the At-Risk Plan and with the assumption that target performance goals under the At-Risk Plan are met. In the event of an NEO’s death, or upon a change of control that fully meets conditions outlined on pages 66-67, vesting is accelerated, and payments are not prorated or adjusted for performance. All other payments remain subject to scheduled performance adjustments, except for any portion of a payment that is attributable to a 2015 stock unit grant, which has already been measured for performance and approved by the Compensation Committee on February 23, 2018. In the event of a Company termination with or without cause or an NEO resignation with or without good reason, all interests in stock unit awards are forfeited.

(2)

The amount shown as deferred compensation is the total value of the NEO’s nonqualified deferred compensation plan accounts, as reflected in the table in the Nonqualified Deferred Compensation section on page 64. This amount will be paid in accordance with the plan document upon separation or retirement from the Company. Depending upon the election made by the executive, a change in control could accelerate the payment of these amounts. Also, depending on the event and the election made, these amounts may be paid in installments.

(3)

The total payment following a change in control will be reduced to a level below the Section 280G safe harbor amount if the NEO would receive a higher after-tax benefit than if the executive were to pay the applicable excise tax on the full payment amount.

(4)

For awards issued under the At-Risk Plan since it was amended and approved by shareholders at the May 24, 2016 annual meeting, retirement is defined as age 65, or age 55 and 10 years of service. For awards issued under the At- Risk Plan prior to this change, retirement is defined as age 65.

CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of Mr. Carl L. Chapman, our Chairman, President, and Chief Executive Officer (our “CEO”):

For 2017, our last completed fiscal year, the estimated median of the annual total compensation of all employees of our company (other than our CEO), including subsidiaries of Vectren Corporation, was $76,262, and the annual total compensation of our CEO, as reflected in the Summary Compensation Table on page 57, was $6,220,933. Our CEO’s annual total compensation is 82 times that of the estimated median of the annual total compensation of all employees.

To determine the estimated median annual total compensation of all employees, as well as the annual total compensation of our median employee, we took the following steps: 1) We selected December 31, 2017 as the determination date to most accurately reflect our company’s employee population during the fiscal year. On this date, our employee population consisted of approximately 5,500 individuals, all of whom were located within the United States. This population included all full- and part-time employees, as well as any temporary or seasonal employees employed on this date; 2) To identify the “median employee” from our employee population on December 31, 2017, we determined that W-2 Box 5 amounts (which include Medicare wages and tips) provided the most appropriate “consistently applied compensation measure.” Individual W-2 Box 5 compensation amounts were not annualized and no cost-of-living adjustments were made; 3) For our median employee identified based on W-2 Box 5, we selected the closest employee to the median for whom all compensation data was available and calculated the annual total compensation in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, which resulted in an annual total compensation of $76,262 for our median employee; and 4) With respect to the annual total compensation of our CEO, we used the amount reported in the “Total” column of our 2017 Summary Compensation Table on page 57 of this proxy statement.

Because the SEC rules for identifying the estimated median of the annual total compensation of our employees and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio for our Company.

Compensation Risk Assessment

A team led by the executive vice president, chief legal and external affairs officer and secretary, and under the oversight of the Board’s Compensation Committee and Audit Committee, conducted a risk assessment of the Company’s long- and short-term compensation plans and programs. This assessment involved an evaluation of plan design and the relationship of that design to factors that may promote excessive risk taking. Such factors include caps, payout cliffs, triggers, funding mechanisms and payout amounts and governance features including approvals, independent oversight and accurate and timely payments.

This assessment was presented to and reviewed by the Compensation Committee and Audit Committee. Management concluded that our incentive plans do not promote excessive risk taking which would be reasonably likely to have a material adverse effect on the Company. This conclusion was based primarily on the following mitigating factors embedded within our incentive plans:

•

For NEOs and other officers, significant weighting is placed towards compensation from long-term plans that issue equity-based awards and have a three-year performance period and therefore discourages short-term risk taking;

•	The use of linear interpolation for annual and long-term incentive awards minimizes payout cliffs and the resulting potential for a large percentage loss of compensation;

•	Formal approval and plan monitoring processes are in place, including the Compensation Committee’s ability to exercise negative discretion;

•	Incentive awards are capped;

•

The performance metrics for annual incentive compensation are driven primarily by earnings measures, but a significant portion of annual incentive plans include non-financial metrics such as customer satisfaction, energy efficiency, and safety;

•

The performance metrics for the long-term incentive compensation under the At-Risk Plan are balanced between total shareholder return compared to the peer group and the absolute measure of return on equity; and

•	Share ownership and recoupment policies are in place.

Item 2. Non-Binding Advisory Resolution to Approve the Compensation of Our Named Executive Officers

In accordance with regulations implementing the requirements of the Dodd-Frank Act, we are requesting your non-binding approval of the compensation of our NEOs. Under Indiana law, the non-binding approval will be given if votes cast for approval exceed votes cast against approval. Abstentions will not be counted as votes cast and, therefore, will not be counted as votes either for or against the proposition. The compensation of our NEOs is described in the “Compensation Discussion and Analysis” section, the compensation tables and the accompanying narrative, starting on page 41.

The Compensation Committee designs our NEO’s compensation program to reward the achievement of our short-term and long-term objectives and relates the compensation to the value created for our shareholders. Our compensation program also reflects competitive and best practices in the marketplace. The mix of compensation components is competitive with that of other companies of similar size and operational characteristics, links compensation to corporate performance and individual performance, and encourages stock ownership by senior management. Based on its review of the total compensation of our NEOs for 2017, the Compensation Committee believes that the total compensation for each of the NEOs is reasonable and effectively achieves the objective of aligning compensation with performance measures directly related to our financial goals and creation of shareholder value without encouraging our NEOs to take unnecessary or excessive risks.

The “Compensation Discussion and Analysis” section and the accompanying tables and narrative, starting on page 41, provide a comprehensive review of our NEO compensation objectives, program, and rationale. We urge you to read this disclosure before voting on this proposal.

At our last annual shareholder’s meeting held on May 16, 2017, approximately 97% of the votes cast on the say-on-pay proposal were voted in favor of this proposal. The Compensation Committee believes this affirms our shareholders’ support of the Company’s approach to executive compensation.

For the reasons stated above, and pursuant to Section 14A of the Securities Exchange Act of 1934, we are requesting your non-binding approval of the following resolution:

“RESOLVED, that the compensation paid to the Company’s NEOs, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

Your vote on this proposal will be non-binding on us and the Board and will not be construed as overruling a decision by us or the Board. Your vote will not create or imply any change to our fiduciary duties or create or imply any additional fiduciary duties for us or the Board. However, the Board values the opinions that our shareholders express in their votes and will consider the outcome of the vote when making future executive compensation decisions as it deems appropriate.

THE BOARD OF DIRECTORS RECOMMENDS VOTING “FOR” THIS PROPOSAL.

Item 3. Ratification of Appointment of Independent Registered Public Accounting Firm

The Board recommends that the shareholders ratify the Audit Committee’s selection of Deloitte as the independent registered public accounting firm to audit the consolidated financial statements of the Company for the year ending December 31, 2018. (See “Report of the Audit and Risk Management Committee.”) A representative of Deloitte will be present at the annual meeting to make a statement if such representative desires to do so and to respond to appropriate questions.

The appointment of Deloitte will be ratified if the votes cast for ratification exceed the votes cast against ratification. Abstentions will not be counted as votes cast and, therefore, will not be counted as votes either for or against the proposition. In the event the shareholders fail to ratify the appointment, the Audit Committee will consider it as a direction to select other auditors. Even if the selection is ratified, the Board in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the Board determines that such change would be in the best interest of the Company and its shareholders.

THE BOARD OF DIRECTORS RECOMMENDS VOTING “FOR” THIS PROPOSAL.

Audit and Non-Audit Fees of the Company’s Independent Registered Public Accounting Firm

The following tabulation shows the audit and non-audit fees incurred and payable to Deloitte for the years ended December 31, 2017 and December 31, 2016:

	2017	2016
Audit Fees (1)	$1,889,575	$1,840,661
Audit-Related Fees (2)	$106,370	$72,600
Tax Fees (3)	$110,665	$126,499
All Other Fees	$0	$0
Total Fees Incurred and Payable to Deloitte (4)	$2,106,610	$2,039,760

(1)

Aggregate fees incurred and payable to Deloitte for professional services rendered for the audits of the Company’s 2017 and 2016 annual financial statements and the review of financial statements included in Company’s Forms 10-K or 10-Q filed during the Company’s 2017 and 2016 years and audit fees related to the stand alone audits of certain nonutility consolidated subsidiaries of the Company. These amounts include fees related to the attestation to the Company’s assertion pursuant to Section 404 of Sarbanes-Oxley. In addition, these amounts include the reimbursement of out-of-pocket costs incurred related to the provision of these services totaling $108,175 and $179,461 in 2017 and 2016, respectively.

(2)	Audit-related fees consisted principally of reviews related to various financing transactions, regulatory filings, and consultation on various accounting issues.

(3)

Tax fees consisted of fees paid to Deloitte for the review of tax returns, consultation on other tax matters of the Company and of its consolidated subsidiaries. In addition, this amount includes the reimbursement of out-of-pocket costs incurred related to the provision of these services totaling $7,746 and $8,999 in 2017 and 2016, respectively.

(4)

Pursuant to its charter, the Audit Committee is responsible for selecting, approving professional fees and overseeing the independence, qualifications and performance of the independent registered public accounting firm. The Audit Committee has adopted a formal policy with respect to the pre-approval of audit and permissible non-audit services provided by the independent registered public accounting firm. Pre-approval is assessed on a case-by-case basis. In assessing requests for services to be provided by the independent registered public accounting firm, the Audit Committee considers whether such services are consistent with the auditors’ independence, whether the independent registered public accounting firm is likely to provide the most effective and efficient service based upon the firm’s familiarity with the Company, and whether the service could enhance the Company’s ability to manage or control risk or improve audit quality. The audit-related and tax services provided by Deloitte in the last year and related fees were approved by the Audit Committee in accordance with this policy.

CHANGES IN AND DISAGREEMENTS WITH AUDITORS IN ACCOUNTING AND FINANCIAL DISCLOSURE

     None.

Shareholder Proposals for 2019 Annual Meeting

Under Rule 14a-8 promulgated pursuant to the Securities Exchange Act of 1934, shareholders of the Company may present proper proposals for inclusion in the Company’s proxy statement and for consideration at the 2019 annual meeting of its shareholders by submitting their proposals to the Company in a timely manner. In order to be so included for the 2019 annual meeting, shareholder proposals must be received at the Company’s principal office, One Vectren Square, 211 N.W. Riverside Drive, Evansville, Indiana 47708, Attention: Corporate Secretary, no later than November 22, 2018, and must otherwise comply with the requirements of Rule 14a-8.

If a shareholder desires to bring business before the meeting which is not the subject of a proposal timely submitted for inclusion in the proxy statement, the shareholder must follow procedures outlined in the By-Laws. A copy of these procedures is available upon request from the corporate secretary at the address referenced above. One of the procedural requirements in the By-Laws is timely notice in writing of the business the shareholder proposes to bring before the meeting, even if such matter is already the subject of any notice to the shareholders or public disclosure from the Board. To be timely, a shareholder’s notice must be delivered to, or mailed and received at, the principal office of the Company not later than the close of business on the 90th day nor earlier than the 120th day prior to the first anniversary date of the annual meeting of the shareholders for the preceding year; provided, however, that if the annual meeting is not scheduled to be held within a period that commences 30 days before such anniversary date and ends 30 days after such anniversary date, such shareholder notice shall be given by the later of: a) the close of business on the 90th day prior to the actual date of shareholder meeting, or b) the close of business on the tenth day following the day on which the notice of the annual meeting is first publicly announced or disclosed. The shareholder’s notice must set forth (i) a brief description of the matter to be brought before the annual meeting, (ii) the name and address as they appear on the corporate records of the shareholder proposing the business, (iii) the number of shares of capital stock of the Company owned by the shareholder beneficially and of record together with a representation that the shareholder will notify the Company in writing of the class and number of such shares owned beneficially and of record for the meeting promptly following the later of the record date or the date notice of the record date is first publicly disclosed, c) a description of any agreement, arrangement or understanding with respect to such proposal between or among the shareholder and any of its affiliates or associates, and any others (including their names) acting in concert with any of the foregoing together with a representation that the shareholder will notify the Company in writing of any such agreement, arrangement or understanding in effect as of the record date for the meeting promptly following the later of the record date or the date notice of the record date is first publicly disclosed, d) a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date of the shareholder’s notice by, or on behalf of, the shareholder or any of its affiliates or associates, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, the shareholder or any of its affiliates or associates with respect to shares of stock of the Company, together with a representation that the shareholder will notify the Company in writing of any such agreement, arrangement or understanding in effect as of the record date for the meeting promptly following the later of the record date or the date notice of the record date is first publicly disclosed, e) a representation that the shareholder is a holder of record of shares of the Company entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to present the proposal contained in the notice, f) a representation whether the shareholder intends to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Company’s outstanding capital stock required to approve the proposal and/or otherwise to solicit proxies from shareholders in support of such proposal, and (g) any other information relating to such shareholder and beneficial owner, if any, on whose behalf the proposal is being made, required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the proposal and pursuant to and in accordance with Section 14(a) of the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder.

Appendix A

EXCERPT FROM CODE OF BY-LAWS OF VECTREN CORPORATION

SECTION 3.6 (b) - DIRECTOR QUALIFICATIONS

(b)

Director Qualifications. The following represents the non-exclusive list of criteria that must be considered by the Governance Committee (as established in Section 4.9 hereof) in assessing whether any proposed candidate/nominee should be considered for membership on the Board. Generally, the criteria will be employed by the Governance Committee when recruiting individuals for membership, as well as responding to properly submitted nominees provided to the Governance Committee or the Board in accordance with the procedures and requirements applicable to that process. The criteria are as follows:

1.	The satisfaction of the requirements for “independence” as that concept is established from time to time by the Board;

2.	The satisfaction of other potentially applicable “independence” and eligibility requirements, such as those required of members of the Audit Committee and the Compensation Committee;

3.

The person’s professional experiences, including achievements, and whether those experiences and achievements would be useful to the Board, given its existing composition, in discharging its responsibilities;

4.

The person’s subject matter expertise, i.e., finance, accounting, legal, management, technology, strategic visioning, marketing, and the desirability of that particular expertise given the existing composition of the Board;

5.	The viewpoint, background and demographics of the person and whether the person would positively contribute to the overall diversity of the Board;

6.	The person’s professional ethics, integrity and values;

7.	The person’s intelligence and ability to make independent analytical inquiries;

8.	The person’s stated willingness and ability to devote adequate time to Board activities, including attending meetings and development sessions and adequately preparing for those activities;

9.

The person’s service on more than three (3) public company boards, excluding the Board, unless the Governance Committee concludes, based upon a review of all of the facts and circumstances, that such service on more than three other public company boards would not impair the ability of the proposed candidate/nominee to discharge their responsibilities as a member of the Board, and, provided further, the proposed candidate/nominee does not serve on more than five (5) other public company boards;

10.	The person’s principal business responsibilities;

11.	Whether the person would be able to serve on the Board for an extended period of time;

12.

Whether the person has, or potentially could have, a conflict of interest which would affect the person’s ability to serve on the Board or to participate in decisions that are material to the Corporation; and

13.	Whether and to what extent the person has an ownership interest in the Corporation.

The foregoing criteria represent a non-exclusive list of factors to be considered when evaluating potential candidates and responding to properly submitted nominees. In each case, the then existing composition of the Board, its current and prospective needs, the operating requirements of the Corporation, and the long-term interests of the Corporation’s shareholders will be included in the mix of factors to be reviewed and assessed when performing this evaluation.

The review and application of these criteria will initially be conducted by the Governance Committee, and, following that action, the matter will then be presented to the Board for action, if appropriate and advisable. If any Board member, not a member of the Governance Committee, requests an independent review of any candidate against these criteria, the full Board shall conduct such a review.

Appendix B

EXCERPT FROM CODE OF BY-LAWS OF VECTREN CORPORATION

SECTION 4.15 - QUALIFICATIONS FOR CONTINUED SERVICE, RETIREMENT

(a)

No director who has attained the age of seventy-five (75) years is qualified to remain a director longer than the term of office during which they turned age seventy-five (75), unless this prohibition is waived by a majority of the independent members of the Board, excluding the director seeking the waiver, or a majority of the members of the Governance Committee, excluding the director seeking the waiver, subject to the disclosure and other provisions of the Securities and Exchange Act of 1934, the rules promulgated thereunder and the applicable rules of the New York Stock Exchange.

(b)

The following qualifications are to be considered by the board of directors to determine whether an individual director may continue to be a director or may be re-nominated to be a director upon the expiration of his or her term:

(i)

If the director is to be counted as one of the Corporation’s “independent” directors, as that term is defined from time to time by the board of directors, and he or she no longer qualifies as an “independent” director;

(ii)

If the director serves on the boards of directors of more than three (3) or more public companies in addition to the Corporation and the Governance Committee has concluded that such service would impair the ability of the director to discharge their responsibilities as a member of the board, and, provided further, the director does not serve on more than five (5) other public company boards;

(iii)	If there is a change in the director’s principal business activity which affects the director’s continuing ability to contribute to the Corporation;

(iv)	If the director fails to comply with the duly adopted share ownership guidelines (following a transition period for new service or an increase in the ownership equivalents);

(v)	If the director consistently fails to attend functions of the board of directors, including board meetings, committee meetings and board development activities;

(vi)	If the director fails to abide by the Code of Conduct applicable to the directors;

(vii)	If the director fails to comply with the Corporate Governance Guidelines;

(viii)	If the director has received more than a 50% withhold vote in an election where his or her name is on the ballot; or

(ix)	If the director is no longer able to fulfill the duties of a director of the Corporation.

(c)

The Governance Committee shall first make the determination whether an individual director is qualified to remain on the board of directors or to be re-nominated to the board of directors if his or her term is expiring. Thereafter, if a director is determined by the Governance Committee to not meet the qualifications, the matter shall be referred to the full board of directors with the affected director being excused from the meeting and consideration.

Shareowner Services P.O. Box 64945 St. Paul, MN 55164-0945
Address Change? Mark box, sign, and indicate changes below: ☐	TO VOTE BY INTERNET OR TELEPHONE, SEE REVERSE SIDE OF THIS PROXY CARD.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED BY YOU. IF NO DIRECTION IS GIVEN, THE NAMED PROXY HOLDERS WILL VOTE FOR ITEMS 1, 2 AND 3, AND IN THEIR DISCRETION UPON SUCH OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING. THIS PROXY CAN BE REVOKED BY YOU AT ANY TIME PRIOR TO THE VOTE ON THE ITEMS.

The Board of Directors Recommends a Vote FOR Items 1, 2 and 3.

Please fold here – Do not separate

1. Election of all directors:	01 02 03 04 05 06	Derrick Burks Carl L. Chapman James H. DeGraffenreidt, Jr. John D. Engelbrecht Anton H. George Robert G. Jones	07 08 09 10 11	Patrick K. Mullen R. Daniel Sadlier Michael L. Smith Teresa J. Tanner Jean L. Wojtowicz	☐	Vote FOR all nominees (except as marked)	☐	Vote WITHHELD from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	Approve a non-binding advisory resolution approving the compensation of the named executive officers.	☐	For	☐	Against	☐	Abstain

3.	Ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for Vectren Corporation and its subsidiaries for 2018.	☐	For	☐	Against	☐	Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS.

Please mark box if you plan to attend the Annual Meeting:    ☐

Date	Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

Vectren Corporation

ANNUAL MEETING OF SHAREHOLDERS

Wednesday, May 16, 2018

10:00 a.m. (CDT)

One Vectren Square

211 N.W. Riverside Dr.

Evansville, IN 47708

ELECTRONIC ACCESS TO FUTURE DOCUMENTS NOW AVAILABLE

You now have the opportunity to access your Annual Report and Proxy Statement over the Internet, instead of receiving these documents in print. Participation is completely voluntary. If you give your consent to receive future annual reports and proxy statements via the Internet, we will notify you each year via email of the Internet location when the documents become available. Once you give your consent, it will remain in effect until you notify Vectren Corporation by mail that you wish to resume mail delivery of the Annual Report and Proxy Statement. As a Vectren shareholder, you have the right to request copies of these documents.

Help us Live Smart. You can make a difference by agreeing to receive future annual meeting material electronically. Electronic delivery saves on printing and mailing costs and reduces energy and natural resource consumption.

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PLEASE LOG ON TO WWW.INVESTORELECTIONS.COM/VVC.

Vectren Corporation One Vectren Square Evansville, IN 47708	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 16, 2018.

The shares of stock you hold in your account or in a dividend reinvestment account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted “FOR” Items 1, 2 and 3. This proxy will be voted in the discretion of the named proxy holders upon such other matters that may properly come before the meeting.

By signing the proxy, you revoke all prior proxies and appoint M. Susan Hardwick, Ronald E. Christian and Eric J. Schach, and each of them with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters that may properly come before the Annual Meeting and all adjournments. This proxy can be revoked by you at any time prior to the vote on the Items.

Vote by Internet, Telephone or Mail

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Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET/MOBILE	PHONE	MAIL
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May 15, 2018.	on May 15, 2018.

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